UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.                    )
______________________

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Honeywell International Inc.
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May 19, 2023
Virtual Meeting at 10:30 a.m. EDT
www.virtualshareholdermeeting.com/HON2023

2023 PROXY STATEMENT
AND NOTICE OF ANNUAL MEETING OF SHAREOWNERS

Honeywell

LETTER FROM THE
LEAD DIRECTOR

April 6, 2023
DEAR SHAREOWNERS,
For more than 100 years, Honeywell has been creating ready-now solutions that help address some of the world’s most critical challenges in efficiency, safety, security, and productivity. The world has changed in the past several years, and the Company has further stepped up our innovation to provide a portfolio of solutions that industries expect from a leader in global technology and a leader in the energy transition.
Last month, we announced that Vimal Kapur will succeed Darius Adamczyk as Chief Executive Officer, effective June 1, 2023, with Darius continuing to serve as Executive Chairman of the Board. This succession plan is the product of a rigorous Board process, and I am confident that our CEO succession planning efforts will position Honeywell for a seamless CEO transition.
During his 34-year tenure with Honeywell, Vimal has emerged as a proven leader who exhibits the key leadership qualities and operational expertise to thrive as CEO in a challenging and ever-changing environment. Your Board is confident in Vimal's ability to lead Honeywell into the future, and we collectively have the skillsets, experiences, and perspectives to enable Vimal's continued success.
D. SCOTT DAVIS Lead Director
Your Board is comprised of leaders with extensive global corporate strategy, management, corporate finance, and ESG experience. Honeywell has intentionally refreshed the Board to ensure leadership expertise in areas that are critical to business growth, and to support future value creation. Of note:
•Four of 11 directors joined the board in the last four years.
•Eight of 11 directors have CEO experience.
•Five of 11 directors are ethnically or racially diverse.
•The average tenure of the Board is approximately six and a half years.
Your Board uses a skills-and-experience matrix to facilitate the review of our directors’ skill alignment to those deemed necessary to oversee the Company’s current strategy. The skills included in the matrix are evaluated against the Company’s articulated strategy each year, so the matrix can serve as an up-to-date tool for identifying director nominees who collectively possess the complementary experience, qualifications, skills, and attributes to guide the Company.
In 2022, your Board added two new independent directors — Rose Lee and Robin Watson — who each have significant experience in ESG performance. Given their backgrounds, Rose and Robin bring demonstrated experience in helping to deliver a more sustainable future.
Your Board is committed to engaging directly with the Company's shareowners. In the fall of 2022, members of Honeywell's management team held meetings with shareowners representing 33% of shares outstanding, and members of your Board participated in meetings with certain of those shareowners comprising 25% of shares outstanding. I’m honored to serve as Honeywell’s independent Lead Director and have enjoyed both my engagement with shareowners and our continued open dialogue, which help make the Company stronger.
Before I close, I’d like to recognize Darius’ outstanding leadership of Honeywell throughout his tenure as CEO. He has been a transformational leader, architecting a differentiated value creation framework that has taken Honeywell’s performance standards to a new level while navigating an unprecedented era of global crisis and uncertainty. Vimal is stepping in to lead a company that has never been better positioned for growth acceleration, and your Board is committed to supporting Vimal as he leads Honeywell toward our next stage of out-performance.
I'd also like to remember George Paz, a member of our Board who passed away in 2022. George brought to the Board invaluable insights and contributions over 14 years of service, and he will be greatly missed.
Sincerely,
D. SCOTT DAVIS
Lead Director

2023 NOTICE AND PROXY STATEMENT |	1

NOTICE OF ANNUAL MEETING
OF SHAREOWNERS

VOTE BY TELEPHONE
In the U.S. or Canada, you can vote your shares by calling 800-690-6903. You will need the 16-digit control number on the Notice of Internet Availability or your proxy card.
VOTE BY INTERNET
You can vote your shares online at www.proxyvote.com. You will need the 16-digit control number on the Notice of Internet Availability or your proxy card.
VOTE BY SCANNING
You can vote your shares online by scanning the QR code on your proxy card. You will need the 16-digit control number on the Notice of Internet Availability or your proxy card. Additional software may need to be downloaded.
VOTE BY MAIL
You can vote by mail by marking, dating, and signing your proxy card or voting instruction form, and returning it in the postage-paid envelope.
VOTE DURING THE VIRTUAL MEETING OF SHAREOWNERS
You can vote your shares during the virtual meeting. You will need the 16-digit control number on the Notice of Internet Availability or your proxy card.

DATE:	May 19, 2023

TIME:	10:30 a.m. EDT

PLACE:	www.virtualshareholdermeeting.com/HON2023 The meeting will be held in virtual format only. Please see page 119 of the Proxy Statement for additional details.

RECORD DATE:	Close of business on March 24, 2023

MEETING AGENDA
•Election to the Board of Directors of the 11 nominees listed in the Proxy Statement.
•An advisory vote to approve frequency of advisory vote to approve executive compensation.
•An advisory vote to approve executive compensation.
•Approval of the appointment of Deloitte & Touche LLP as independent accountants for 2023.
•If properly raised, two shareowner proposals described starting on page 111 of the Proxy Statement.
•Transact any other business that may properly come before the meeting.
IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
The Securities and Exchange Commission’s “Notice and Access” rule enables Honeywell to deliver a Notice of Internet Availability of Proxy Materials to shareowners in lieu of a paper copy of the Proxy Statement, related materials, and its Annual Report to Shareowners. It contains instructions on how to access the Proxy Statement and 2022 Annual Report and how to vote online.
Shares cannot be voted by marking, writing on, and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes.
Honeywell encourages shareowners to vote promptly as this will save the expense of additional proxy solicitation. Shareowners of record on the record date are entitled to vote online at the virtual meeting, by telephone, by mail, online at www.proxyvote.com, or by scanning the QR code on your proxy card.
MEETING ADMISSION
You are entitled to attend the virtual Annual Meeting of Shareowners, vote, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/HON2023 and entering the 16-digit control number included on the Notice of Internet Availability of Proxy Materials, on your proxy card (if you requested printed materials), or on the instructions that accompanied your Proxy Materials. You will only be entitled to vote and submit questions at the Annual Meeting if you are a shareowner as of the close of business on March 24, 2023, the record date. In the event of a technical malfunction or other situation that at the discretion of the Chairman of the Board of Directors may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of shareowners to be held, the Chairman or Corporate Secretary of Honeywell will convene the meeting at 12 p.m. EDT on the same date and at the location specified above solely for the purpose of holding the adjourned meeting at this later time. Under the foregoing circumstances, we will post information regarding the announcement on Honeywell’s Investor Relations website at investor.honeywell.com.
This Notice of Annual Meeting of Shareowners and related Proxy Materials are being distributed or made available to shareowners beginning on or about April 6, 2023.
By Order of the Board of Directors,
VICTOR J. MILLER
Vice President, Deputy General Counsel,
Corporate Secretary, and Chief Compliance Officer

2	| 2023 NOTICE AND PROXY STATEMENT

2023 NOTICE AND PROXY STATEMENT |	3

TABLE OF CONTENTS

PROPOSAL 4: APPROVAL OF INDEPENDENT ACCOUNTANTS	109
Independent Accounting Firm Fees	109
Non-Audit Services	109
Audit Committee Report	110

PROPOSAL 5: SHAREOWNER PROPOSAL — INDEPENDENT BOARD CHAIRMAN	111
Board Recommendation	111

PROPOSAL 6: ENVIRONMENTAL AND HEALTH IMPACT REPORT	113
Board Recommendation	114

ADDITIONAL INFORMATION	117
Other Business	117
Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 57 or in Appendix A.

Certain Relationships and Related Transactions	117
Stock Ownership Information	118
Virtual Annual Meeting	119
Notice and Access	120
Voting Procedures	120
Shareowner Proposals and Board Nominees	122
Where Shareowners Can Find More Information	124
APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	125
RECENT AWARDS	131

4	| 2023 NOTICE AND PROXY STATEMENT

HONEYWELL
PERFORMANCE IN 2022
HONEYWELL PORTFOLIO

PERFORMANCE MATERIALS AND TECHNOLOGIES	AEROSPACE	SAFETY AND PRODUCTIVITY SOLUTIONS	HONEYWELL BUILDING TECHNOLOGIES
Process technologies, automation solutions, advanced materials, and industrial software that are enabling a more sustainable world, including low-GWP molecules and biofuels for aviation	Solutions to make air travel safer, more efficient, and more environmentally responsible, including urban air mobility solutions and flight efficiency software
Solutions that improve productivity, workplace safety, and asset performance, including a wide range of warehouse automation solutions, gas detection technology, and custom-engineered sensors, switches, and controls
Hardware, software, and analytics to help improve quality of life and create safer, more efficient, more sustainable, and more productive facilities

HONEYWELL CONNECTED ENTERPRISE
Honeywell Forge includes a mix of software products and enabling services across our segments that help companies use operational data to drive insights that improve processes, enhance productivity, support sustainability initiatives, and empower workers.

THE PREMIER SOFTWARE-INDUSTRIAL
MULTINATIONAL ORGANIZATION
WELL-DIVERSIFIED PORTFOLIO POSITIONED FOR SUSTAINABLE GROWTH
Represents 2022 sales. Differences between segment sales figures and the sum of sales figures for the businesses within each segment are due to rounding.

2023 NOTICE AND PROXY STATEMENT |	5

HONEYWELL PERFORMANCE IN 2022
2022 PERFORMANCE HIGHLIGHTS
FINANCIAL SUMMARY
Honeywell once again delivered an outstanding year, with growth in sales, segment margin, and adjusted earnings per share despite a challenging global macroeconomic environment. Our aggressive supply chain actions and product reengineering efforts enabled us to limit the impact of supply constraints, and our commercial excellence kept us ahead of the inflation curve on a segment margin level throughout the year. As a result of these actions, three of our four segments grew sales in 2022, including double-digit organic growth in Honeywell Building Technologies and Performance Materials and Technologies. Despite elevated inventory levels as a result of the supply chain environment, we generated free cash flow within our original guidance range. In total, our outstanding performance delivered shareowner return that exceeded both our compensation peer group and all major market indices.
STRONG PERFORMANCE ACROSS THE BOARD

SALES ($B)	SEGMENT MARGIN	ADJUSTED EARNINGS PER SHARE*	FREE CASH FLOW ($B)**

*Adjusted EPS and adjusted EPS V% excludes items identified in the non-GAAP reconciliation of adjusted EPS contained within Appendix A of this Proxy Statement. Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found in Appendix A.
** 2022 free cash flow includes ~$300M in headwinds due to changes in R&D tax legislation.
CUMULATIVE TOTAL SHAREOWNER RETURN*

Cumulative one-year TSR is more than five times the Compensation Peer Group median return	Cumulative five-year TSR exceeded the Compensation Peer Group median by a multiple of 1.2x	Cumulative 10-year TSR exceeded the Compensation Peer Group median by a multiple of 1.7x
*Source: S&P Capital IQ, as of December 31, 2022. TSR is calculated by the growth in capital from purchasing a share in the company and assuming dividends (regular and special) and share distributions received from any spins are reinvested in the applicable company at the time they are paid.

6	| 2023 NOTICE AND PROXY STATEMENT

HONEYWELL PERFORMANCE IN 2022
STRATEGICALLY DEPLOYED CAPITAL
Capital deployment remains a top priority for Honeywell, and in 2022 we continued to make investments in our business through research and development, capital expenditures, and share repurchases. These strategic, high-return investments will continue to benefit shareowners over the long term. We maintained a balanced capital deployment strategy consisting of the following actions:
•Deployed approximately $800 million to high-return capital expenditures.
•Closed the acquisition of US Digital Designs, Inc., expanding our line of solutions for public safety communications and providing first responders with better situational awareness of building emergencies and improved life safety.
•Made nine Honeywell Ventures investments in key markets aligned with our ESG focus and technology roadmaps — addressing our customers' key energy, safety, and health issues while accelerating our ESG breakthrough initiatives.
•Raised our dividend for the 13th time over 12 consecutive years.
•Repurchased $4.2 billion in Honeywell shares, reducing the weighted average share count by 2.5%. This was the fifth consecutive year of deploying more than $6.0 billion of cash back to shareowners in the form of dividends and share repurchases.
•Issued $3.0 billion of debt at attractive long-term interest rates to further strengthen our balance sheet.

3-YEAR CAPITAL DEPLOYMENT*	3-YEAR RETURN ON INVESTED CAPITAL

*$1.6 billion of M&A and $8.5 billion of capital deployment in 2021 include a $270M investment in Quantinuum that is consolidated in our financial statements.
MACROECONOMIC RESPONSE
MITIGATED SUPPLY CHAIN CONSTRAINTS
•Mitigated $4 billion of sales risk through our supply chain efforts in 2022.
•Worked closely with our strategic suppliers (both OEMs and distributors) to identify potential risks and improve demand forecasting.
•Ensured priority sourcing by deepening our commitments to critical suppliers.
•Improved communications across our segments to coordinate larger orders from key suppliers.
•Identified key bottlenecks and reengineered products where possible to minimize exposure to constrained parts and mitigate supply impacts more quickly.
•Dedicated a team in Aerospace to work with our Tier 3 and Tier 4 suppliers to help alleviate labor shortages in that business.
COUNTERACTED INFLATION THROUGH COMMERCIAL EXCELLENCE
•Enacted value pricing in 2022, enabling coverage of inflation as a result of our strategic commercial actions and digitization efforts.
•Leveraged our digital transformation over the past five years to track inflation within the segments at a business unit level.
•Embedded inflation analysis into our operating system to allow for rapid identification and action, protecting our profitability.

2023 NOTICE AND PROXY STATEMENT |	7

HONEYWELL PERFORMANCE IN 2022
UPDATED LONG-TERM GROWTH FRAMEWORK
At our investor day event in March 2022, we updated our long-term growth framework as the culmination of all the work we have been doing in the last five years around our breakthrough technology initiatives and our supply chain and digital transformations. These updated targets also reflect our strong positions in favorable end markets across our portfolio.
•Our sales target was updated from 3% - 5% to now 4% - 7% to reflect the growth we expect to see in our long-cycle Aerospace and Performance Materials and Technologies businesses in the coming years as they complete the recovery from the COVID-19 pandemic. Growth is also expected to be buoyed by our graduated breakthrough initiatives such as sustainable technology solutions.
•Our segment margin expansion target was enhanced from 30 - 50 basis points to now 40 - 60 basis points to reflect our world-class cost position and ability to drive additional volume leverage and productivity.
•We created a target of mid-teens free cash flow margin to emphasize our confidence in maintaining our current strong cash generation.
•We created a target to deploy at least $25 billion over three years to capex, dividends, share repurchases, and M&A to ensure that we continue to drive value for our shareowners while improving our business.

LONG-TERM TARGETS	TARGETS FROM INVESTOR DAY

Sales Growth	2019 3% – 5% Organic Growth	2022 4% – 7% Organic Growth

Segment Margin Expansion	30 – 50 bps per Year	40 – 60 bps per Year

Free Cash Flow Margin	No Prior Target	Mid-Teens Percent of Sales

Capital Deployment	No Prior Target	Deploy at Least $25B from 2022 - 2024
HONEYWELL ACCELERATOR — OUR OPERATING SYSTEM

In 2021, we revitalized our best-in-class operating system to further enhance the way we manage, govern, and operate the business day-to-day. Honeywell Accelerator's expanded tools and capabilities were designed to provide a centralized source of best practices and training materials, taking us to the next level of performance and accelerating our transformation into a software-industrial company. The operating system spans the entire enterprise, including all business units and functions, and is a framework that enables us to deliver superior products and services to our customers. Accelerator allows us to onboard new employees substantially faster and enables employees to manage their own career development proactively.
When Vimal Kapur was named President and Chief Operating Officer in 2022, one of his primary goals was to further improve the Accelerator operating system. Under Vimal's leadership, we are innovating further to expand the benefits seen across the organization through the implementation of our Global Design Model (GDM) process. The GDM process uses Accelerator to facilitate knowledge transfer by helping the businesses capture their best practices and distribute them to similar business units across our portfolio, creating unified cross-Honeywell business models. GDMs also enable company-wide end-to-end digital transformation, allowing us to accelerate our top- and bottom-line growth simultaneously.

8	| 2023 NOTICE AND PROXY STATEMENT

HONEYWELL PERFORMANCE IN 2022
TRANSFORMATION INITIATIVES
Honeywell continued to execute on its strategy to be a premier software-industrial company and maintained an industry-leading return on invested capital by continuing to aggressively deploy capital into high-return opportunities, including our three main transformation initiatives.
SUPPLY CHAIN TRANSFORMATION
•Mitigated $4 billion of sales risk in 2022 at a time of unprecedented supply chain constraints by deploying digital tools to manage the impact of shortages, by proactively identifying part substitutions, and by rapidly reengineering products with alternative components.
•Continued to advance the Company’s Integrated Supply Chain transformation initiative, which aims to drive long-term run-rate savings through improved material productivity, streamlined manufacturing footprint, and automation of procurement processes.
•Completed 67% of the rollout of Honeywell's Digitized Planning System, with 65% of logistics spend managed by our freight optimization platform.
•Invested over $60 million in robotics and automation in 2022 to create predictable, resilient, and efficient processes; 25+ projects creating more than $50 million in cost improvements.
•Built Digital Operations Platform, enabling consistent shop floor management and reporting on all levels.
•Leveraged our Rate Readiness Program to increase Aerospace output by double digits through strategic reorganization.
•These actions are helping to accelerate achievement of improved results for key metrics in the Company’s supply chain, including approximately $1 billion of cumulative direct material productivity since 2018.
HONEYWELL CONNECTED ENTERPRISE
•Delivered double-digit recurring connected software sales growth, SaaS growth over 40%, and connected software margin that is accretive to overall Honeywell segment margin.
•Named Best Overall Business Technology Solution and Best Emerging Technology of 2022 as part of the annual Software and Information Industry Association (SIIA) CODiE awards. These peer-reviewed awards recognize companies producing the most innovative business technology products across the country and around the globe.
•Hosted Honeywell Connect 2022, launching 15 products and providing 22 tech demonstrations for products that span the Company's four segments to a group of nearly 150 customers.
•Introduced expanded operational technology (OT) cybersecurity solutions designed to assist customers in defending the availability, reliability, and safety of their industrial control systems and operations. The offerings are designed to empower organizations with 24/7 intelligent threat detection across the expanding attack surface of their industrial control systems.
•Launched Honeywell Forge Sustainability+ to enable customers to meet their sustainability goals. The technology provides a foundation for organizations to measure, monitor, reduce, and report their emissions performance against their carbon reduction goals.
HONEYWELL DIGITAL
•Standardized business models and deployed them on an enterprise-wide basis using the Honeywell Digital playbook to run the Company with data-driven decision making.
•Reduced ERP systems, websites, applications, and call centers, driving significant benefits across the entire value chain, including creating greater transparency of information, simplifying IT architecture, and delivering a better customer experience.
•19 strategic transformation platforms are now in place across all business groups and functions, delivering significant value across the value chain. Enterprise Data Warehouse (EDW), a centralized repository of master, reference, and transactional data from across the Company, is in place and providing near real-time information to enable more informed, data-driven decision making across all functions and business groups.
•Created new digital contract lifecycle management tool (LEAP) that has enabled the generation / renewal of $26 billion in sales since 2021.
•These actions are fundamentally changing the way we work, resulting in $1.7 billion of cumulative gross margin, productivity, and working capital benefits since 2018.

2023 NOTICE AND PROXY STATEMENT |	9

HONEYWELL PERFORMANCE IN 2022
YEAR IN REVIEW
In 2022, Honeywell continued to navigate through meaningful macroeconomic headwinds, including significant moves in interest rates, global currencies, and supply chain disruptions. All the while, we continued to position the Company for long-term success. We further built out our world-class board of directors and management team, invested capital in the innovations and sustainable solutions that will drive growth in the coming decades, and continued to adapt to meet the needs of our customers, employees, shareowners, environment, and society.

10	| 2023 NOTICE AND PROXY STATEMENT

HONEYWELL PERFORMANCE IN 2022
COMMITMENT TO SUSTAINABILITY

	Our people, our communities, and the environment		Sustainable growth and accelerated productivity		Technologies that expand the sustainable capacity of our world

WE PROTECT		WE ACHIEVE		WE DEVELOP

CARBON NEUTRALITY BY 2035 AND COMMITMENT TO ALIGN WITH SBTi
•Committed to be carbon neutral in Honeywell's operations and facilities by 2035.
•Member of the U.S. Department of Energy's Better Climate Challenge, under which we will reduce our U.S. Scope 1 and 2 emissions by 50% from a 2018 baseline no later than 2030.
•Committed to set a science-based target in line with Science Based Targets initiative (SBTi) protocols that includes Scope 3 emissions.
•Committed to address Scope 3 indirect emissions, including through partnerships with industry leaders to identify and implement best practices.
•Reduction being driven through Honeywell Accelerator, the Company's end-to-end operating system.
•Multifaceted approach, including energy savings projects, conversion to renewable energy sources, capital improvement projects, and the deployment of ready now sustainable solutions we have innovated.

10-10-10 GOALS BY 2024
•Reduce global Scope 1 and Scope 2 greenhouse gas emissions intensity by an additional 10% per dollar of sales from 2018 levels.
•Deploy at least 10 renewable energy opportunities.
•Achieve certification to ISO 50001 Energy Management Standard at 10 facilities.
•On track to meet or exceed 10-10-10 commitments by 2024.

SUSTAINABLE OPERATIONS
•Over 90% reduction in Scope 1 and 2 greenhouse gas intensity since 2004.
•Approximately 70% energy efficiency improvement since 2004.
•More than 3,000 acres remediated and restored as valuable community assets.
•165 million gallons of water saved in water-stressed regions since 2013 from 185+ projects.
•Safety record >4x better than the weighted average TCIR of the industries in which Honeywell operates.
•6,300 sustainability projects since 2010, with more than $100M in annualized savings.

ESG-ORIENTED SOLUTIONS
•Decades-long history of innovation to help customers meet their ESG-oriented goals.
•~60% of 2022 new product research and development investment was directed toward ESG-oriented outcomes*.
•>60% of 2022 sales were from offerings that contribute to ESG-oriented outcomes*.
•Use of Honeywell Solstice® technology has helped avoid the potential release of the equivalent of more than 326 million metric tons of CO2e into the atmosphere.
•Sustainable Technologies Solutions business established to develop innovative offerings that pave the way for a lower carbon economy and other critical environmental concerns.
•Sustainable Building Technologies business established to advance technologies and services that enable sustainability through carbon reduction, emphasis on indoor air quality and occupant health, power management, and energy storage and usage.
•Honeywell Forge Sustainability+ solution for carbon emissions monitoring and optimization to help customers reduce greenhouse gas emissions and meet carbon reduction goals.

*Methodology for identifying ESG-oriented solutions is available at investor.honeywell.com (see “ESG/ESG Information/Identification of ESG-Oriented Offerings”).
For more information about Honeywell's commitment to sustainability and community initiatives, please see our 2022 ESG Report at investor.honeywell.com (see “ESG/ESG Information”).

2023 NOTICE AND PROXY STATEMENT |	11

HONEYWELL PERFORMANCE IN 2022
ESG-ORIENTED OPPORTUNITIES
Honeywell is uniquely positioned to shape a safer and more sustainable future for both the Company and its customers. The Company continues to invent and develop technologies that provide customers with adaptable and efficient solutions for their ESG-oriented needs. Here are some of the challenges Honeywell technologies address:
*Available through the Honeywell Partnership Ecosystem. GWP: global warming potential
Methodology for identifying ESG-oriented solutions is available at investor.honeywell.com (see “ESG/ESG Information/Identification of ESG-Oriented Offerings”).

12	| 2023 NOTICE AND PROXY STATEMENT

PROXY
SUMMARY
ANNUAL MEETING OF SHAREOWNERS

TIME AND DATE	May 19, 2023, 10:30 a.m. EDT

PLACE	The meeting will be held in virtual format only. Please visit www.virtualshareholdermeeting.com/HON2023

RECORD DATE	Shareowners as of March 24, 2023, are entitled to vote.

ADMISSION
To attend the virtual Annual Meeting of Shareowners online, vote, and submit questions during the meeting, you will need the 16-digit control number included on the Notice of Internet Availability of Proxy Materials, on your proxy card (if you requested printed materials), or on the instructions that accompanied your Proxy Materials.

VOTING MATTERS

Proposals		Recommended Vote	Page
No. 1	Election of Directors	FOR each nominee	19
No. 2	Advisory Vote to Approve Frequency of Advisory Vote on Executive Compensation	FOR "1 YEAR"	55
No. 3	Advisory Vote to Approve Executive Compensation	FOR	56
No. 4	Approval of Independent Accountants	FOR	109
No. 5	Shareowner Proposal — Independent Board Chairman	AGAINST	111
No. 6	Shareowner Proposal — Environmental and Health Impact Report	AGAINST	113

2023 NOTICE AND PROXY STATEMENT |	13

PROXY SUMMARY

PROPOSAL 1	ELECTION OF DIRECTORS	FOR each nominee

•Elect the 11 director nominees identified below, each for a term of one year.
•Nominees were individually and collectively assessed against a Board Skillset Matrix that identifies the key strategic skills and core competencies deemed necessary to oversee the Company's current strategy.
•Director slate reflects highly independent and diverse Board, with the range of perspectives and values needed to enable effective oversight.

Director Nominee	Years of Service	Independent	No. of Current Public Company Boards (Including Honeywell)	Committee Memberships (As of May 19, 2023)
				Audit	CGRC	MDCC
Darius Adamczyk Chairman and CEO Honeywell International Inc.	6	No	2
Duncan Angove CEO Blue Yonder Group, Inc.	5	Yes	1			■
William S. Ayer Retired Chairman and CEO Alaska Air Group, Inc.	8	Yes	1		■	■
Kevin Burke Retired Chairman, President and CEO Consolidated Edison, Inc.	13	Yes	1	■
D. Scott Davis (Lead Director) Retired Chairman and CEO United Parcel Service, Inc.	17	Yes	2	■	ex officio	ex officio
Deborah Flint President and CEO Greater Toronto Airports Authority	3	Yes	1		■
Vimal Kapur President and COO Honeywell International Inc.	0	No	1
Rose Lee President and CEO Cornerstone Building Brands, Inc.	1	Yes	1			■
Grace Lieblein Former Vice President-Global Quality General Motors Corporation	10	Yes	2		■	■
Robin L. Washington Former Executive Vice President and CFO Gilead Sciences	10	Yes	4	■
Robin Watson Former CEO John Wood Group PLC	0	Yes	1	■

Audit	Audit	■	Chair
CGRC	Corporate Governance and Responsibility Committee	■	Member
MDCC	Management Development and Compensation Committee

14	| 2023 NOTICE AND PROXY STATEMENT

PROXY SUMMARY
CORPORATE GOVERNANCE HIGHLIGHTS

9 of 11	4 of 11	5 of 11	6 of 11	1 of 3	8 of 11	~6.5
nominees are independent	nominees are women	nominees are ethnically or racially diverse	nominees were born outside the United States	committees are chaired by women	nominees have CEO experience	years average tenure

SHAREOWNER EMPOWERMENT AND ENGAGEMENT	DIVERSE AND INDEPENDENT BOARD OF DIRECTORS	BEST-IN-CLASS BOARD STRUCTURE AND PROCESSES

 15% threshold for shareowners to call a special meeting.
 Majority shareowner vote to amend Certificate of Incorporation and By-laws.
 Annual election of all directors, with majority shareowner vote requirement in uncontested  elections.
 No poison pill; we will seek shareowner approval if a shareowner rights plan is adopted.
 Robust year-round shareowner engagement, with independent director participation.
 Proxy access enabling shareowner(s) holding 3% of our stock for three years to include up to two director nominees (or nominees representing 20% of the Board) in our proxy.

 All director nominees are independent, except our Chief Executive Officer and Chief Operating Officer.
 Leader in Board diversity relative to personal characteristics (4 women, 2 Asian, 1 Hispanic, 2 African American) and experiences (industry, profession, public service, geography).
 Range of tenures enables balance between historical experience and fresh perspectives.
 Skills and background aligned to our strategic direction.
 No director may serve on more than four public company boards (including the Honeywell Board).
 Requirement to interview diverse candidates prior to selecting new Board members.

 Independent Lead Director with expanded responsibilities elected by independent directors.
Independent Lead Director and CGRC Chair empowered to call special Board meetings at any time for any reason.
 ESG oversight by the CGRC.
 Regular executive sessions of independent directors.
 Annual self-assessment to enable adequate Board refreshment and appropriate evolution of Board skills, experience, and perspectives.
 Annual refresh of Corporate Governance Guidelines to ensure alignment with best practices.
 Director stock ownership guidelines require equity holdings of at least 5x annual cash retainer.

ROBUST OVERSIGHT OF RISKS AND OPPORTUNITIES	COMMITMENT TO CORPORATE RESPONSIBILITY

Robust Enterprise Risk Management (ERM) program to enable Board identification and monitoring of risk.
Purposeful inclusion of key risk areas on Board and/or committee agendas.
Engagement with business leaders to review short-term plans, long-term strategies, and associated risks.
Incentive compensation not overly leveraged and with maximum payout caps and design features intended to balance pay for performance with the appropriate level of risk-taking.
Robust stock ownership requirements and prohibitions against hedging and pledging Honeywell securities.
Combined Corporate Secretary and Chief Compliance Officer roles to facilitate Board oversight of compliance risk.

Code of Business Conduct applies to all directors, officers, and employees, with 100% annual certification by officers and employees where permitted by law.
Suppliers expected to comply with published Supplier Code of Business Conduct, including conflict minerals, anti-human trafficking, human rights, business integrity, and health, safety, and environmental policies.
Strong adherence to Foundational Principles of Integrity and Ethics, Inclusion and Diversity, and Workplace Respect, while fostering a performance culture based on Honeywell Behaviors.
60% of executive officers are diverse by ethnic background, place of birth (non-U.S.), or gender.
No use of corporate funds for political contributions; robust oversight of and transparency into political activities.

2023 NOTICE AND PROXY STATEMENT |	15

PROXY SUMMARY

PROPOSAL 2	ADVISORY VOTE TO APPROVE FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION	FOR "1 YEAR"

•Approve, on an advisory basis, that there will be an advisory vote every year on the compensation of the Company's Named Executive Officers.

PROPOSAL 3	ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	FOR

•Approve, on an advisory basis, the compensation of the Company's Named Executive Officers.
•Honeywell's executive compensation program appropriately aligns executive compensation with Company and individual performance.
•The Management Development and Compensation Committee does not intend to make any further adjustments to in-flight performance plans.

		Link to Strategy and Performance	Target Compensation Mix
Element	Description		CEO	Other NEOs

Base Salary	•Base salaries are determined based on scope of responsibility, years of experience, and individual performance.	•To attract and compensate high-performing and experienced leaders at a competitive level of cash compensation.

Annual Incentive Compensation Plan (ICP)	•80% based on formulaic determination against pre-established financial metrics. •20% based on assessment of individual performance.	•To motivate and reward executives for achieving annual corporate, business unit, and functional goals in key areas of financial and operational performance.

Performance Stock Units (PSUs) (2022–2024)	•Executive Officers: 50% of annual LTI. •Covers three-year period. •Relative total shareowner return (TSR) (25% weight) along with key financial metrics (75% weight).
•Focuses executives on the achievement of specific long-term financial performance goals directly aligned with our operating and strategic plans. TSR portion based on three-year return from stock price appreciation and dividends vs. our Compensation Peer Group.

Stock Options	•Executive Officers: 35% of annual LTI.	•Directly aligns the interest of our executives with shareowners. Stock options only have value for executives if operating performance results in stock price appreciation.

Restricted Stock Units (RSUs)	•Executive Officers: 15% of annual LTI.	•Strengthens key executive retention over relevant time periods to ensure consistency and execution of long-term strategies.

16	| 2023 NOTICE AND PROXY STATEMENT

PROXY SUMMARY

WHAT WE DO	WHAT WE DON'T DO

Pay for Performance
Robust Performance Goals
Clawback Policy
Double Trigger in the Event of a Change in Control (CIC)
Maximum Payout Caps for Incentive Plans
Robust Stock Ownership Requirements
Options Granted at Fair Market Value
Independent Compensation Consultant

No Excessive Perks
No Guaranteed Annual Salary Increases or Bonuses
No Hedging or Pledging
No Excise Tax Gross-Ups and No Accelerated Bonus Payments Upon a Change-in-Control
No Incentivizing of Short-Term Results to the Detriment of Long-Term Goals and Results
No Excessive Risks
No Options Repricing
No Consultant Conflicts

The following table reflects compensation awarded in 2022 to the Company’s Named Executive Officers (NEOs) as identified on page 62. This table does not replace the Summary Compensation Table shown on page 89, as required by the SEC, but is intended to show 2022 compensation awarded to the NEOs from the perspective of the MDCC. See Compensation Discussion and Analysis beginning on page 57 for more details.

NEO	Position	Base Salary	Annual Incentive Plan (ICP)(1)	2022-2024 Performance Stock Units(2)	Stock Options(3)	Restricted Stock Units(4)	Total Annual Direct Compensation
Darius Adamczyk(5)	Chairman and CEO	$1,700,000	$3,736,600	$8,004,052	$5,597,460	$2,390,472	$21,428,584
Gregory P. Lewis	SVP and Chief Financial Officer	881,754	1,064,300	2,433,536	1,693,116	720,936	6,793,642
Vimal Kapur(5)	President and COO	867,596	1,206,100	2,958,436	2,063,137	869,199	7,964,468
Anne T. Madden	SVP and General Counsel	896,121	1,126,100	2,433,536	1,693,116	720,936	6,869,809
Lucian Boldea	President and CEO, Performance Materials and Technologies	184,615	832,000	1,700,045	1,190,024	510,038	4,416,722
(1)Annual ICP payouts determined 80% based on a calculation against pre-set goals. The remaining 20% was based on individual assessments.
(2)Grant date value of annual performance stock units (PSUs) issued under the Performance Plan for the three-year period of January 1, 2022 - December 31, 2024.
(3)Stock option grants awarded to NEOs vest ratably over four years, have a 10-year term, and are subject to stock ownership and post-exercise holding requirements.
(4)Restricted Stock Units vest over a six-year period and are subject to stock ownership and post-vesting holding requirements.
(5)Mr. Adamczyk will remain the Executive Chairman of the Board after Mr. Kapur becomes CEO on June 1, 2023.

PROPOSAL 4	APPROVAL OF INDEPENDENT ACCOUNTANTS	FOR

•Approve Deloitte & Touche LLP (Deloitte) as independent accountants for Honeywell to audit its consolidated financial statements for 2023 and to perform audit-related services.
•Honeywell's Board of Directors and its Audit Committee believe that the continued retention of Deloitte as the Company's independent registered public accounting firm is in the best interests of the Company and its shareowners.

2023 NOTICE AND PROXY STATEMENT |	17

PROXY SUMMARY

PROPOSAL 5	SHAREOWNER PROPOSAL — INDEPENDENT BOARD CHAIRMAN	AGAINST

•Shareowner proposal requests that the Board adopt an enduring policy requiring that two separate people will hold the office of the Chairman of the Board and the office of the CEO and that whenever possible, the Chairman of the Board shall be an independent director.
•Honeywell's Board continues to believe it is important for the Board to have the flexibility to determine the most effective leadership structure using its best business judgment in light of the Company's circumstances at any given time.
•Under the Company's Corporate Governance Guidelines, the Board retains the flexibility to separate the Chairman and CEO roles, if and when the Board believes that a separation will improve our performance or better serve our shareowners.
•In 2019, the Board formalized the leadership role of the independent Lead Director so that it is equivalent to that of an independent Chairman, providing for an effective counterweight when the Chairman is not an independent director.
•Honeywell's Board has a long-standing track record of effective decision-making with respect to deciding whether and when to separate or combine the CEO and Chairman roles. Since the Board re-combined the roles of CEO and Chairman under Mr. Adamczyk's leadership through December 31, 2022, Honeywell has experienced total shareowner return of 66%, outperforming the compensation peer median by a multiple of 1.7x and the S&P 500 by a multiple of 1.2x.
•When Mr. Kapur replaces Mr. Adamczyk as CEO on June 1, 2023, Mr. Adamczyk will become Executive Chairman, and the CEO and Chairman roles will be separated at that time. The Board will assess the strategic needs of the Company when determining whether to re-combine the roles or appoint an independent Chairman upon Mr. Adamczyk's retirement as Executive Chairman. An independent Lead Director will be maintained whenever the Chairman is not an independent director.

PROPOSAL 6	SHAREOWNER PROPOSAL — ENVIRONMENTAL AND HEALTH IMPACT REPORT	AGAINST

•Shareowner proposal requesting that the Board conduct an evaluation and issue a report on Honeywell's efforts to identify and reduce heightened environmental and health impacts from the Company's operations on communities of color and low-income communities.
•Honeywell's Board opposes the shareowner proposal because the Company has issued a report that substantially complies with the proposal — the report is available at investor.honeywell.com (see “ESG/ESG Information”).

18	| 2023 NOTICE AND PROXY STATEMENT

PROPOSAL 1:
ELECTION OF DIRECTORS
Honeywell’s Corporate Governance Guidelines set forth a clear vision statement for the composition of the Board:
“The composition of Honeywell’s Board, as well as the perspective and skills of its individual members, needs to effectively support Honeywell’s growth and commercial strategy. Collectively, the Board must also be capable of overseeing risk management, capital allocation, and leadership succession. Board composition and the members’ perspective and skills should evolve at an appropriate pace to meet the challenges of Honeywell’s changing commercial and strategic goals.”
Consistent with this vision, the Corporate Governance and Responsibility Committee (CGRC) has responsibility for identifying a slate of director nominees who collectively have the complementary experience, qualifications, skills, and attributes to guide the Company and function effectively as a Board.
The CGRC believes that each of the nominees presented in this proxy has key personal attributes that are important to an effective Board: integrity, candor, analytical skills, willingness to engage management and each other in a constructive and collaborative fashion, and ability and commitment to devote significant time and energy to service on the Board and its committees. The CGRC also considered specific experiences, qualifications, and skills that Honeywell believes are critical in light of its strategic priorities, business objectives, operations, and structure.
Honeywell’s directors are elected at each Annual Meeting of Shareowners and hold office for one-year terms until the next Annual Meeting of Shareowners and until their successors have been duly elected and qualified. Honeywell’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election (excluding abstentions) will be elected to the Board of Directors. The By-laws also provide that any incumbent nominee who does not receive a majority of votes cast in an uncontested election is expected to promptly tender his or her resignation to the Chairman of the Board following the certification of the shareowner vote. This resignation will be promptly considered through a process managed by the CGRC, excluding any director nominees who did not receive a majority of votes cast to elect him or her to the Board.
The Board has nominated 11 candidates for re-election as directors. If any nominee should become unavailable to serve prior to the Annual Meeting, the shares represented by a properly signed and returned proxy card or voted by telephone, via the Internet, or by scanning the QR code will be voted for the election of such other person as may be designated by the Board. The Board may also determine to leave the vacancy temporarily unfilled or reduce the authorized number of directors in accordance with the By-laws.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RE-ELECTION OF EACH NOMINEE.

2023 NOTICE AND PROXY STATEMENT |	19

PROPOSAL 1: ELECTION OF DIRECTORS
DIRECTOR SKILLS AND QUALIFICATIONS

GLOBAL EXPERIENCE
Growing sales outside of the United States, particularly in what we consider high-growth regions (HGRs) is a central part of our long-term strategy for growth. Hence, exposure to markets and economies outside of the United States is an important qualification for our directors. This exposure can take many forms, including government affairs, regulatory, managerial, or commercial.

REGULATED INDUSTRIES / GOVERNMENT EXPERIENCE
Honeywell is subject to a broad array of government regulations, and demand for our products and services can be impacted by changes in law or regulation in areas such as aviation safety, security, and energy efficiency. It is important to have directors with experience in government and regulated industries that provide them with insight and perspective in working constructively and proactively with governments and agencies globally.

INNOVATION AND TECHNOLOGY
With Honeywell’s transformation to a software-industrial company in the digital age, expertise in combining software programming capabilities with leading-edge physical products and domain knowledge is critical to opening and securing new growth paths for all of our businesses.

MARKETING
Developing new markets for products and services is critical for driving growth. Honeywell directors who have that expertise provide a much-desired perspective on how to better market and brand our products and services.

INDUSTRIES, END MARKETS, AND GROWTH AREAS
Experience in industries, end markets, and growth areas that Honeywell serves enables a better understanding of the issues facing these businesses. These areas include our Commercial Aerospace, Industrial Productivity, Non-Residential, Oil and Gas / Petrochemical, Defense and Space, and Specialty Chemicals end markets as well as growth areas such as life sciences and sustainable technology solutions.

ESG
Experience in environmental, social, and governance (ESG) matters enables management of ESG risks and opportunities as strategic business imperatives. With ESG at the forefront of Honeywell’s long-term strategy, it is important to have directors with expertise in products and solutions that support more sustainable outcomes, climate change drivers and impacts, corporate social responsibility, human capital management, inclusion and diversity, and corporate ethics.

SENIOR LEADERSHIP EXPERIENCE
Experience serving as CEO or a senior executive as well as hands-on leadership experience in core management areas — such as strategic and operational planning, financial reporting, compliance, risk management, and leadership development — provide a practical understanding of complex organizations like Honeywell.

PUBLIC COMPANY BOARD EXPERIENCE
Service on the boards and board committees of other public companies provides an understanding of corporate governance practices and trends and insights into board management, relations between the board, the CEO, and senior management, agenda setting, and succession planning.

RISK MANAGEMENT
In light of the Board’s role in risk oversight and the Company’s robust Enterprise Risk Management (ERM) program, Honeywell seeks directors who can help identify, manage, and mitigate key risks, including cybersecurity, regulatory compliance, competition, brand integrity, human capital, sustainability, and intellectual property.

FINANCIAL EXPERTISE
The Company believes an understanding of finance and financial reporting processes is important for its directors to enable them to monitor and assess the Company’s operating and strategic performance and to ensure accurate financial reporting and robust controls. Honeywell seeks directors with background and experience in capital markets, corporate finance, accounting, and financial reporting.

20	| 2023 NOTICE AND PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS
BOARD SKILLSET MATRIX
The Honeywell Board adopted a skills and experience matrix to facilitate the comparison of its directors’ skills versus those deemed necessary to oversee the Company’s current strategy. The skills included in the matrix are evaluated against the Company’s articulated strategy each year so that the matrix can serve as an up-to-date tool for identifying director nominees who collectively have the complementary experience, qualifications, skills, and attributes to guide the Company. Honeywell’s 2023 Board Skillset Matrix reflecting the characteristics of its director nominees is below.

Global Experience

Regulated Industries / Government Experience

Innovation and Technology

Marketing

Industries, End Markets, and Growth Areas

ESG

Senior Leadership Experience (most senior position held)	Chair and CEO	Chair and CEO	CEO	Chair and CEO	Chair and CEO	CEO	COO	CEO	VP	CFO	CEO

No. of Public Company Boards (Current I Past)*	2 I 1	2 I 2	1 I 0	1 I 2	1 I 1	1 I 0	1 I 0	1 I 2	2 I 1	4 I 2	1 I 1

Risk Management

Financial Expertise

Gender	Male	Male	Male	Male	Male	Female	Male	Female	Female	Female	Male

Race/Ethnicity	White	White	White	White	White	Black	Asian	Asian	Hispanic	Black	White

Technical expertise: has direct hands-on experience or was a subject-matter expert during his/her career.
Managerial expertise: expertise derived through direct managerial experience.

Working knowledge: experience derived through investment banking, private equity investing, serving as a member of a relevant board committee at Honeywell or at another public company, or serving as an executive officer or on the board of a public company in the relevant industry.

*Excludes the boards of Honeywell's consolidated subsidiaries. Current Public Company Boards includes Honeywell Board.

2023 NOTICE AND PROXY STATEMENT |	21

PROPOSAL 1: ELECTION OF DIRECTORS
COMMITMENT TO BOARD INTEGRITY,
DIVERSITY, AND INDEPENDENCE
In addition to ensuring that director nominees possess the requisite skills and qualifications, the CGRC places an emphasis on ensuring that nominees demonstrate the right leadership traits, personality, work ethic, independence, and diversity of background to align with the Company’s performance culture and long-term strategic vision. Specifically, these criteria include:
•Exemplification of the highest standards of personal and professional integrity.
•Potential contribution to the diversity and culture of the Board, including by virtue of age, educational background, global perspective, gender, ethnicity, and nationality.
•Independence from management under applicable securities law, listing regulations, and Honeywell’s Corporate Governance Guidelines.
•Willingness to constructively challenge management through active participation in Board and committee meetings.
•Ability to devote sufficient time to performing their Board and committee duties.
The CGRC is committed to enhancing both the diversity of the Board itself and the perspectives and values that are represented in Board and committee meetings. In 2021, the CGRC formally adopted a requirement that qualified candidates who are diverse with respect to race, ethnicity, and/or gender are included in the pool from which any new director nominee is selected, and that one or more diverse candidates are interviewed before a successful candidate is identified.
In addition to diversity of personal characteristics and experiences, the CGRC believes that diversity of service tenures on the Honeywell Board also facilitates effective Board oversight. Directors with many years of service to Honeywell provide the Board with a deep knowledge of the Company, while newer directors lend fresh perspectives.

DIVERSITY OF NOMINEES	TENURE

BOARD DIVERSITY MATRIX (EFFECTIVE MAY 19, 2023)
TOTAL NUMBER OF DIRECTORS 11

	Female	Male	Non-Binary	Did Not Disclose Gender
PART I: GENDER IDENTITY
Directors	4	7	—	—
PART II: DEMOGRAPHIC BACKGROUND
African American or Black	2	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	1	—	—
Hispanic or Latinx	1	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	—	6	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

22	| 2023 NOTICE AND PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS
NOMINEES FOR ELECTION

DARIUS ADAMCZYK CHAIRMAN AND CHIEF EXECUTIVE OFFICER, HONEYWELL INTERNATIONAL INC.

BACKGROUND
•Chairman and Chief Executive Officer of Honeywell International Inc. since April 2018.
•Was President and Chief Executive Officer from March 2017 to April 2018 and Chief Operating Officer from April 2016 to March 2017.
•Served as President and CEO of Honeywell Performance Materials and Technologies (PMT) from April 2014 to April 2016.
•Served as President of Honeywell Process Solutions from 2012 to 2014 and as President of Honeywell Scanning and Mobility from 2008 to 2012.
•Joined Honeywell in 2008 when Honeywell acquired Metrologic, Inc., where he was the Chief Executive Officer.
•Previously held several general management assignments at Ingersoll Rand, served as a senior associate at Booz Allen Hamilton, and started his career as an electrical engineer at General Electric.

Years of Service: 6 Age: 57 OTHER CURRENT PUBLIC COMPANY BOARDS: •Johnson & Johnson PAST PUBLIC COMPANY BOARDS: •Garrett Motion Inc.

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Senior leadership roles in global organizations, both large and small.
•Deep understanding of software, both technically and commercially, and a proven track record in growing software-related businesses at Honeywell.
•Demonstrated ability to deliver financial results as a leader in a variety of different industries, with disparate business models, technologies, and customers.
•Strategic leadership skills necessary to grow Honeywell sales organically and inorganically while meeting the challenges of a constantly changing environment across Honeywell’s diverse business portfolio.

DUNCAN ANGOVE CHIEF EXECUTIVE OFFICER, BLUE YONDER GROUP, INC.

BACKGROUND
•Chief Executive Officer of Blue Yonder Group, Inc., a provider of digital supply chain and omnichannel commerce fulfillment cloud software, since July 2022.
•Served as Managing Partner of Arcspring LLC, a next-generation private equity firm that combines capital, technology, operational expertise, and design-thinking to unlock exponential growth, from 2019 to July 2022.
•Served as President of Infor, Inc., a privately held provider of enterprise software and a strategic technology partner for more than 90,000 organizations worldwide, from 2010 to 2018.
•Served as Senior Vice President and General Manager of the Retail Global Business Unit of Oracle Corporation, a global technology provider of enterprise software, hardware, and services, from 2005 to 2010.
•Joined Oracle through its acquisition of Retek Inc., then a publicly traded provider of software solutions and services to the retail industry, where he served in various roles of increasing responsibility from 1997 until 2005.

Years of Service: 5 Age: 56 COMMITTEES: •Management Development and Compensation OTHER CURRENT PUBLIC COMPANY BOARDS: •None PAST PUBLIC COMPANY BOARDS: •None

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Senior technology industry leader with global operating experience, including in software and digital transformation, and skilled at driving value creation.
•Deep understanding of the trends across enterprise cloud, infrastructure software, digital, and the Internet of Things, and the corresponding risks, including cybersecurity and data privacy compliance.
•Extensive experience in corporate strategy, mergers and acquisitions, sales, marketing, and business and product development.

2023 NOTICE AND PROXY STATEMENT |	23

PROPOSAL 1: ELECTION OF DIRECTORS

WILLIAM S. AYER RETIRED CHAIRMAN AND CHIEF EXECUTIVE OFFICER, ALASKA AIR GROUP, INC.

BACKGROUND
•Retired Chairman and Chief Executive Officer of Alaska Air Group, Inc. (Alaska Air Group), the parent company of Alaska Airlines and its sister carrier, Horizon Air.
•Served as Chief Executive Officer of Alaska Air Group and its subsidiaries through 2012, and as Chairman through 2013.
•A veteran of more than three decades in aviation, he began his career with Horizon Air in 1982, where he held a variety of marketing and operations positions.
•Joined Alaska Airlines in 1995 as Vice President of Marketing and Planning, and subsequently held the posts of Senior Vice President, Chief Operating Officer, and President. Became Alaska Air Group’s Chief Executive Officer in 2002, and, in May 2003, he was appointed Chairman.
•Previously served on the Board of Directors of the Seattle Branch of the Federal Reserve Bank of San Francisco.

Years of Service: 8
Age: 68
COMMITTEES:
•Corporate Governance and Responsibility (Chair)
•Management Development and Compensation
OTHER CURRENT PUBLIC COMPANY BOARDS:
•None
PAST PUBLIC COMPANY BOARDS:
•Alaska Air Group, Inc.
•Puget Sound Energy, Inc. and Puget Energy, Inc.

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Deep aerospace industry knowledge as well as sales, marketing, and operations experience through his three decades of leadership roles at Alaska Air Group, a company recognized for its best-in-class operating metrics among U.S. air carriers.
•Proven leadership skills in developing a business enterprise that can deliver long-term, sustained excellence based on a management style that includes a relentless focus on the customer, continuous improvement, and building a culture of safety, innovation, sustainability, and diversity.
•Understanding of the U.S. public utility industry through his service as a director on the board of directors of Puget Energy.

KEVIN BURKE RETIRED CHAIRMAN, PRESIDENT, AND CHIEF EXECUTIVE OFFICER, CONSOLIDATED EDISON, INC.

BACKGROUND
•Retired Chairman, President, and Chief Executive Officer of Consolidated Edison, Inc. (Con Edison), a utility provider of electric, gas, and steam services.
•Served as President and Chief Executive Officer from 2005 through 2013, and served as Chairman from 2006 through April 2014.
•Joined Con Edison in 1973 and held positions of increasing responsibility in system planning, engineering, law, nuclear power, construction, and corporate planning, including Senior Vice President with responsibility for customer service and for Con Edison’s electric transmission and distribution systems, President of Orange and Rockland Utilities, Inc., a subsidiary of Con Edison, and Chief Executive Officer of Consolidated Edison Company of New York, Inc.
•Member of the Board of Trustees of Consolidated Edison Company of New York, Inc., until May 2015.

Years of Service: 13 Age: 72 COMMITTEES: •Audit OTHER CURRENT PUBLIC COMPANY BOARDS: •None PAST PUBLIC COMPANY BOARDS: •Consolidated Edison, Inc.

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Extensive management expertise gained through various executive positions, including senior leadership roles, at Con Edison.
•Wealth of experience in energy production and distribution, energy efficiency, alternative energy sources, engineering and construction, government regulation, and development of new offerings.
•Significant expertise in developing clean and renewable energy infrastructure technology used in clean energy, solar generation, and other energy-efficient products and services.
•Oversaw the implementation of financial and management information systems, utility operational systems, and process simulators.
•Deep knowledge of corporate governance and regulatory issues facing the energy, utility, and service industries.

24	| 2023 NOTICE AND PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

D. SCOTT DAVIS RETIRED CHAIRMAN AND CHIEF EXECUTIVE OFFICER, UNITED PARCEL SERVICE, INC.

BACKGROUND
•Joined United Parcel Service, Inc. (UPS), a leading global provider of package delivery, specialized transportation, and logistics services in 1986.
•Served as the non-Executive Chairman of UPS from September 2014 until May 2016 and as Chairman and Chief Executive Officer from January 1, 2008 to September 2014.
•Served as Vice Chairman starting December 2006 and as Senior Vice President, Chief Financial Officer, and Treasurer starting January 2001 prior to serving as Chairman and Chief Executive Officer.
•Previously held various leadership positions with UPS, primarily in the finance and accounting areas.
•Served a critical role in helping UPS to reinvent itself into a technology company.
•Chief Executive Officer of II Morrow Inc., a technology company and developer of general aviation and marine navigation instruments, prior to joining UPS.
•A Certified Public Accountant.
•Previously served on the Board of Directors of the Federal Reserve Bank of Atlanta 2003-2009, and served as Chairman in 2009.

Years of Service: 17
Age: 71
Lead Director
COMMITTEES:
•Audit (Chair)
•Corporate Governance and Responsibility (ex officio)
•Management Development and Compensation (ex officio)
OTHER CURRENT PUBLIC COMPANY BOARDS:
•Johnson & Johnson
PAST PUBLIC COMPANY BOARDS:
•United Parcel Service, Inc.
•EndoChoice Holdings, Inc.

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Significant expertise in management, strategy, finance, and operations gained over 25 years at UPS, including through senior leadership roles.
•Financial management expertise, including financial reporting, accounting, and controls.
•Strong banking experience and a deep understanding of public policy and global economic indicators.
•Extensive experience in the global transportation and logistics services industry.
•In-depth understanding of technology and software solutions that support automated and web-based shipping, tracking, and specialized transportation logistics.

DEBORAH FLINT PRESIDENT AND CHIEF EXECUTIVE OFFICER, GREATER TORONTO AIRPORTS AUTHORITY

BACKGROUND
•President and Chief Executive Officer of the Greater Toronto Airports Authority since April 2020.
•Served as Chief Executive Officer of Los Angeles World Airports (LAWA) from June 2015 to March 2020, and had previously held roles of increasing responsibility at the Port of Oakland for 23 years.
•Currently serves as a director on the Airport Council International World Board and is the Board Chair of the World Standing Safety and Technical Committee.
•Previously served on President Obama’s Advisory Committee on Aviation Consumer Protection and as the Chair of the Oversight Committee of the Transportation Research Board’s Airport Cooperative Research Program.
•Co-chaired the Blue Ribbon Task Force on UAS Mitigation at Airports and served as a federal appointee to the U.S. Department of Transportation’s Drone Advisory Committee.
•Previously served on the Board of Directors of the Los Angeles Branch of the Federal Reserve Bank of San Francisco.

Years of Service: 3 Age: 55 COMMITTEES: •Corporate Governance and Responsibility OTHER CURRENT PUBLIC COMPANY BOARDS: •None PAST PUBLIC COMPANY BOARDS: •None

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Broad understanding of transportation networks and cybersecurity risk management.
•Deep experience in critical infrastructure, connected buildings, and advanced security solutions.
•Oversaw the fourth busiest passenger airport in the world, the largest airport police force in the United States, and the largest public works agreements in the history of Los Angeles.
•Significant insight and experience in public and private partnerships.

2023 NOTICE AND PROXY STATEMENT |	25

PROPOSAL 1: ELECTION OF DIRECTORS

VIMAL KAPUR PRESIDENT AND CHIEF OPERATING OFFICER, HONEYWELL INTERNATIONAL INC.

BACKGROUND
•President and Chief Operating Officer of Honeywell International Inc. since July 2022.
•Elected to the Company's Board of Directors in March 2023 and will succeed Mr. Adamczyk as Chief Executive Officer on June 1, 2023.
•Served as President and CEO of Honeywell Performance Materials and Technologies (PMT) from July 2021 to October 2022.
•Served as President and CEO of Honeywell Building Technologies from May 2018 to July 2021.
•Served as President of Honeywell Process Solutions (HPS) from 2014 to 2018.
•Joined Honeywell in 1989 and has held several leadership positions at the Company, including Vice President and General Manager of HPS' Advanced Solutions business and Managing Director for Honeywell Automation India Limited.

Years of Service: 0 Age: 57 OTHER CURRENT PUBLIC COMPANY BOARDS: •None PAST PUBLIC COMPANY BOARDS*: •None

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Deep knowledge of Honeywell's operating system, end markets, and customer needs gained through leadership across multiple business models, industries, regions, and business cycles during his 34-year tenure.
•Demonstrated ability to drive key sustainability and digitalization initiatives and operational execution, while advancing the Honeywell Accelerator operating system.
•Uniquely capable to drive Honeywell's ESG-oriented innovation and solidify Honeywell's position to lead in the energy transition.
•Demonstrated ability to deliver financial results as a leader in a variety of different businesses, with disparate business models, technologies, geographies, and customers.
•Strategic leadership skills necessary to evolve business strategies to meet the challenges of a constantly changing environment across Honeywell's diverse business portfolio.

*Excludes the boards of Honeywell's consolidated subsidiaries.

ROSE LEE PRESIDENT AND CHIEF EXECUTIVE OFFICER, CORNERSTONE BUILDING BRANDS, INC.

BACKGROUND
•President and Chief Executive Officer of Cornerstone Building Brands, Inc., a leading manufacturer of exterior building products in North America, since September 2021.
•Served as President of the DuPont de Nemours, Inc. (DuPont) Water & Protection business, focusing on improving sustainability through the company’s water, shelter, and safety solutions, through August 2021.
•Joined DuPont in 2015 as Global Business Director, DuPont™Kevlar® and Aramid Intermediates, assumed the role of President, DuPont Protection Solutions in 2016, and was named President, Safety & Construction in 2017.
•Previously spent 15 years with Saint-Gobain in a number of general management, strategic planning, and information technology roles, serving construction, transportation, energy, and defense sectors.
•Held various engineering and management positions at Pratt & Whitney, a Raytheon Technologies company, and was a senior consultant at Booz Allen Hamilton in New York City.
•Previously served as a member of the Economic Advisory Council for the Federal Reserve Bank of Philadelphia and is a member of the Forum of Executive Women.

Years of Service: 1 Age: 57 COMMITTEES: •Management Development and Compensation OTHER CURRENT PUBLIC COMPANY BOARDS: •None PAST PUBLIC COMPANY BOARDS: •Crown Holdings Inc. •Cornerstone Building Brands, Inc.

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Extensive ESG experience, including a focus on improving sustainability through water, shelter, and safety solutions and spearheading initiatives that have advanced minorities, women, and veterans.
•Deep understanding of construction, transportation, energy, and defense sectors.
•Significant knowledge of aerospace and mechanical engineering, and experience working on projects ranging from implementing lean manufacturing to designing a 3-D turbine for aircraft jet engines.
•Unique blend of leadership skills and deep knowledge of operations and technology, cybersecurity risk management, and strategic planning.

26	| 2023 NOTICE AND PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

GRACE LIEBLEIN FORMER VICE PRESIDENT, GLOBAL QUALITY, GENERAL MOTORS CORPORATION

BACKGROUND
•Served as Vice President, Global Quality of General Motors Corporation (GM), a company that designs, manufactures, and markets cars, crossovers, trucks, and automobile parts worldwide, from November 2014 to March 2016.
•Served in multiple leadership roles at GM, including Vice President, Global Purchasing and Supply Chain from December 2012 to November 2014, GM Brazil President and Managing Director from June 2011 until December 2012, GM Mexico President and Managing Director from January 2009 until June 2011, and Vehicle Chief Engineer from October 2004 to January 2009.
•Joined GM in 1978 as a co-op student at the General Motors Assembly Division in Los Angeles and held a variety of leadership positions at GM in engineering, product development, and manufacturing.

Years of Service: 10
Age: 62
COMMITTEES:
•Management Development and Compensation (Chair)
•Corporate Governance and Responsibility
OTHER CURRENT PUBLIC COMPANY BOARDS:
•American Tower Corporation
PAST PUBLIC COMPANY BOARDS:
•Southwest Airlines Co.

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Wide-ranging management and operating experience gained through various executive positions during an extensive career at GM.
•Significant expertise in supply chain management, global manufacturing, engineering, technology, and product design and development.
•International business, operations, and finance experience gained through senior leadership positions in Brazil and Mexico.

ROBIN L. WASHINGTON FORMER EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, GILEAD SCIENCES, INC.

BACKGROUND
•Served as Executive Vice President and Chief Financial Officer of Gilead Sciences, Inc. (Gilead), a research-based biopharmaceutical company, from May 2008 through October 2019. In that role, she oversaw Gilead’s Global Finance, Investor Relations, and Information Technology organizations.
•Served as Chief Financial Officer of Hyperion Solutions, an enterprise software company that was acquired by Oracle Corporation in March 2007, from 2006 through 2007.
•Previously spent nearly 10 years at PeopleSoft, a provider of enterprise application software, where she served in a number of executive positions, including Senior Vice President and Corporate Controller.
•A Certified Public Accountant.

Years of Service: 10 Age: 60 COMMITTEES: •Audit OTHER CURRENT PUBLIC COMPANY BOARDS: •Alphabet Inc. •Salesforce.com Inc. •Vertiv Group Corp. PAST PUBLIC COMPANY BOARDS: •Tektronix, Inc. •MIPS Technologies, Inc.

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Extensive management, operational, cyber, IT, and accounting experience in the healthcare and information technology industries.
•Financial expertise, including in tax, financial reporting, accounting and controls, corporate finance, mergers and acquisitions, and capital markets.
•Broad experience on corporate governance issues gained through public company directorships.

2023 NOTICE AND PROXY STATEMENT |	27

PROPOSAL 1: ELECTION OF DIRECTORS

ROBIN WATSON FORMER CHIEF EXECUTIVE OFFICER, JOHN WOOD GROUP PLC

BACKGROUND
•Served as Chief Executive Officer of John Wood Group PLC (Wood Group), an integrated engineering and consultancy company, spanning a variety of growing end markets in energy and the built environment, with a focus on sustainable technologies, from January 2016 until July 2022.
•Served as Chief Operating Officer and an executive member of the Wood Group Board from January 2013 to January 2016.
•Previously served as a director and senior manager at Petrofac, working in a variety of roles in service and investment delivery.
•Began his career in management and engineering at Mobil Oil in the United Kingdom.
•Has served as a Non-Executive Director at the UK Institute of Directors (a non-profit membership organization) since August 2021.
•A chartered mechanical engineer and a Fellow of both the Institution of Mechanical Engineers and the Energy Institute.

Years of Service: 0 Age: 55 COMMITTEES: •Audit OTHER CURRENT PUBLIC COMPANY BOARDS: •None PAST PUBLIC COMPANY BOARDS: •John Wood Group PLC

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Wealth of experience in unlocking opportunities in carbon capture, hydrogen, bio-refining, minerals processing, and solar and wind energy.
•Demonstrated experience in helping organizations deliver a more sustainable future.
•Significant knowledge of mechanical engineering, industry experience, and service to international trade.
•Extensive leadership and management experience with a well-established track record of implementing strategic change and operational delivery.

28	| 2023 NOTICE AND PROXY STATEMENT

CORPORATE
GOVERNANCE
Honeywell is committed to strong corporate governance policies, practices, and procedures designed to ensure that its Board of Directors effectively exercises its oversight role. The Honeywell Board oversees management performance on behalf of shareowners to ensure that the long-term interests of shareowners are being served, to monitor adherence to Honeywell’s standards and policies, and to promote the exercise of responsible corporate citizenship. The Honeywell Board values and considers the feedback received from our shareowners. Taking into account their perspectives, Honeywell has implemented a number of actions over time to increase shareowner rights, enhance the Board’s structure, and augment our commitment to sustainability and corporate responsibility.
The following timeline summarizes the evolution of the Board’s corporate governance practices.

HISTORY OF PROACTIVELY RESPONDING TO SHAREOWNER FEEDBACK TO ENSURE BEST-IN-CLASS GOVERNANCE, COMPENSATION, AND DISCLOSURE PRACTICES

Year	Enhancement

2018	•Nominated a new director for election to the Board by our shareowners under an enhanced recruitment process. •Reduced ownership threshold to call a special meeting of shareowners from 20% to 15%.

2019
•Adopted policy to instruct trade associations not to use our dues for political contributions.
•Reduced the total number of public company boards on which any director may sit from five to four.
•Formalized equivalency of independent Lead Director and independent Chairman roles and responsibilities.
•Amended committee charters to formalize areas of risk oversight responsibility.

2020
•Made enhancements to political contributions disclosure, including disclosure of >$50K trade association memberships.
•ESG reporting in line with SASB and TCFD.
•Established a bipartisan Political Contributions Advisory Board to ensure alignment of HIPAC political contributions with company values.

2021
•Adopted formal requirement to interview diverse candidates prior to selecting new directors.
•Assigned responsibility for oversight of overall ESG performance, strategy, and risks to the Corporate Governance and Responsibility Committee.
•ESG considerations integrated into Enterprise Risk Management framework.
•Appointed Chief Sustainability Officer, Chief Inclusion and Diversity Officer, and General Counsel for ESG.

Year	Enhancement

2022
•ESG added to Board Skillset Matrix as a strategic skill.
•Political Contributions Advisory Board mandate expanded to include review of trade association memberships and alignment with sustainability objectives.
•Publicly disclosed our EEO-1 Report and committed to do so annually.
•Published inaugural Climate and Sustainability Lobbying Report.
•Published inaugural Report on Due Diligence Processes to Identify and Address Environmental and Social Risks (also referred to as the Environmental and Social Due Diligence Report).
•Assigned responsibility for oversight of employee well-being to the MDCC.

2023
•MDCC made an affirmative statement that it does not intend to make any further adjustments to in-flight performance plans to respond directly to shareowner feedback.
•Enhanced the Climate and Sustainability Lobbying Report to broaden disclosure about Honeywell's direct lobbying efforts on climate issues and better define alignment of the actions of our trade associations with the goals of the Paris Agreement.
•Enhanced the Report on Due Diligence Processes to Identify and Address Environmental and Social Risks to address Environmental Justice considerations in our processes.
•Amended our Executive Stock Ownership Guidelines to exclude performance shares.
•MDCC incorporated an ESG scorecard when assessing the qualitative portion of ICP for executive compensation.
•Execution of successful leadership transition plan, with announcement of Vimal Kapur as next CEO, with Darius Adamczyk continuing to serve as Executive Chairman of the Board.

Comprehensive Governance and Disclosure Practices

2023 NOTICE AND PROXY STATEMENT |	29

CORPORATE GOVERNANCE
SHAREOWNER OUTREACH AND ENGAGEMENT
Understanding the issues that are important to our shareowners is critical to ensuring that the Company addresses their interests in a meaningful and effective manner. It is also foundational to good corporate governance. Honeywell engages with shareowners on a regular basis throughout the year to discuss a range of topics, including performance, strategy, risk management, executive compensation, corporate governance, and sustainability. The Company recognizes the value of taking shareowners’ views into account. Dialogue and engagement with shareowners help set goals and expectations for performance and help identify emerging issues that may affect corporate governance, compensation practices, and other aspects of strategy and operations.

SHAREOWNER ENGAGEMENT IN 2022 Shareowner engagement during 2022 was robust. The Company’s shareowner and investor outreach and engagement take many forms:

The Company participates in numerous investor conferences and analyst meetings; holds its own investor events, some of which focus on individual businesses, at Honeywell facilities; and meets one-on-one with shareowners in a variety of contexts and forums.

As part of Honeywell’s governance-focused shareowner engagement program, members of the Board, including the independent Lead Director, the CGRC Chair, and/or the MDCC Chair, participate in many shareowner meetings to discuss a range of environmental, social, and governance (ESG) matters, including executive compensation, corporate governance, and sustainability. In 2022, these meetings were particularly important to us as we wanted explicit feedback on items that were voted on at the 2022 Annual Meeting of Shareowners.

In addition, the Company’s Chairman and Chief Executive Officer, Chief Financial Officer, and other executive officers hosted
>150
one-on-one or small-group shareowner meetings to discuss business performance, strategy, end markets, and the overall competitive landscape, while seeking shareowner feedback.

ANNUAL SHAREOWNER ENGAGEMENT

SPRING
The Annual Report and Proxy Statement are distributed to shareowners. Management and members of the Board extend invitations to our largest shareowners to discuss matters to be voted on at the upcoming Annual Meeting.

SUMMER
Management reports to the Board on the just-ended proxy season, including a discussion on voting results and shareowner feedback. This discussion sets the agenda for Summer/Fall shareowner engagement.

FALL
Management determines topics for upcoming shareowner discussions based on Board discussion, its review of new governance trends, regulatory developments, and the results of the recently concluded Annual Shareowner Meeting. Management and members of the Board extend invitations to the largest shareowners to engage on topics of interest.
WINTER The Board implements governance changes, if appropriate, considering feedback from Summer/Fall engagement with shareowners.

30	| 2023 NOTICE AND PROXY STATEMENT

CORPORATE GOVERNANCE
2022 SPRING ENGAGEMENT

TOTAL CONTACTED Top 100 shareowners representing 56% of shares	TOTAL ENGAGED 35% of shares outstanding, held by 30 of our largest shareowners	DIRECTOR ENGAGED 28% of shares outstanding engaged by independent Lead Director or MDCC Chair
2022 FALL ENGAGEMENT

TOTAL CONTACTED Top 100 shareowners representing 57% of shares	TOTAL ENGAGED 33% of shares outstanding, held by 23 of our largest shareowners	DIRECTOR ENGAGED 25% of shares outstanding engaged by independent Lead Director or MDCC Chair

2022 FALL SHAREOWNER ENGAGEMENT FOCUS AREAS
In 2022, conversations with shareowners largely focused on feedback from our 2022 Annual Meeting of Shareowners.
•The Board was not satisfied with the results of our Say-on-Pay vote in 2022 and sought detailed feedback from shareowners on the structure of our executive compensation program and actions that would demonstrate responsiveness to the low Say-on-Pay vote.
•Honeywell’s governance practices, including its 15% ownership threshold for shareowners to call a special meeting.
•Honeywell’s commitment to proactively address environmental and social risks and opportunities through a robust sustainability governance framework and shareowner feedback on the Environmental and Social Due Diligence Report.
•Alignment of trade association memberships with our support of the Paris Agreement and shareowner feedback on the Climate and Sustainability Lobbying Report.
•Honeywell’s continued investment in developing solutions that improve environmental and social outcomes for customers and communities.

Shareowners provided positive feedback for our responsiveness and path forward

SHAREOWNER FEEDBACK
Say-on-Pay:
•All shareowners engaged agreed that lower Say-on-Pay support in 2022 was due to adjustments to in-flight performance plans during 2021 and 2022.
•95% of the shareowners engaged confirmed that they would view the MDCC’s affirmation that it has no intent to make any further adjustments to in-flight performance plans as sufficiently responsive to the low Say-on-Pay vote in 2022.
•All shareowners engaged were generally satisfied with the basic structure of our executive compensation plan and its alignment to performance.
Climate and Sustainability Lobbying Report: Over 80% of shareowners that engaged with us confirmed that our report met or exceeded expectations.
Environmental and Social Due Diligence Report: Positive overall feedback; none of the shareowners that engaged with us expressed specific concerns about our report.
10% Threshold for Shareowners to Call a Special Meeting: Only 22% of shareowners that engaged with us have policies to support a lower threshold; other shareowners were satisfied with the current 15% threshold.
Other Matters: We continued to receive positive feedback for our commitment to sustainability and corporate governance best practices.

2023 NOTICE AND PROXY STATEMENT |	31

CORPORATE GOVERNANCE
BOARD LEADERSHIP STRUCTURE
CHAIRMAN OF THE BOARD
Honeywell’s CEO, Darius Adamczyk, has served as the Chairman of our Board since the 2018 Annual Meeting of Shareowners. The decision to appoint Mr. Adamczyk as Chairman in 2018 followed careful consideration by the Board and extensive engagement with shareowners. Understanding the importance of this leadership decision to the Company and its shareowners, the Board thoroughly explored the benefits and challenges of this appointment through an open-minded and unbiased decision-making process.

When deciding to recombine the roles of Chairman and CEO under Mr. Adamczyk in 2018 and to continue to maintain this structure until he steps down as CEO on June 1, 2023, the Board considered a wide range of factors as follows:
•The benefits of a unified leadership structure during a period when Honeywell was in the process of a major portfolio realignment and a strategic shift designed to focus resources and management’s attention on high-growth businesses in six attractive industrial end markets where the Company can deploy its core technological strengths related to software, data analytics, and the Industrial Internet of Things.
•An evaluation of the strength of Mr. Adamczyk’s character, the quality of his leadership, and the likelihood that Mr. Adamczyk’s service as both Chairman and CEO would enhance Company performance.
•Honeywell’s longstanding track record of outperformance under a unified leadership structure in which the roles of Chairman and CEO were combined under Mr. Adamczyk. Since the roles of CEO and Chairman were combined under Mr. Adamczyk's leadership through December 31, 2022, Honeywell has experienced total shareowner return of 66%, outperforming the compensation peer median by a multiple of 1.7x and the S&P 500 by a multiple of 1.2x.
•The highly independent nature of the Board.
•Steps taken by the Board to strengthen the role of the independent Lead Director to be equivalent to that of an independent chairman.

Honeywell's Corporate Governance Guidelines do not establish a fixed rule as to whether the offices of Chairman and CEO should be vested in the same person or two different people, but rather specify that Honeywell's board leadership structure is best considered as part of corporate governance and CEO succession planning processes. The Board believes that the decision as to whether the positions of Chairman and CEO should be combined or separated, and whether an executive or an independent director should serve as Chairman if the roles are split, should be based upon the particular circumstances facing the Company. Maintaining a flexible policy allows the Board to choose the leadership structure that best serves the interests of the Company and its shareowners at any particular time. The Board carefully weighed the views of its shareowners as part of the deliberations leading up to its decision to combine the roles and has continued to engage with shareowners on this topic during shareowner engagement meetings thereafter. The Company has continued to hear a range of views during those meetings, with most shareowners expressing confidence that the Honeywell Board understands the importance of good corporate governance and has the ability and insight to make the right decisions regarding its ongoing leadership structure, specifically the determination of whether and when to separate and combine the roles of Chairman and CEO.
In March 2023, Honeywell announced that Mr. Adamczyk will step down as CEO on June 1, 2023 and serve as Executive Chairman and that Vimal Kapur, the Company's current President and Chief Operating Officer and a member of the Board, will become CEO at that time. Prior to this announcement, the Board considered the Board leadership structure that would best enable a successful CEO transition and determined that Mr. Adamczyk, as Executive Chairman, would be well-positioned to provide leadership continuity as well as advice and guidance to Mr. Kapur and the Board during the transition period.
At this time, the Board continues to believe that combining the roles of CEO and Chairman under Mr. Adamczyk until his retirement from the role of CEO in June 2023 and having him continue thereafter in the role of Executive Chairman is in the best interest of the Company and its shareowners. The Board will assess the strategic needs of the Company when determining whether to re-combine the roles or appoint an independent Chairman upon Mr. Adamczyk's retirement as Chairman. In addition, the Board believes its risk oversight framework, as described under "Board's Role in Risk Oversight" on page 42 of this Proxy Statement, would be effective under a variety of leadership structures, and therefore does not materially affect its choice of structure.

32	| 2023 NOTICE AND PROXY STATEMENT

CORPORATE GOVERNANCE
INDEPENDENT LEAD DIRECTOR
Honeywell’s independent Lead Director plays an important role in our governance structure, serving as the de facto leader of the independent directors, the single focal point charged with ensuring that the Board as a whole is providing appropriate independent oversight of management, and an ex officio member of each Board committee on which he or she does not otherwise serve. Over the past several years, the Board has continued to take action to strengthen the role of the independent Lead Director, including amendments to the Corporate Governance Guidelines to formalize the role of the independent Lead Director in the recruitment and selection of new Board members and in the annual self-evaluation process. In 2019, the Board formalized the equivalency of the independent Lead Director and independent Chairman roles and responsibilities.

The roles and responsibilities of the Lead Director are described in the Company’s Corporate Governance Guidelines, which explicitly acknowledge that, in the absence of an independent Chairman, the independent Lead Director assumes the same roles and responsibilities, including:
•As and when the Board considers adding new members, work with the CEO, Chairman, the CGRC, and the full Board to help identify and prioritize the specific skillsets, experience, and knowledge that candidates for election to the Board must possess.
•Review, and when appropriate, make changes to Board meeting agendas and Board meeting schedules to ensure there is sufficient time for discussion of all agenda items.
•Review, and when appropriate, make changes to presentation material and other written information provided to directors for Board meetings.
•Preside at all Board meetings at which the Chairman is not present, including executive sessions of the independent directors, and apprise the Chairman of the issues considered.
•Serve as liaison between the Chairman and the independent directors.
•Be available for consultation and direct communication with the Company’s shareowners.
•Call meetings of the independent directors when necessary and appropriate (as permitted by the Company's By-laws).
•Call special meetings of the Board when necessary and appropriate.
•Retain outside professionals on behalf of the Board.
•Consult with management about what information is to be sent to the Board.
•Identify key strategic direction, and operational issues upon which the Board’s annual core agenda is based.
•Serve as an ex officio member of each committee on which he or she does not otherwise serve.

Mr. Davis exercises these roles and responsibilities in his current role as the independent Lead Director.
The independent Lead Director is selected biennially by Honeywell’s other independent directors to serve a two-year term, considering the independent Lead Director selection criteria memorialized in the Company's Corporate Governance Guidelines. In 2022, our independent directors unanimously elected Mr. Davis for a second two-year term, which will expire at the 2024 Annual Meeting of Shareowners. The independent directors took into account each of the Lead Director Selection Criteria set forth in our Corporate Governance Guidelines. Below, we summarize those criteria and the ways in which Mr. Davis satisfies those criteria.

Lead Director Selection Criteria	Mr. Davis’ Qualifications

Commitment Able to commit the time and level of engagement required to fulfill the substantial responsibilities of the role	Mr. Davis has excelled as independent Lead Director and worked tirelessly to help guide Honeywell through the COVID-19 pandemic, supply chain disruptions, and a period of record inflation.

Effective Communication Able to facilitate discussions among Board members, including between the non-management directors and the CEO/Chairman, and engage with shareowners and key stakeholders
 As MDCC Chair from 2010 to 2020, Mr. Davis demonstrated effective communication and engagement with directors and management while leading a large-scale transformation of Honeywell’s executive compensation program.
 Mr. Davis proved himself to be an effective communicator in his numerous meetings with shareowners, particularly with respect to our COVID-19 response, ESG initiatives, and executive compensation.

Rapport Strong rapport with other members of the Board
 Mr. Davis is extremely well-regarded by his fellow Board members. As the longest-tenured director (17 years) who has served as MDCC Chair (2010 to 2020) and Audit Committee Chair (2006-2010; 2022-present), he has developed a strong rapport with each director.

Integrity High personal integrity and ethical character
 Mr. Davis has conducted himself in accordance with the highest ethical standards throughout his career and as a Honeywell Board member.
 As former MDCC Chair, former and current Audit Committee Chair, and independent Lead Director, he has been a key enabler of a culture of integrity and ethics at Honeywell by ensuring the appropriate tone at the top.

Skillset Skills and experience broadly in line with Honeywell’s corporate strategy
 Mr. Davis’ skills and experiences are well-aligned with the strategic skills and core competencies that are critical for Honeywell Board members; in addition, his deep knowledge of Honeywell after 17 years of service on the Board enables effective leadership of the other independent directors.
 He has led global organizations in transportation and logistics services industries that are aligned with Honeywell’s strategic end markets and where innovation is a critical enabler.

2023 NOTICE AND PROXY STATEMENT |	33

CORPORATE GOVERNANCE
DIRECTOR INDEPENDENCE
Honeywell’s Corporate Governance Guidelines state, “the Board intends that, at all times, a substantial majority of its directors will be considered independent under relevant Nasdaq and SEC guidelines.”
AFFIRMATIVE DETERMINATION OF INDEPENDENCE
To fulfill this intent, the Board regularly reviews the independence of each non-employee director to make an affirmative determination of independence. Specifically, the CGRC conducts an annual review of the independence of the directors and reports its findings to the full Board. This year, based on the report and recommendation of the CGRC, the Board has determined that each of the non-employee director nominees standing for election to the Board at the Annual Meeting — Messrs. Angove, Ayer, Burke, Davis, and Watson and Mses. Flint, Lee, Lieblein, and Washington — satisfies the independence criteria in the applicable Nasdaq listing standards and SEC rules (including, where applicable, the enhanced criteria with respect to members of the Audit Committee and the MDCC). In addition, the Board determined that each of Judd Gregg and George Paz, who each served on the Board during 2022, satisfied such independence criteria. Each Board committee member qualifies as a non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act). Members of the Audit Committee and MDCC currently meet and, during the year ended December 31, 2022, met the additional independence requirements of Nasdaq applicable to audit committee and compensation committee members.
CRITERIA FOR DIRECTOR INDEPENDENCE
For a director to be considered independent, the Board must determine that the director does not have any relationships with Honeywell that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board considered all relevant facts and circumstances in making its determinations, including the following:
•No non-employee director or nominee receives any direct compensation from Honeywell other than under the director compensation program described in this Proxy Statement.
•No immediate family member (within the meaning of the Nasdaq listing standards) of any non-employee director or nominee receives direct compensation from Honeywell other than compensation received for service as a non-executive employee.
•No non-employee director or nominee is affiliated with Honeywell or any of its subsidiaries or affiliates.
•No non-employee director or nominee is an employee of Honeywell’s independent accountants, and no non-employee director or nominee (or any of their respective immediate family members) is a current partner of Honeywell’s independent accountants, or was within the last three years, a partner or employee of Honeywell’s independent accountants and personally worked on Honeywell’s audit.
•No non-employee director or nominee is a member, partner, or principal of any law firm, accounting firm, or investment banking firm that receives any consulting, advisory, or other fees from Honeywell.
•No non-employee director or nominee has an immediate family member who is, or was during the past three years, an executive officer of Honeywell.
•No Honeywell executive officer is on the compensation committee of the board of directors of a company that employs any of our non-employee directors or nominees (or any of their respective immediate family members) as an executive officer.
•No non-employee director or nominee (or any of their respective immediate family members) is indebted to Honeywell, nor is Honeywell indebted to any non-employee director or nominee (or any of their respective immediate family members).
•No non-employee director or nominee is an executive officer of a charitable or other tax-exempt organization that received contributions from Honeywell outside our director charitable match program.
•Honeywell has commercial relationships (purchase and/or sale of products and services) with companies at which our directors serve or have served as officers within the past three years (Mr. Angove — Blue Yonder Group, Inc., Ms. Flint — Greater Toronto Airports Authority, Ms. Lee — Cornerstone Building Brands, Inc., and Dupont de Nemours, Inc., and Mr. Watson — John Wood Group PLC). In each case:
•The relevant products and services were provided on terms and conditions determined on an arm’s-length basis and consistent with those provided by or to similarly situated customers and suppliers;
•The relevant director did not initiate or negotiate the relevant transaction, each of which was in the ordinary course of business of both companies; and
•The combined amount of such purchases and sales was less than 1% of the consolidated gross sales of each of Honeywell and the other company in each of the last three completed fiscal years. This level is significantly below the requirements of the Nasdaq listing standards for director independence, which use a threshold of 5% of consolidated gross revenues and apply it to each of purchases and sales rather than the combination of the two.

34	| 2023 NOTICE AND PROXY STATEMENT

CORPORATE GOVERNANCE
•While a non-employee director’s or nominee’s service as an outside director of another company with which Honeywell does business would generally not be expected to raise independence issues, the Board also considered those relationships and confirmed the absence of any material commercial relationships with any such company. Specifically, those commercial relationships were in the ordinary course of business for Honeywell and the other companies involved and were on terms and conditions available to similarly situated customers and suppliers.
The above information was derived from Honeywell’s books and records and responses to questionnaires completed by directors in connection with the preparation of this Proxy Statement.
BOARD PRACTICES AND PROCEDURES
BOARD AND COMMITTEE MEETINGS
•Agenda. The Board and its committees perform an annual review of the agenda items to be considered for each meeting. During that review and throughout the year, each Board and committee member is encouraged to suggest items for inclusion on future agendas.
•Number of Meetings and Attendance. In 2022, the Board held seven meetings, and the committees of the Board collectively held 21 meetings. The Board had 97% meeting attendance, and the directors’ average attendance rate at meetings of the committees of which they are members was 96%. Each of the directors participated in at least 75% of the aggregate of the total number of Board meetings held during the period for which he or she was a director and the total number of meetings held by all Board committees on which he or she served (during the period he or she served).
•Special Meetings. The Chairman, the CEO, the independent Lead Director, the CGRC Chair, and at the request of two independent directors, the Corporate Secretary, are permanently empowered and authorized to call special meetings of the Board at any time and for any reason.
•Board Meeting Materials. Each director receives in advance the written material to be considered at every meeting of the Board and of the committees on which he or she is a member and can provide comments and suggestions.
SELF-EVALUATION

DEVELOP EVALUATION FORM	LAUNCH EVALUATION	REVIEW FEEDBACK	RESPOND TO INPUT

•The formal self-evaluation is in the form of written questionnaires administered by Board members, management, or third parties. Each year, the independent Lead Director and the CGRC discuss, consider, and approve the form of the evaluation.

•Members of our Board, and each committee, participate in the formal evaluation process, responding to questions designed to elicit information to be used for improving Board and committee effectiveness.

•Director feedback is solicited from the formal self-evaluation process and is shared verbatim on an anonymous basis with the entire Board and committee and, where appropriate, addressed with management.

•In response to feedback from the evaluation process, the Board and committees work with management to take concrete steps to improve policies, processes, and procedures to further Board and committee effectiveness.

2023 NOTICE AND PROXY STATEMENT |	35

CORPORATE GOVERNANCE
EVALUATION AND NOMINATION OF DIRECTOR CANDIDATES
Primary responsibility for identifying and evaluating director candidates and for recommending re-nomination of incumbent directors resides with the CGRC, which consists entirely of independent directors under applicable SEC rules and Nasdaq listing standards. Honeywell’s independent Lead Director is formally charged with the responsibility of working with the Chairman and CEO, CGRC, and the full Board to help identify and prioritize the specific skillsets, experience, and knowledge that director candidates must possess. The CGRC and independent Lead Director then establish criteria for director nominees based on these inputs.
In 2022, Ms. Lee and Mr. Watson were appointed to the Board as independent directors in accordance with the process described above.
In March 2023, Mr. Kapur was appointed to the Board in connection with the CEO leadership succession plan pursuant to which the Board elected Mr. Kapur to succeed Mr. Adamczyk as Honeywell's CEO effective June 1, 2023.

ASSESS	•From time to time, the Board fills vacancies in its membership that arise between annual meetings of shareowners using the evaluation and nomination process.

IDENTIFY
•Potential director candidates meeting the criteria established by the CGRC and independent Lead Director are identified either by reputation, existing Board members, or shareowners.
•The CGRC is also authorized, at the expense of Honeywell, to retain search firms to identify potential director candidates, as well as other external advisors, including for purposes of performing background reviews of potential candidates.
•Search firms retained by the CGRC are provided guidance as to the particular experience, skills, or other characteristics that the Board is then seeking.
•The CGRC may delegate responsibility for day-to-day management and oversight of a search firm engagement to the Chairman and/or the Senior Vice President and Chief Human Resources Officer.

EVALUATE
•Candidates are interviewed by the Chairman and CEO, the independent Lead Director or Chair of the CGRC, and such other directors or officers as may be requested by the Chairman or independent Lead Director, to ensure that candidates not only possess the requisite skills and characteristics, but also the personality, leadership traits, work ethic, and independence of thought to effectively contribute as a member of the Board. One or more diverse candidates must be interviewed before a successful candidate is selected.
•To ensure that the Board continues to evolve in a manner that serves the changing business and strategic needs of the Company, before recommending for re-nomination a slate of incumbent directors for an additional term, the CGRC also evaluates whether incumbent directors possess the requisite skills and perspective, both individually and collectively. This evaluation is based primarily on the results of the annual review it performs with the Board of the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole and the results of the Board’s annual self-evaluation.

RECOMMEND
•The Board nominates the successful candidate for election to the Board at the Annual Meeting of Shareowners. From time to time, the Board uses the process described above to fill vacancies in its membership that arise between annual meetings.

SPOTLIGHT ON BOARD DIVERSITY

Although the Board has historically ensured a diverse slate of candidates for director nominees, in 2021 Honeywell formally adopted the requirement to interview diverse candidates prior to selecting new Board members. When identifying Board candidates, the CGRC requires that qualified candidates who are diverse with respect to race, ethnicity, and/or gender are included in the pool from which any new director nominee is selected, and that one or more diverse candidates have been interviewed before a successful candidate is selected. This is to ensure that we continue to enhance both the diversity of the Board and the diverse perspectives and values that are discussed in Board and committee meetings.

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CORPORATE GOVERNANCE
OTHER BEST PRACTICE BOARD POLICIES AND PROCEDURES

ANNUAL SHAREOWNER MEETING ATTENDANCE	Honeywell’s Corporate Governance Guidelines encourage all directors to attend our Annual Meeting of Shareowners. All of our directors attended last year’s virtual Annual Meeting.

ENGAGEMENT WITH MANAGEMENT
The Board and its committees provide feedback to management, and management is required to answer questions raised by the directors during Board and committee meetings. Our senior management meets regularly with the Board, including yearly reviews of each business’ long-term strategic plan and annual operating plan.

DIRECTOR EDUCATION
Honeywell’s Board believes that director education is vital to the ability of directors to fulfill their roles and supports Board members in their continuous learning. Directors may enroll in continuing education programs at Honeywell’s expense on corporate governance and critical issues associated with a director’s service on a public company board. The Board also hears regularly from management on numerous subjects, including investor sentiments, shareowner activism, regulatory developments, data privacy, and cybersecurity. In addition, the Board periodically participates in site visits to Honeywell’s facilities.

DIRECTOR ORIENTATION
All new directors participate in the Company’s director orientation program during the first year on the Board. New directors receive an extensive suite of onboarding materials covering director responsibilities, corporate governance practices and policies, business strategies, leadership structure, and long-term plans. Participation in regular Board and committee meetings also provides new directors with a strong foundation for understanding Honeywell’s businesses, connects directors with members of management with whom they will interact, and accelerates their effectiveness to engage fully in Board deliberations. Directors have access to additional orientation and educational opportunities upon acceptance of new or additional responsibilities on the Board or its committees.

OTHER BOARD MEMBERSHIPS
Pursuant to our Corporate Governance Guidelines, directors should not serve on more than four public company boards (including the Honeywell Board), and directors who serve as chief executive officer of a public company should not serve on more than two public company boards (excluding the board of the company of which such director is the chief executive officer).

RETIREMENT AGE POLICY	Per Board policy, unless the Board otherwise determines, non-employee directors will retire from the Board upon the first Annual Meeting of Shareowners after reaching the age of 75.

CHANGE IN JOB RESPONSIBILITIES
The Corporate Governance Guidelines also provide that directors should offer to tender their resignation in the event of a change in the principal job responsibilities that they held at the time of their election to the Board or the principal job responsibilities taken subsequent to their election to the Board.

2023 NOTICE AND PROXY STATEMENT |	37

CORPORATE GOVERNANCE
BOARD COMMITTEES
The Board currently has three committees. All members of each committee are independent, non-employee directors. Each committee operates under a written charter, which is available at investor.honeywell.com (see “Governance/Governance Overview”). The table below lists the current leadership and membership of each committee.

Name	Audit	Corporate Governance and Responsibility	Management Development and Compensation
Mr. Angove
Mr. Ayer
Mr. Burke
Mr. Davis*		ex officio	ex officio
Ms. Flint
Ms. Lee
Ms. Lieblein
Ms. Washington
Mr. Watson

Chair	Member
*Lead Director is an ex officio member of each committee on which he does not otherwise serve.
AUDIT COMMITTEE

•Consider the independence of, appoint (and recommend to shareowners for approval), and be directly responsible for the compensation, retention, and oversight of the firm that serves as independent accountants to audit our financial statements and to perform services related to the audit; this includes resolving disagreements between the firm and management regarding financial reporting.
•Review the scope and results of the audit with the independent accountants.
•Review with management and the independent accountants, prior to filing, the annual and interim financial results (including Management’s Discussion and Analysis) to be included in Forms 10-K and 10-Q.
•Consider the adequacy and effectiveness of our internal control over financial reporting and auditing procedures.
•Review, approve, and establish procedures for the receipt, retention, and treatment of complaints received by Honeywell regarding accounting, internal control over financial reporting, or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
•Monitor and provide risk oversight with respect to focus areas assigned to the committee from time to time by the Board.
•Together with the full Board, exercise oversight over the ERM process and assess adequacy of mitigation strategies for the risks identified through ERM.
•Oversee performance of the Company's internal audit function.

Committee Chair: D. Scott Davis†
Other Committee Members
Kevin Burke
Robin L. Washington†
Robin Watson*
† Audit Committee Financial Expert
Meetings Held in 2022: 9

•All members independent
•Has oversight over our independent accountant
•Separately designated standing audit committee established in accordance with Section 3(a)(58) (A) of the Exchange Act

*Robin Watson was appointed to the Audit Committee effective October 1, 2022.
Audit Committee Oversight of Independent Accountants. The Audit Committee seeks to ensure the exercise of appropriate professional skepticism by the independent accountants by reviewing and discussing, among other things, management and auditor reports regarding significant estimates and judgments and the results of peer quality review and Public Company Accounting Oversight Board inspections of the independent accountants. The Audit Committee also reviews and pre-approves all audit and non-audit services provided to Honeywell by the independent accountants to determine that such services would not adversely impact auditor independence and objectivity. The Audit Committee also holds separate executive sessions at each in-person meeting with representatives of our independent accountants and with Honeywell’s Chief Financial Officer and Vice President of Corporate Audit.

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CORPORATE GOVERNANCE
CORPORATE GOVERNANCE AND RESPONSIBILITY COMMITTEE (CGRC)

•Identify and evaluate potential director candidates and recommend to the Board the nominees for election to the Board.
•Review and make a recommendation to the Board regarding whether to accept a resignation tendered by a Board nominee who does not receive a majority of votes cast for his or her election in an uncontested election of directors.
•Review and recommend changes to the Corporate Governance Guidelines.
•Together with the independent Lead Director, lead the Board in its annual evaluation of the performance of the Board and its committees.
•Review policies and make recommendations to the Board concerning the size and composition of the Board, qualifications and criteria for director nominees, director retirement policies, compensation and benefits of non-employee directors, conduct of business between Honeywell and any person or entity affiliated with a director, the structure and composition of Board committees, and the allocation of risk oversight responsibilities among Board committees.
•Oversee overall ESG performance and associated risks and opportunities.
•Monitor and provide risk oversight with respect to focus areas assigned to the committee from time to time by the Board, including political contributions and lobbying; regulatory compliance matters such as data privacy; integrity and ethics; geopolitical risk; and health, safety, environmental, product stewardship, and sustainability.
•Review Honeywell’s policies and programs as may be brought to the attention of the committee regarding Honeywell’s role as a responsible corporate citizen.

Committee Chair: William S. Ayer Other Committee Members D. Scott Davis (ex officio) Deborah Flint Grace Lieblein Meetings Held in 2022: 4 •All members independent •Also serves as the nominating committee

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE (MDCC)

•Evaluate and approve executive compensation plans, policies, and programs, including review and approval of executive compensation-related corporate goals and objectives.
•Review and approve the individual goals and objectives of the Company’s executive officers.
•Evaluate the CEO’s performance relative to established goals and objectives and, together with the other independent directors, determine and approve the CEO’s compensation level.
•Review and determine the annual salary and other remuneration (including incentive compensation and equity-based plans) of all other officers.
•Review and discuss with management the Compensation Discussion and Analysis and other executive compensation disclosure included in this Proxy Statement.
•Produce the annual Committee Report included in this Proxy Statement.
•Form and delegate any of the MDCC’s authorities to subcommittees when appropriate.
•Review the management development program, including executive succession.
•Review or take such other action as may be required in connection with the bonus, stock, and other benefit plans of Honeywell and its subsidiaries.
•Monitor and provide risk oversight with respect to focus areas assigned to the committee from time to time by the Board, including succession planning, progress implementing diversity goals and objectives, retention and recruitment of key talent, employment practices and policies, workplace respect and culture, workplace violence, and employee engagement and wellness.

Committee Chair: Grace Lieblein
Other Committee Members
   Duncan Angove
William S. Ayer
D. Scott Davis (ex officio)
Rose Lee
Meetings Held in 2022: 8

•All members independent
•Administers Honeywell’s executive compensation program
•Retains independent compensation consultant

2023 NOTICE AND PROXY STATEMENT |	39

CORPORATE GOVERNANCE
Compensation Committee Interlocks and Insider Participation. During 2022 fiscal year, all members of the MDCC were independent directors, and no member was an employee or former employee of Honeywell. No MDCC member had any relationship requiring disclosure under “Certain Relationships and Related Transactions” on page 117 of this Proxy Statement. During fiscal year 2022, none of the Company’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on the MDCC or the Board.
Administration of Executive Compensation Program. The MDCC administers the executive compensation program, including determination of the elements of the program and their relative weighting, incentive compensation plan targets, and award amounts. The MDCC takes into account feedback from our shareowners when making enhancements to the executive compensation program. When administering the program, the MDCC considers recommendations from senior management regarding the overall executive compensation program and the individual compensation of the executive officers. As part of Honeywell’s annual planning process, the CEO, CFO, and Chief Human Resources Officer develop targets for Honeywell’s incentive compensation programs and present them to the MDCC. These targets are reviewed by the MDCC to ensure alignment with our strategic and annual operating plans, macroeconomic trends, and other identified opportunities and risks. The CEO recommends base salary adjustments and cash and equity incentive award levels for Honeywell’s other executive officers. These recommendations are based on performance appraisals (including an assessment of the achievement of pre-established financial and non-financial management objectives) together with a review of supplemental performance measures and prior compensation levels relative to performance.
Retention of Independent Compensation Consultant. The MDCC has sole authority to retain a compensation consultant to assist the MDCC in the evaluation of CEO, officer, and other senior executive compensation, but only after considering all factors relevant to the consultant’s independence from management. In addition, the MDCC is directly responsible for approving the consultant’s compensation, evaluating its performance, and terminating its engagement. Under the MDCC’s established policy, its consultant cannot provide any other services to Honeywell without the MDCC’s approval, as delegated to the MDCC Chair. The MDCC regularly reviews the services provided by its outside consultants and performs an annual assessment of the independence of its compensation consultant to determine whether the compensation consultant is independent.
Pearl Meyer (PM) served as the MDCC's independent compensation consultant from October 2009 through December 2022. The MDCC conducted a specific review of its relationship with PM in 2022 and determined that PM is independent in providing Honeywell with executive compensation consulting and limited other employee benchmarking services, and that PM’s work for the MDCC did not raise any conflicts of interest, consistent with SEC rules and Nasdaq listing standards.
In making this determination, the MDCC reviewed information provided by PM on the following factors:
•Any other services provided to Honeywell by PM.
•Fees received by PM from Honeywell as a percentage of PM’s total revenue.
•Policies and procedures maintained by PM to prevent a conflict of interest.
•Any business or personal relationship between the individual PM consultants assigned to the Honeywell relationship and any MDCC member.
•Any business or personal relationship between the individual PM consultants assigned to the Honeywell relationship, or PM itself, and Honeywell’s executive officers.
•Any Honeywell stock owned by PM or the individual PM consultants assigned to the Honeywell relationship.
The MDCC noted that PM did not provide any services to the Company or its management other than service to the MDCC and limited other compensation benchmarking services. Unless approved by the MDCC Chair, PM does not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resources outsourcing.
PM compiled information and provided advice regarding the components and mix (short-term/long-term; fixed/variable; cash/equity) of the executive compensation programs of Honeywell and its Compensation Peer Group (see page 67 of this Proxy Statement for further detail regarding the Compensation Peer Group) and analyzed the relative performance of Honeywell and the Compensation Peer Group with respect to stock performance and the financial metrics generally used in the programs. PM also provided the MDCC with information regarding emerging trends and best practices in executive compensation. In addition to information compiled by PM, the MDCC also reviews general survey data compiled and published by third parties. Neither the MDCC nor Honeywell has any input into the scope of or the companies included in these third-party surveys. PM reported to the MDCC Chair, had direct access to MDCC members, attended MDCC meetings either in person, virtually, or by telephone, and met with the MDCC in executive session without management present.

In the fall of 2022, the MDCC initiated a Request for Proposal, following which it appointed Pay Governance to serve as the independent compensation consultant as of January 1, 2023. The MDCC engaged Pearl Meyer as its compensation consultant for more than a decade and would like to acknowledge Pearl Meyer for its many years of dedicated service and advice.

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CORPORATE GOVERNANCE
LEADERSHIP SUCCESSION PLANNING
One of the most critical responsibilities of our Board is to ensure continued performance over the long-term through effective succession planning. The MDCC and the full Board routinely consider internal and external candidates for senior leadership positions under both near- and long-term planning scenarios, taking into account demonstrated performance, leadership qualities, strategic acumen, and potential to take on the most complex responsibilities. For our top leadership roles, succession planning relies on the ongoing and purposeful recruitment and development of top leadership talent over time, and for the CEO position, the Board establishes and then executes against a rigorous succession planning program to evaluate and select a lead candidate who is then assessed over time while performing against a robust development plan.
On March 14, 2023, the Company announced that Vimal Kapur, currently President and Chief Operating Officer of the Company, will succeed Darius Adamczyk as CEO on June 1, 2023, with Mr. Adamczyk continuing to serve as Executive Chairman of the Board. This CEO succession plan is the product of the Board's disciplined execution of a rigorous, thoughtful, and well-designed approach to succession planning:
•Candidate Evaluation. The Board established clear criteria for evaluating potential candidates, with a focus on selecting the candidate best able to adapt quickly to changing and unpredictable demands. Candidates were evaluated against these criteria through structured interviews, case studies, and cognitive ability tests. Finalists were also required to develop a strategic plan for presentation to and discussion with the full Board.
•Candidate Selection. Based on the inputs described above, the Board selected Mr. Kapur as the top CEO candidate and established a development plan based on his assessment results to continue to evaluate Mr. Kapur’s readiness to be CEO against this defined framework. The Board also established a milestone-based transition plan for Mr. Kapur to onboard additional responsibilities over time to facilitate the Board's continued evaluation of his ability to succeed as CEO.
•Ongoing Assessment. The Board regularly assessed Mr. Kapur's performance against the development plan. Through management reports on observed progress and the Board's own direct assessment of Mr. Kapur's results and personal development, the Board continued to evaluate Mr. Kapur's candidacy and readiness for the CEO role before making the final determination.
•Leadership Transition Planning. To facilitate the CEO transition, enable continuity, and continue to benefit from Mr. Adamczyk's expertise and leadership, the Board determined that it is in the best interest of Honeywell and its shareowners to retain Mr. Adamczyk as Executive Chairman, and following his retirement from the Board, as a Senior Advisor. To this end, the MDCC worked with Mr. Adamczyk to establish a transition arrangements letter agreement to formalize the terms of this transition.

2023 NOTICE AND PROXY STATEMENT |	41

CORPORATE GOVERNANCE
BOARD’S ROLE IN RISK OVERSIGHT
While senior management has primary responsibility for managing risk, the Board has responsibility for risk oversight with specific risk areas delegated to relevant Board committees who report on their deliberations to the Board. The specific risk areas of focus for the Board and each of its committees are summarized below.

FULL BOARD
•Oversee the Company’s risk governance framework, including an enterprise-wide culture that supports appropriate risk awareness and the identification, escalation, and appropriate management of risk.
•Integrity, ethics, and compliance with the Company's Code of Business Conduct.
•General strategic and commercial risks, such as new product launch, capital spend, raw material price increases, foreign currency fluctuation, diminished customer demand, competitive dynamics, technology obsolescence, reductions to government spending, geopolitical dynamics, slowdown in economic growth, supply chain disruption, and inflation.
•Disruption, including supply chain disruption, disruptive technologies, emerging competition, and changing business models.
•M&A transactions, including strategic fit, execution, separation, and integration, and the M&A competitive landscape.
•Legal risks, such as those arising from litigation, environmental, and intellectual property matters.

AUDIT COMMITTEE
•Enterprise Risk Management (ERM) and Crisis Incident Management programs.
•Cybersecurity, including protection of customer and employee data, trade secrets, and other proprietary “crown jewel” information, ensuring the security of data on the cloud, persistent threats, and cyber risks associated with the Company’s own products and facilities.
•Accounting, controls, and financial disclosure.
•Tax and liquidity management.
•Product integrity and product security.
•Vendor risk, including supply chain disruption.
•Operational business continuity.

CORPORATE GOVERNANCE AND RESPONSIBILITY COMMITTEE (CGRC)
•Political contributions and lobbying.
•Regulatory compliance, including data privacy, sanctions, export, and government contracts.
•Integrity and compliance programs and policies.
•Geopolitical risk, including political, economic or military conflicts, and tariffs.
•ESG matters, including health, safety, environmental, climate, product stewardship, and sustainability.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE (MDCC)
•Succession planning.
•Compensation plans, programs, and arrangements and other employment practices and policies.
•Recruitment and retention of key talent.
•Labor compliance.
•Inclusion and diversity.
•Workplace respect and culture.
•Workplace violence.
•Employee engagement and wellness.

ENTERPRISE RISK MANAGEMENT

ASSESS	REVIEW	INCORPORATE

•The Board uses the ERM program as a key tool for understanding the inherent risks facing Honeywell and assessing whether management’s processes, procedures, and practices for mitigating those risks are effective.
•The annual ERM assessment deployed by management is based on an enterprise-wide “top down” and “bottom up” view of commercial, strategic, legal, compliance, human capital, cyber, and reputational risks and strategies for mitigating those risks.
•In 2022, the ERM program included interviews with the Chairman and CEO and each member of his leadership team as well as 43 workshop interviews with 121 risk owners and risk experts, covering 61 risk areas across all businesses and functions.
•In 2023, ERM-identified risks will drive over 50% of the audits to be conducted under the Internal Audit function’s annual plan.

•The Audit Committee, the CGRC, and the full Board review the results of the annual ERM assessment.
•During the reviews, Honeywell’s CFO presents the results of the ERM assessment in a manner designed to provide full visibility into the risks facing Honeywell and how management is mitigating those risks, thereby enabling the Board to effectively exercise its oversight function.
•To facilitate continued monitoring and oversight by the Board, key risk areas identified during the ERM process and management’s associated mitigation activities become part of Board and/or committee meeting agendas for the following year.

•Every three years, the ERM process includes one-on-one meetings with each Board member to discuss each director’s “top down” view of risks facing the enterprise, to solicit the director’s recommendations for improving the ERM process, and to ensure that the universe of risks and the metrics for identifying key risks, in terms of likelihood of occurrence and potential financial impact, is both realistic and appropriate.
•Feedback from the one-on-one interviews with the individual Board members is presented to the full Board and incorporated in the Company’s ERM program and risk mitigation efforts.

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CORPORATE GOVERNANCE
OVERSIGHT OF STRATEGY
One of the Board’s primary responsibilities is overseeing management’s establishment and execution of the Company’s strategy and the associated risks. The full Board oversees strategy and strategic risk through robust and constructive engagement with management, taking into consideration Honeywell’s key priorities, global trends impacting our business, regulatory developments, and disruptors in our industries. The Board’s oversight of strategy primarily occurs through deep-dive annual reviews of the long-term strategic plans and annual operating plans of each of our businesses. During these reviews, management provides the Board with its view of the key commercial and strategic risks and opportunities faced by each business unit, and the Board provides management with robust feedback on whether management has identified the key risks and opportunities and is taking appropriate actions to mitigate risk. In addition to the review of each business’ strategic and annual plans, specific areas of risk and opportunity are tabled for further Board and/or committee discussion as specific risks arise or as requested by management or individual Board members to ensure additional Board engagement on the areas of risk that are most impactful to Honeywell’s strategic direction.
The Board’s oversight of strategy is prominent in the Company’s mergers, acquisitions, and divestitures activity. From strategy and vision to comprehensive annual portfolio reviews, individual transaction approval, deal execution, and integration, the Board is engaged in all aspects of the Company’s mergers, acquisitions, divestitures, and other corporate development activities. With the ultimate goal of achieving outcomes that promote long-term shareowner value, the Board annually engages in a rigorous, thorough, and unbiased review of Honeywell’s portfolio and devotes a substantial amount of time at each Board meeting to pressure test potential transactions, review deal execution, monitor integration, and assess            long-term outcomes.
OVERSIGHT OF ESG MATTERS
Honeywell takes seriously its commitment to corporate social responsibility, protection of the environment, and creation of sustainable opportunity everywhere it operates. This commitment underlies the principle that good business, economic growth, and social responsibility work together. Honeywell’s environmental, social, and governance (ESG) initiatives are aligned with the Company’s long-term strategy, both informing and supporting Honeywell’s strategic plans. This alignment emerges from the inclusion of Environmental and Social (E&S) considerations in scenario planning and other strategic processes where E&S-related business risks and opportunities are identified and addressed.
The Board’s engagement and oversight extends to E&S initiatives in the following principle ways:
•The CGRC has primary jurisdiction for managing risks and opportunities associated with E&S, meeting at least once a year with the Chief Sustainability Officer, the Vice President and General Counsel for ESG, the Senior Vice President, Government Relations, the Senior Vice President and General Counsel, the Senior Vice President and Chief Human Resources Officer, and other leaders with responsibility for E&S to review and discuss various E&S topics.
•Direct MDCC oversight of human capital management issues, including culture, diversity and inclusion, and talent recruitment and retention.
•Direct Audit Committee and Board engagement with E&S risk areas, such as cybersecurity and product safety, through a robust and comprehensive ERM program.
•Direct Board engagement on select E&S topics. In the past 12 months, management has presented to the Board on a variety of E&S initiatives, such as inclusion and diversity, safety, business resiliency, and environmental matters.
•Feedback from engagement with shareowners. The Board values shareowners’ perspectives on corporate responsibility and sustainability, and the Company (oftentimes with our independent Lead Director, MDCC Chair, and/or CGRC Chair) engages directly with shareowners throughout the year to discuss activities, goals, and achievements in these areas and to hear shareowners’ views and suggestions so that the feedback can be provided to directors. Please see page 30 for additional information about our shareowner engagement program.

2023 NOTICE AND PROXY STATEMENT |	43

CORPORATE GOVERNANCE
•

OVERSIGHT OF OVERALL ESG PERFORMANCE	BOARD OF DIRECTORS AND CGRC

Oversight of Discrete ESG Risk and Opportunities	CGRC •Environmental •Health •Safety •Climate •Remediation •Political Engagement •Governance •Board Diversity and Composition •Integrity and Compliance •Data Privacy	AUDIT COMMITTEE •Tax •Financial Controls •Enterprise Risk •Litigation/Controversies •Raw Materials Sourcing •Product Safety and Integrity •Supply Chain •Cybersecurity	MDCC •Human Capital Management •Inclusion and Diversity •Labor Practices •Culture •Compensation •Workplace Respect •Employee Engagement and Wellness

Management with Accountability and Regular, Direct Reporting to Responsible Board Committee on ESG Topics	•SVP and General Counsel •Chief Sustainability Officer •Corporate Secretary and Chief Compliance Officer •SVP, Global Government Relations •VP and General Counsel, ESG	•SVP and Chief Financial Officer •SVP, General Counsel •VP, Transformation •VP, Corporate Audit •Chief Security Officer •VP, Controller •VP, Tax •Chief Integrated Supply Chain Officer	•SVP and Chief Human Resources Officer •Chief Inclusion and Diversity Officer
COMMITMENT TO A SUSTAINABLE FUTURE
Honeywell’s commitment to being environmentally responsible is reflected in the extensive work done to reduce greenhouse gas emissions, increase energy efficiency, conserve water, minimize waste, and drive efficiency throughout its operations. The Company champions responsible remediation projects and invests to make its operations and products safer and more sustainable.

>90%	~70%	6,300
reduction in Scope 1 and Scope 2 greenhouse gas intensity since 2004	energy efficiency improvement since 2004	sustainability projects completed since 2010, with more than $100M in annualized savings

165	0.20	>3,000
million gallons of water saved in water-stressed regions since 2013 from more than 185 projects	total case incident rate (TCIR), a safety record over 4x better than the weighted average TCIR of the industries in which we operate	acres remediated and restored as valuable community assets

Honeywell has a history of establishing and achieving public sustainability goals and remains on track to achieving its 10-10-10 goals by 2024. In April 2021, the Company committed to becoming carbon neutral in its operations and facilities by 2035 and to addressing indirect emissions, including emissions in its value chain. In February 2022, the Company submitted its Commitment Letter to the Science Based Targets initiative (SBTi), committing to develop a science-based target in line with their protocols that will include Scope 3 emissions.

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CORPORATE GOVERNANCE

10-10-10 GOALS BY 2024
Honeywell remains on track to meet or exceed its goals to:
•Reduce global Scope 1 and Scope 2 greenhouse emissions intensity by an additional 10% per dollar of sales from 2018 levels.
•Deploy at least 10 renewable energy opportunities.
•Achieve certification to ISO’s 50001 Energy Management Standard at 10 facilities.

CARBON NEUTRALITY BY 2035
Honeywell has committed to:
•Become carbon neutral in its operations and facilities (Scope 1 and Scope 2) by 2035 through a combination of further investment in energy savings projects, conversion to renewable energy resources, use of our own innovations in sustainable solutions, and completion of capital improvement projects.
•Address Scope 3 indirect emissions, including emissions in the value chain, by enhancing its existing tracking system, partnering with industry leaders to identify and implement best practices, redesign of certain of our products, and encouraging customers to adopt Honeywell’s climate offerings.

Honeywell reports on its global greenhouse gas emissions publicly through CDP, a U.K.-based organization that supports companies’ and cities’ environmental disclosures, various regulatory agencies, and its website, investor.honeywell.com (see “ESG/ESG Information”).
Honeywell’s Sustainable Opportunity policy is based on the principle that by integrating health, safety, and environmental considerations into all aspects of its business, Honeywell:
•Protects its people and the environment;
•Drives compliance with all applicable regulations;
•Achieves sustainable growth and accelerated productivity; and
•Develops technologies that expand the sustainable capacity of our world.
Honeywell Accelerator, which drives sustainable improvements and the elimination of waste in manufacturing operations to generate exceptional performance, is a critical component of how the Company thinks about sustainability. Accelerator incorporates a lean-based manufacturing system with roles and ownership for all employees from the plant floor to the boardroom to engage in careful planning and analysis, continuous employee engagement in improvement, and thorough follow-through.
Honeywell has built sustainability directly into the Honeywell Accelerator operating system, so the tools, personnel, activities, and culture are used to drive sustainability with the same focus that the Company uses to propel other critical operational objectives, such as quality, delivery, inventory, and cost. This ensures that sustainability is an integrated and essential part of the Honeywell work experience every day. Progress on our sustainability program is a factor in determining annual incentive compensation for senior leadership.

SPOTLIGHT ON FLEET ELECTRIFICATION

We developed a strategy to further improve our fleet’s fuel economy through a plan to electrify our global fleet of over 7,500 vehicles where conditions and markets allow by 2035 or earlier. In 2022, we took delivery of our first fully electric light duty vehicles in North America as part of an initial pilot. This pilot will inform and shape our future policies and strategy, adoption rate by business group, and vehicle class selection.

2023 NOTICE AND PROXY STATEMENT |	45

CORPORATE GOVERNANCE
OVERSIGHT OF POLITICAL ENGAGEMENT AND CONTRIBUTIONS
Engagement in the political process is critical to Honeywell’s success. The Company’s future growth depends on forward-thinking legislation and regulation that makes society safer and more energy efficient and improves public infrastructure. The Company strives to engage responsibly in the political process and to ensure that its participation is consistent with all applicable laws and regulations, our principles of good governance, and our high standards of ethical conduct.
MANAGEMENT AND BOARD OVERSIGHT
The Law Department oversees the Company’s lobbying activities. Honeywell’s Senior Vice President, Global Government Relations reports to the Senior Vice President and General Counsel and works closely with the Vice President and General Counsel, ESG whose organization ensures compliance with our political spending policy. The Company’s Senior Vice President and General Counsel and its Senior Vice President, Global Government Relations meet regularly with Honeywell’s Chairman and CEO and his leadership team to review legislative, regulatory, and political developments. Honeywell’s Senior Vice President and General Counsel and Senior Vice President, Global Government Relations must approve any membership in a trade association that would receive more than $50,000 in membership dues from Honeywell in any fiscal year, and they also review trade association memberships annually to assess performance and alignment with Honeywell's foundational values and business objectives to determine if continued membership is appropriate.
With respect to Board oversight, Honeywell’s public policy efforts, including all lobbying activities, political contributions, and payments to trade associations and other tax-exempt organizations, are the responsibility of the CGRC, which consists entirely of independent, non-employee directors. Each year the CGRC receives an annual report on the Company’s policies and practices regarding political contributions. In addition, each year, the Senior Vice President, Global Government Relations, reports to the CGRC on trade association memberships and to the full Board on the global lobbying and government relations program. The CGRC’s oversight of the Company’s political activities ensures compliance with applicable law and alignment with our policies, strategic priorities, Code of Business Conduct, and values.

SPOTLIGHT ON CLIMATE AND SUSTAINABILITY LOBBYING

•Honeywell supports the goals of the Paris Agreement and is committed to lobbying, and shall continue to encourage its trade associations and other organizations that engage in lobbying activities to lobby, for legislation and public policies that align with the Paris Agreement goal of limiting temperature rise to well below two degrees Celsius.
•In 2022, the Company published its inaugural Climate and Sustainability Lobbying Report. The report identified the trade associations to which we pay more than $50,000 a year that take positions on climate and sustainability that notably differ with the Paris Agreement and Honeywell's positions on climate and sustainability.
•In 2023, we enhanced the report by including a more detailed analysis of the alignment of our trade associations with the Paris Agreement, as opposed to only discussing those with whom we identified notable differences. This analysis was informed by research from the National Journal and was approved by the bipartisan Honeywell International Political Action Committee Advisory Board before being reviewed with Honeywell's Chairman and Chief Executive Officer and the CGRC.
•In 2023, Honeywell's Senior Vice President, Global Government Relations, will send a letter to our trade associations setting forth our lobbying priorities and asking them to publish an annual report setting forth their climate lobbying positions and activities.

TRANSPARENCY
Honeywell is committed to providing transparent disclosure of political contributions and lobbying activities. Based on feedback from stakeholders, Honeywell has continued to enhance its political engagement disclosures. Disclosures are available at investor.honeywell.com (see “ESG/Political Contributions”).
When considering what to include in disclosures, Honeywell makes every effort to be accurate, comprehensive, and detailed, and to consider the perspective of the Company’s largest shareowners. Disclosures include explanations of the Company’s rationale for engaging in the political process, identify top legislative and regulatory priorities, and define its governance processes. The Company’s disclosures also address the use of corporate funds for political contributions and contributions to tax-exempt organizations that may use funds for political purposes; supply details regarding Honeywell’s exclusively employee-funded political action committee, HIPAC, including its disbursements; and provide streamlined and direct access to federal, state, and local lobbying reports. In 2020, Honeywell further enhanced its disclosures to include a list of trade associations receiving membership dues of $50,000 or more from Honeywell annually and the corresponding nondeductible portion of the dues, and in 2022 we published our inaugural edition of the Climate and Sustainability Lobbying Report.

46	| 2023 NOTICE AND PROXY STATEMENT

CORPORATE GOVERNANCE
OVERSIGHT OF HUMAN CAPITAL AND CULTURE
The Board and the MDCC provide oversight over human capital, with particular focus on culture, inclusion and diversity, talent development and assessment, and succession planning. Honeywell has built a reputation for “doing what we say.” At the center of that commitment to excellence is a high-performance culture driven by the Eight Honeywell Behaviors: Have a Passion for Winning, Be a Zealot for Growth, Think Big...Then Make It Happen, Act With Urgency, Be Courageous, Become Your Best, Be Committed, and Build Exceptional Talent, and grounded in what we call our Foundational Principles: Integrity and Ethics, Workplace Respect, and Inclusion and Diversity — these are our core values.

FOUNDATIONAL PRINCIPLES	INTEGRITY AND ETHICS	INCLUSION AND DIVERSITY	WORKPLACE RESPECT

Honeywell

8 BEHAVIORS

Have a Passion for Winning

- Beat the competition
- Fearless accountability for getting results

Be Courageous

- Take on seemingly impossible goals
- Confront problems directly and face adversity head on

Become Your Best

- Seek and accept feedback
- Bounce back from disappointments

Build Exceptional Talent

- Continuously learn and grow
- Set high expectations

Be Committed

- Act like an owner
- Lead by example and work hard

Think Big ... Then Make It Happen

- Be willing to re-examine almost anything
- Innovate with agility

Act With Urgency

- Move with lightning speed
- Use speed as a differentiator

Be a Zealot for Growth

- Obsess over growth and customers
- Understand what creates value for customers

The strength of the Company’s culture is essential to fulfilling its strategic vision, and the Board and the MDCC work with management to oversee adherence to our core values and measure progress against the Honeywell Behaviors.

Each of the Board’s committees plays a role in ensuring that our core values remain at the center of Honeywell’s culture.
•The CGRC meets regularly with our Chief Compliance Officer to review the Company’s integrity and compliance program, policies, and scorecard.
•The Audit Committee receives detailed investigation reports on a quarterly basis to monitor trends, ensure that allegations are investigated promptly, and as necessary, confirm that appropriate disciplinary measures are taken in a timely fashion.
•The MDCC has responsibility for CEO and officer succession and development, working with management to monitor workplace culture, establish diversity expectations, and review progress.

The Board is also closely engaged in the development and management of human capital. The Board’s involvement in leadership development and succession planning is systematic and ongoing, and the Board provides input on important decisions in each of these areas. The Board has primary responsibility for CEO succession planning and oversight over succession planning for other executive officer positions. Annually, the full Board reviews the leadership succession plan for the CEO and his direct reports, which includes identification of “ready now” successors, management’s view of potential successors that are not “ready now” but will be ready within a reasonable timeframe, and development actions necessary to address any gaps in the leadership succession plan. Also discussed are recent and future potential changes involving various leaders and their organizations. In addition, the Board meets regularly with high-potential executives.

2023 NOTICE AND PROXY STATEMENT |	47

CORPORATE GOVERNANCE
The Board believes that workforce diversity represents a fundamental business opportunity as the Company plans and executes its long-term strategy. The Board and the MDCC oversee the Company’s progress and actions in this important area through engagement in succession planning, management development, and compensation review processes that take into account outcomes and metrics for diverse groups. Review of diversity performance is also a standing Board agenda item, providing an opportunity for the Board to engage directly with senior management to analyze workforce metrics that measure diversity of new hires and internal promotions as compared to that of the available pool of qualified talent, discuss trends, review Office of Federal Contract Compliance Programs audits, and oversee enterprise-wide efforts to drive hiring, promotion, and retention of diverse talent.
INCLUSION AND DIVERSITY
Inclusion and Diversity (I&D) is a Foundational Principle at Honeywell. The Board believes that its diversity (36% of the Board members are women and 45% are ethnically or racially diverse) and the diversity of Honeywell’s executive leadership (60% of the Company’s executive officers are diverse by ethnic background, non-U.S. place of birth, or gender) are core to its success and a testament to Honeywell’s ongoing commitment to hiring, developing, and retaining diverse talent, and fostering an inclusive culture. The Company’s commitment to I&D enables better decision-making and innovation, helps build competitive advantages, and furthers long-term success. Working at Honeywell requires fully embracing I&D, and Honeywell expects all employees to exemplify its I&D principles in words and actions. The Company’s commitment to I&D helps build a culture of belonging, where individuals from all backgrounds feel respected and valued and can do their best work.
In 2022, Honeywell took several notable actions to promote racial equality and I&D:
•Reinforced its commitment to I&D and its zero-tolerance policy on discrimination; the Company continues to emphasize this message through training programs and regular communications.
•Continued to deploy unconscious bias training and inclusive leadership training to our global workforce to educate and influence behavior.
•Launched new Disability and Transgender Inclusion Toolkits, an Employee Network Playbook, and a new Accelerator module: Disability Inclusion, Allyship, and Etiquette.
•Established the I&D Ambassador program, which leverages employee volunteers from the Company’s nine employee networks: Women’s, Asian, Black, Hispanic, Veterans, LGBTQ+, AllAbilities, Early Career, and Experienced Career.
•Continued to grow employee networks, which are open to all employees, with more than 11,000 employees belonging to at least one network. Each employee network is sponsored by an executive officer. These networks are an important component of our I&D strategy, creating channels of connection and belonging across our global company.
•Continued the Global Inclusion and Diversity Steering Committee (co-sponsored by Honeywell’s Chairman and CEO) and I&D Councils in each business group and region.
•Signed multiyear strategic partnerships with the National Society of Black Engineers and the Society of Hispanic Professional Engineers, and established new strategic partnerships with Out and Equal and Out in Tech.
•Committed $1 million as part of a five-year partnership to create Honeywell’s STEM Scholars Academy at Central Piedmont Community College. Honeywell’s gift funds the Academy, providing scholarships and increasing diversity among students enrolled in STEM programs at the college, including engineering, automated manufacturing, life sciences, and information technology.
•Sponsored the Carolina Youth Coalition, a nonprofit organization that prepares high-achieving, under-resourced high school students to get into, excel at, and graduate from college.
•Continued to expand recruitment efforts at diversity conferences, Historically Black Colleges and Universities (HBCU), and Hispanic-serving institutions by appointing executive champions and targeted engagement teams. Participated in Out in Tech and Military recruitment events and hosted an inaugural Leadership Summit with 10 HBCU partners.
•Implemented a third gender option ("X") for gender self-identification in internal HR systems for U.S. employees. In addition, U.S. employees may voluntarily self-disclose their gender identity, sexual orientation, and pronouns to Honeywell via internal HR systems.
•Hosted an event series on "Building Strong Teams Through Inclusion and Empathic Leadership” to highlight the value of empathic leadership skills to foster a more inclusive workplace.
•Recognized Global I&D Month, a comprehensive, integrated communications and employee engagement effort, including employee network membership drives and signature events.
•CEO staff officer goals include a shared Talent and ESG goal which includes a commitment to inclusion and diversity.
•Hosted an Employee Network Leadership Conference in January 2023, the Company’s first annual I&D strategy event.
•Achieved a score of 100 on the MEXICO HRC Corporate Equality Index (CEI). Increased Honeywell’s score in The Human Rights Campaign’s annual Corporate Equity Index by 25 points.

48	| 2023 NOTICE AND PROXY STATEMENT

CORPORATE GOVERNANCE
•Expanded its supplier diversity commitment by updating the Supplier Diversity Program website to include additional segments of diverse business that qualify to partner with Honeywell. The Honeywell Supplier Diversity Council selected a new partner, Supplier.io, to have greater impact tracking our diverse supplier spend and increasing access to more diverse suppliers in Honeywell’s markets.
•Focused on driving inclusive leadership, including adding several I&D modules to Accelerator, with “Inclusive Leadership” being the most popular nonrequired module this past year.
Honeywell’s I&D strategy focuses on five key pillars, and we are driving a number of strategic initiatives behind each one, as follows:
Talent Acquisition. Honeywell continues to provide training and resources to hiring managers to reinforce their role in bringing diverse talent into the organization. The Company applies a “diversity of slate” requirement when hiring for any exempt role in the U.S. or for any management, professional, or senior administrative role globally. This means that all managers must interview at least one diverse candidate when hiring for these roles, and any exception must be approved by a senior human resources leader for approval prior to filling the position. Senior management measures and monitors compliance through the use of diversity scorecards. This approach helps ensure that women and people of color are represented as the Company selects the best candidate.
Talent Management. Honeywell launched its Women’s Career Advancement Program (WCAP) in 2019, which focuses on each participant’s career advancement and empowerment through training and development experiences, and by expanding their internal networks for promotional opportunities. In 2020, Board member Robin L. Washington participated in the program kickoff meeting, underscoring the Board’s focus and commitment to this important initiative. In 2021, the Company expanded its commitment and launched the Diversity Career Advancement Program (DCAP), to include people of color, and Board member Deborah Flint was one of the program’s noted speakers. In 2022, Board members Grace Lieblein and Rose Lee participated in the program as keynote speakers. Both the WCAP and DCAP are being conducted in 2023 and are co-sponsored by Company officers. The Company launched its annual Voice of the Employee feedback survey to all Futureshapers globally with the commitment to listening, learning, and taking action to make Honeywell an even better place to work. The survey provides data and tools to leaders at all levels to best drive actionable plans around employee engagement and build Honeywell’s desired culture, which attracts and retains top talent, improves performance, and distinguishes the Company as a great place to work.
Branding and Communication. To attract and retain diverse talent, the Company aims to showcase its culture and values as well as its commitment to I&D. The Company’s #Futureshapers brand campaign continues to focus on storytelling by a highly diverse array of Honeywell employees and seeks to humanize the brand by authentically tying innovative solutions and technologies back to its talent and their work at Honeywell.
Strategic Partnerships. Honeywell is involved with a range of external professional organizations, including the Society of Women Engineers, the National Society of Black Engineers (NSBE), the Society of Professional Hispanic Engineers (SHPE), the Anita Borg Institute, Catalyst, the Leadership Council on Legal Diversity, and Disability:IN. Honeywell also partners with top academic institutions for their quality of programs and commitment to creating a diverse student population and future workforce. In 2022, the Company continued to build its partnerships with NSBE and SHPE, serving as the Visionary Sponsor for SHPE’s national conference and being recognized as employer of the year by NSBE. Honeywell has been named a 2022 Best Place to Work for Disability Inclusion by Disability:IN. In our Latin American region, Honeywell partnered with Inspiring Girls, a nonprofit organization that seeks to raise young girls´ career and life aspirations by connecting them with female role models around the world.
Inclusive Leadership. In 2022, Honeywell’s Chairman and Chief Executive Officer reaffirmed our commitment to the Catalyst CEO Champions for Change Pledge as well as Disability:IN’s pledge. Both initiatives represent personal affirmations and an organizational commitment to I&D. Disability:IN’s pledge emphasized Honeywell’s commitment to D&I and to using tools and technology that are accessible for all. Honeywell supports the Equality Act, legislation that would provide the same basic protections to LGBTQ+ people as are provided to other protected groups under federal law. From the C-suite to the shop floor, the Company’s leaders are expected to exemplify behaviors that promote an open and inclusive culture, and Honeywell helps managers develop this skill as they do any other leadership skill, though our Code of Business Conduct, training programs, interactive learning, and real-time events.
For more information about Honeywell’s I&D initiatives, please visit investor.honeywell.com (see “ESG/Inclusion & Diversity”).

2023 NOTICE AND PROXY STATEMENT |	49

CORPORATE GOVERNANCE
SPOTLIGHT ON WORKFORCE DIVERSITY*

WOMEN IN THE GLOBAL WORKFORCE	PEOPLE OF COLOR (POC) IN THE U.S. WORKFORCE

24.7%
20.0%
29.4%
26.8%
20.6%
29.5%
25.9%
21.4%
29.5%
2020
2021
2022

19.9%
22.7%
33.4%
21.1%
27.6%
33.8%
23.9%
28.4%
35.4%
2020
2021
2022

EXECUTIVES	OTHER MANAGERS	TOTAL WORKFORCE

*As of December 31, 2022, unless otherwise indicated. Excludes Sandia National Laboratories (Sandia) and Kansas City National Security Campus (KCNSC) workforces. Sandia and KCNSC are U.S. Department of Energy facilities. Honeywell manages these facilities as a contract operator and does not establish or control their human resources policies. API represents Asian or Pacific Islander. The executives category represents executive-band employees.
INTEGRITY AND ETHICS
At the core of Honeywell’s Foundational Principles is the Company’s Code of Business Conduct (the Code), which applies to all directors, officers (including our Chief Executive Officer, Chief Financial Officer, and Controller), and employees across the Company in all businesses and in all countries. The Code is a baseline set of requirements that enables employees to recognize and be aware of how to report integrity, compliance, and legal issues. In addition, the Code sets forth its commitment to maintaining an inclusive, safe, and respectful environment and outlines our pledge to zero tolerance for harassment and unlawful discrimination.
The Code provides guidance and expectations in a number of key integrity and compliance areas, including how employees should treat each other; conflicts of interest; health, safety, environmental, product stewardship, and sustainability (HSEPS); books and records; anti-corruption; proper business practices; trade compliance; insider trading; data privacy; respect for human rights; and the appropriate use of information technology and social media. To reinforce the Code, Honeywell provides comprehensive training on key compliance topics, develops training scenarios, deploys monthly manager communication toolkits, provides mechanisms for employees and third parties to report concerns (including anonymously), and ensures timely and fair reviews of integrity and compliance concerns through a best-in-class process to report and investigate allegations. Honeywell responds to 100% of reported allegations.
Any amendments or revisions to the Code will be published on the Company website. Any waiver of the Code for any of Honeywell’s directors or executive officers requires pre-approval from the Board and if granted, the Board ensures that appropriate controls are in place to protect the Company and its shareowners. All officers and employees must complete Code of Conduct training and, where permitted by law, must also certify each year that they will comply with the Code. In 2022, the Company received Code certifications from 100% of its officers and eligible employees, where permitted by law. Honeywell’s Code of Conduct training includes a variety of topics, including conflicts of interests, workplace respect, anticorruption, cybersecurity, and data privacy.

50	| 2023 NOTICE AND PROXY STATEMENT

CORPORATE GOVERNANCE
Honeywell is committed to fostering a culture of integrity, ethics, and workplace respect by setting the tone at the top and by unambiguously and repeatedly reinforcing its expectations. Honeywell also empowers our people managers to communicate openly with their team members regarding the importance of conducting themselves with integrity and fostering an environment that encourages candid discussion of integrity and compliance topics and how to raise and report any instances of ethical misconduct. The Integrity and Compliance team delivers integrity awareness communications across Honeywell, including through Town Halls, newsletters, and monthly integrity-awareness manager toolkits that provide people managers with ready-to-use materials to support discussions of integrity and compliance topics with their teams.
The Company is proud to have been recognized for the seventh time as one of the World’s Most Ethical Companies by Ethisphere, a global leader in defining and advancing the standards of ethical business practices. Additional details about the Code, the Supplier Code of Business Conduct, and other components of Honeywell’s integrity and compliance program can be found on our website at investor.honeywell.com (see “ESG/Integrity and Compliance”).
HUMAN RIGHTS
Honeywell is committed to treating people with respect and fostering a positive and respectful workplace environment. Our Code of Business Conduct, Supplier Code of Conduct, and our Human Rights Policy address a broad range of human and workplace rights in our global operations and supply chain to ensure fairness, ethical behavior, dignity, and respect. Honeywell has implemented policies and processes to help fulfill its human rights commitments. Our Human Rights Policy applies to all Honeywell workers worldwide, including contingent workers, agents, and candidates for hire. Honeywell also requires suppliers to uphold the human rights principles described in Honeywell’s Supplier Code of Conduct. Key elements of our Human Rights Policy include inclusion and diversity, workplace respect, freedom of association, a safe and healthy workplace, workplace security, work hours and wages, forced labor and human trafficking, child labor, and rights of local communities and those who live and work there. Honeywell’s human rights commitments can be found on our website at investor.honeywell.com (see “ESG/Integrity and Compliance”).

2023 NOTICE AND PROXY STATEMENT |	51

DIRECTOR
COMPENSATION
The Corporate Governance and Responsibility Committee (CGRC) reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Any director who is an employee of Honeywell receives no compensation for service on the Board. Honeywell’s director compensation program is designed to enable continued attraction and retention of highly qualified directors and to address the time, effort, expertise, and accountability required of active Board membership.
ELEMENTS OF COMPENSATION
In general, the CGRC and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its committees, and an equity component, designed to align the interests of directors and shareowners.
ANNUAL COMPENSATION

Board Cash Retainer	•Paid in quarterly installments.	$100,000 per annum
Lead Director Compensation	•Paid in quarterly installments (in addition to Board cash retainer).	$60,000 per annum
Committee Membership Compensation	•For each committee membership, paid in quarterly installments.	$10,000 per annum (or $15,000 per annum for members of the Audit Committee)
Committee Chair Compensation	•Paid in quarterly installments (in addition to committee membership compensation).	$20,000 per annum (or $40,000 per annum for the Audit Committee Chair)
Common Stock Equivalents
•Automatically credited to each director’s account in the Deferred Compensation Plan for Non-Employee Directors at the beginning of each calendar year. Dividend equivalents are credited with respect to these amounts.
•Payment of these amounts is deferred until termination of Board service. Payments are made in cash, as either a lump sum or in equal annual installments.
$60,000 in common stock equivalents per annum
Annual Equity Grants
•Awarded on the date of the Annual Meeting of Shareowners.
•Each non-employee director receives an annual equity grant with a target value of $115,000, of which $65,000 is in the form of Restricted Stock Units (RSUs) and $50,000 is the form of options to purchase shares of common stock at a price per share equal to the fair market value of a share of common stock on the date of grant (stock options), which is the date of the Annual Meeting of Shareowners.
•Annual RSUs vest on the earliest of (i) the April 15th immediately preceding the first anniversary of the grant date, (ii) the director’s termination of service due to death or disability, (iii) the occurrence of a Change in Control, or (iv) the voluntary termination of service on or after the director’s tenth anniversary as a Board member in good standing.
•Stock options vest in equal annual installments on each April 15th immediately preceding the first, second, third, and fourth year anniversaries of the grant date, or, if earlier, on the earliest of (i) the director’s termination of service due to death or disability, (ii) the director’s retirement from the Board at or after mandatory retirement age (currently age 75), (iii) the occurrence of a Change in Control, or (iv) the voluntary termination of service on or after the director’s tenth anniversary as a Board member in good standing.
$115,000 target value per annum

52	| 2023 NOTICE AND PROXY STATEMENT

DIRECTOR COMPENSATION
DEFERRED COMPENSATION
A non-employee director may elect to defer all or any portion of his or her annual cash retainers and fees, until a specified calendar year or termination of Board service. Compensation is credited to their account in the Deferred Compensation Plan for Non-Employee Directors. Amounts credited either accrue interest (2.34% for 2022) or are valued as if invested in a Honeywell common stock fund or one of the other funds available to participants in our employee savings plan as elected by the participant. The unit price of the Honeywell common stock fund is increased to take dividends into account. In addition to payments at the termination of Board service, upon a Change in Control, as defined in the Non-Employee Director Plan, a director may receive a lump-sum payment for amounts deferred before 2006, pursuant to a prior election.
CHARITABLE MATCH
Honeywell also matches, dollar for dollar, any charitable contribution made by a director to any qualified charity, up to an aggregate maximum of $25,000 per director, per calendar year. For 2022, matching charitable contributions were made by Honeywell in the amount of $25,000 for each of directors Ayer, Burke, Gregg, Lieblein, Paz, and Washington.
OTHER BENEFITS
Directors may utilize available Company aircraft for travel to and from Board and committee meetings, and non-employee directors are provided with $350,000 in business travel accident insurance. In addition, directors elected to the Board prior to September 2008 are provided with $100,000 in term life insurance on a grandfathered basis (benefit eliminated prospectively).
COMPENSATION UPON ELECTION TO BOARD
Newly appointed directors are awarded the regular elements of annual director compensation determined on a prorated basis upon joining the Board. Prorated annual equity grants to new directors will be made on substantially the same terms and conditions as the annual grant made to other non-employee directors of the Company.
2022 DIRECTOR COMPENSATION TABLE

Director Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Option Awards(2)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Duncan Angove	$170,000	$65,040	$50,019	$—	$45	$285,103
William S. Ayer	193,681	65,040	50,019	—	25,045	333,785
Kevin Burke	175,000	65,040	50,019	—	25,045	315,103
D. Scott Davis	242,392	65,040	50,019	14,170	561	372,181
Deborah Flint	170,000	65,040	50,019	—	45	285,103
Judd A. Gregg (7)	109,396	—	—	—	25,014	134,410
Grace Lieblein	200,000	65,040	50,019	—	25,045	340,103
Rose Lee (8)	159,046	83,872	64,447	—	43	307,408
George Paz (7)	231,841	65,040	50,019	—	25,036	371,935
Robin L. Washington	175,000	65,040	50,019	—	25,045	315,103
Robin Watson (8)	56,957	43,853	33,637	—	15	134,462
(1)Includes all cash fees earned, whether paid in cash or deferred under the Deferred Compensation Plan for Non-Employee Directors.

2023 NOTICE AND PROXY STATEMENT |	53

DIRECTOR COMPENSATION
(2)The following table reflects all outstanding stock awards and option awards held at December 31, 2022, by each of the listed individuals:

Director Name	Outstanding Option Awards	Outstanding Stock Awards	Outstanding Deferred Comp Plan (Non-Elective)
Mr. Angove	9,590	3,806	1,842
Mr. Ayer	15,873	348	3,971
Mr. Burke	21,605	348	11,027
Mr. Davis	19,037	348	20,631
Ms. Flint	6,628	348	1,038
Sen. Gregg (7)	17,386	—	2,912
Ms. Lee	1,895	348	273
Ms. Lieblein	21,605	348	6,040
Mr. Paz (7)	24,757	—	—
Ms. Washington	21,605	348	5,507
Mr. Watson	970	233	105
(3)The amounts set forth in this column represent the aggregate grant date fair value of Restricted Stock Unit awards. The fair value of the annual Restricted Stock Unit award was computed in accordance with FASB ASC Topic 718 using the average of the high and low of the Company’s stock price on the day of grant. Stock awards of 343 shares were made to Non-Employee Directors in April 2022 with a value of $189.62 per share. The stock awards to Ms. Lee and Mr. Watson were made on a prorated basis from their date of appointment to the Board (January 18, 2022, and September 1, 2022, respectively). A stock award of 88 shares was made to Ms. Lee in January 2022 with a value of $214.00 per share. A stock award of 231 shares was made to Mr. Watson in September 2022 with a value of $189.84 per share. Sen. Gregg did not receive a Restricted Stock Unit award in 2022 as a result of his retirement from the Board prior to the grant date.
(4)The amounts set forth in this column represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each option award is determined on the date of grant using the Black-Scholes option-pricing model. Option awards of 1,472 shares were made to non-employee directors in April 2022 with a Black-Scholes value of $33.98 per share. An Option award of 423 shares was made to Ms. Lee in January 2022 with a Black-Scholes value of $34.11 per share. An option award of 970 shares was made to Mr. Watson in September 2022 with a Black-Scholes value of $34.68 per share. A more detailed discussion of the assumptions used in the valuation of option awards made in fiscal year 2022 may be found in Note 15 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2022. Sen. Gregg did not receive a stock option award in 2022 as a result of his retirement from the Board prior to the grant date.
(5)Amounts included in this column reflect above-market earnings on deferred compensation from pre-2006 deferrals. Amounts invested in cash under the Deferred Compensation Plan for Non-Employee Directors are credited with the same rate of interest that applies to executives under the Honeywell Salary and Incentive Award Deferral Plan for Selected Employees. Deferrals for the 2006 plan year and later earn a rate of interest, compounded daily, based on the Company’s 15-year cost of borrowing. This rate is subject to change annually and was 2.34% for 2022. Deferrals for the 2005 plan year earn a rate of interest, compounded daily, which was set at an above-market rate before the beginning of the plan year and is subject to change annually. Deferrals for the 2004 plan year and prior plan years earn a rate of interest, compounded daily, that was set at an above-market rate before the beginning of each plan year. This rate is fixed until the deferral is distributed.
(6)Includes amounts described in “Charitable Match” and “Other Benefits” above. Mr. Davis is the sole Director eligible for the grandfathered term life insurance.
(7)Sen. Gregg retired from the Board in 2022. Mr. Paz passed away in 2022.
(8)Ms. Lee was appointed to the Board in January 2022 and Mr. Watson was appointed in September 2022.
DIRECTOR STOCK OWNERSHIP GUIDELINES

Director stock ownership guidelines have been adopted under which each non-employee director, while serving as a director of Honeywell, must hold common stock (including shares held personally, RSUs, and/or common stock equivalents) with a market value of at least five times the annual cash retainer (or $500,000). Directors have five years from election to the Board to attain the prescribed ownership threshold. All current directors (other than Ms. Lee, who joined the Board in January 2022, and Mr. Watson who joined the Board in September 2022) have attained the prescribed ownership threshold.
In addition, directors must hold net gain shares from option exercises for one year. “Net gain shares” means the number of shares obtained by exercising the option, less the number of shares the director sells to cover the exercise price of the options and pay applicable taxes.

On average, Honeywell
non-employee directors held, as of December 31, 2022, common stock with a market value of
33x
the annual cash retainer, reflecting their deep commitment to shareowner value creation.

54	| 2023 NOTICE AND PROXY STATEMENT

PROPOSAL 2:
ADVISORY VOTE TO APPROVE FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are seeking an advisory, non-binding vote from our shareowners as to the frequency with which shareowners should have an opportunity to provide an advisory vote to approve of our executive compensation program. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) and Section 14A of the Exchange Act, once every six years, the Company is required to seek a non-binding advisory shareowner vote regarding the frequency of the submission to shareowners of an advisory vote to approve executive compensation. By voting on this proposal, shareowners may indicate whether they would prefer that we hold future advisory votes on the compensation of our named executive officers every year, every two years, or every three years. Shareowners may also abstain from voting. For the reasons described below, we recommend that our shareowners select a frequency of one year (i.e., annually) for the advisory vote on executive compensation. Starting with our annual meeting held in 2011, we have held annual votes on executive compensation.
The Board believes that an annual advisory vote on executive compensation is consistent with having a regular dialogue with our shareowners on corporate governance matters, including executive compensation. An annual shareowner vote allows our shareowners to provide us with direct and immediate feedback regarding our executive compensation philosophy, policies, and practices as disclosed in the Proxy Statement every year, and provides our Board and Management Development and Compensation Committee (MDCC) with the opportunity to consider shareowner views as part of its regular compensation review.
We therefore recommend that our shareowners select “1 Year” when voting on the frequency of advisory votes on executive compensation. Because this vote is advisory, it will not be binding on the Board or the MDCC. However, our Board and MDCC will review the results of the vote and, consistent with our record of shareowner engagement, take into account the outcome of the vote in making a determination concerning the frequency of advisory votes on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION OF "1 YEAR" FOR THIS PROPOSAL.

2023 NOTICE AND PROXY STATEMENT |	55

PROPOSAL 3:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, Honeywell seeks a non-binding advisory vote from its shareowners to approve the compensation of its Named Executive Officers (NEOs) as described in the Compensation Discussion and Analysis section beginning on page 57 and the Executive Compensation Tables section beginning on page 89. This vote is commonly known as “Say-on-Pay,” and the Board has adopted a policy of providing for an annual Say-on-Pay vote. Proposal 2 in this Proxy Statement gives shareowners the opportunity to vote on the frequency of future votes on the compensation of the NEOs.
We encourage you to read the Compensation Discussion and Analysis (CD&A) and Executive Compensation Tables section to learn more about the Company’s executive compensation programs and policies. The Board believes its 2022 compensation decisions and our executive compensation programs align the interests of shareowners and executives by emphasizing variable, at-risk compensation largely tied to measurable performance goals utilizing an appropriate balance of near-term and long-term objectives. Following the 2022 Annual Meeting of Shareowners and subsequent engagement with shareowners, the MDCC took additional actions to respond to concerns expressed by shareowners, which are described more fully in the CD&A.
This vote is not intended to address a specific item of compensation, but rather our overall compensation policies and procedures related to the NEOs. Because the Say-on-Pay vote is advisory, it will not be binding upon the Board or the Management Development and Compensation Committee (MDCC). However, the Board and MDCC will consider the outcome of the vote and feedback from discussions with shareowners when considering future executive compensation arrangements.
The Board recommends that shareowners vote in favor of the following resolution:
“RESOLVED, that the Company’s shareowners approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Shareowners pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

56	| 2023 NOTICE AND PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
NON-GAAP FINANCIAL MEASURES
This Proxy Statement, including the Compensation Discussion and Analysis, contains financial measures presented on a non-GAAP basis. Honeywell’s non-GAAP financial measures used in this document are as follows: segment profit, on an overall Honeywell basis; segment profit margin, on an overall Honeywell basis; organic sales growth; free cash flow; adjusted free cash flow; adjusted free cash flow margin; incremental margin; and adjusted earnings per share and adjusted net income attributable to Honeywell, if and as noted in Appendix A. Other than references to reported earnings per share, all references to earnings per share in this document are so adjusted. Certain metrics presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. The respective tax rates applied when adjusting earnings per share for these items are identified in the reconciliations presented in Appendix A. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Other companies may define and calculate such measures differently, which may limit the usefulness of such measures for comparative purposes. Refer to Appendix A for reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures.

OTHER DEFINITIONS
Peer Median Reflects Compensation Peer Group Median
Peer Median Net Income, EPS Reflect Adjusted (Non-GAAP) Results
Adjusted Net Income Before Interest = Adjusted Net Income + After-Tax Interest*
Net Investment = Book Value of Equity + Total Debt
* Interest expense tax effected for effective tax rates.

ROIC = Adjusted Net Income Before Interest* ÷ Net Investment (2-Point Average)
ROE = Adjusted Net Income ÷ Total Shareowner Equity (2-Point Average)
ROI = Adjusted Net Income Before Interest* ÷ (Total Shareowner Equity + Net Debt)
ROA = Adjusted Net Income ÷ Total Assets (2-Point Average)

2023 NOTICE AND PROXY STATEMENT |	57

COMPENSATION DISCUSSION AND ANALYSIS
LETTER FROM THE
CHAIR OF THE MDCC

DEAR SHAREOWNERS,
As you consider your vote, we encourage you to review the information included in this disclosure.
The Management Development and Compensation Committee (MDCC) continues to believe that the design of the executive compensation program achieves the goal of maximizing long-term shareowner value while positioning the Company for long-term success. Your feedback is important. The MDCC considers the results of the Say-on-Pay vote, together with feedback received through ongoing shareowner engagements, as it reviews the effectiveness and competitiveness of the executive compensation program, taking into account business context and market practices. The executive compensation program design reflects this and has proven to be adaptable to evolving strategic priorities. As an example, 2022 was marked by unique market conditions, with the return of a high inflationary environment and significant impacts associated with foreign exchange compounded by the Russia-Ukraine conflict. This required significant organizational focus to decisively respond while maintaining commitment to long-term value generation.
GRACE LIEBLEIN Chair of the MDCC
Over the last few years, robust discussions with investors have confirmed overall support of our executive compensation program design and the alignment between pay and performance. After the April 2022 Say-on-Pay advisory vote result, we refreshed our investor outreach efforts to specifically understand what drove that vote result. We contacted shareowners collectively representing more than 50% of our outstanding shares to discuss their perspectives on our executive compensation program. Shareowners representing over 33% of our outstanding shares accepted our offer to engage. Through direct shareowner engagement, we received excellent questions and feedback about a number of important aspects of our program. Below are the answers to representative questions we received from shareowners:
Q    What steps did you take to enhance your shareowner outreach and engagement efforts?
A    In the fall of 2022 we expanded our engagement to include the top 100 shareowners, an increase from the 60 we contacted in the fall of 2021. Additionally, we updated our outreach to ask specific questions of our shareowners to help us identify how best to be responsive to the 2022 low Say-on-Pay vote. We specifically inquired about potential areas of concern within our executive compensation program and endeavored to identify what specific factors drove an against vote on Say-on-Pay, if applicable. Overwhelmingly, we heard that our shareowners support our overall approach but took issue with two consecutive years of adjustments to in-flight performance plans. See page 30 for more details on our shareowner outreach efforts.
Q    How are you planning to address the feedback regarding the Performance Plan adjustment?
A    The shareowners we spoke with during the fall of 2022 agreed that lower Say-on-Pay support in 2022 was due to adjustments to in-flight performance plans during 2021 and 2022. 95% of the shareowners engaged confirmed that they would view the MDCC’s affirmation that it has no intent to make any further adjustments to in-flight performance plans as sufficiently responsive to the low Say-on-Pay vote in 2022. In response to that feedback, the MDCC does not intend to make any further adjustments to in-flight performance plans.
Q     How did you consider the Summary Compensation Table impact of the Performance Plan adjustment that occurred in 2022?
A     As a technical matter, the 2022 decision to adjust an in-flight performance plan is an award modification that is treated as additional 2022 compensation under SEC rules. While this modification was disclosed to and considered by shareowners last year during the 2022 proxy season, the deemed value of the adjustment did not appear in the Summary Compensation Table in our 2022 Proxy Statement. Instead, the deemed value first appears in the Summary Compensation Table in our current 2023 Proxy Statement but remains solely attributable to the 2022 decision and is not a new matter. In transparency to shareowners, the adjustment was disclosed to and considered by our shareowners during the 2022 proxy season. Accordingly, shareowners should not consider the impact of the adjustment reflected in the 2023 Summary Compensation Table to be a new adjustment while evaluating NEO compensation in 2023 as it is solely attributable to the 2022 decision that was previously fully disclosed. As discussed above, the MDCC has responded to our shareowner’s perspectives on the 2022 adjustment by clearly stating that we do not intend to make any further adjustments to in-flight performance plans.

58	| 2023 NOTICE AND PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Q What other notable changes have you made for 2022?
A    To ensure our programs continue to effectively support our business and align with shareholder interests, we made several changes. First, starting with the 2022 Performance Plan awards, our performance goals were calibrated to our updated long-term growth framework, reflecting our expectations for increased revenue growth and margin expansion. Second, we employed a more sophisticated analysis when setting performance ranges to more fully consider macro-economic uncertainties such as foreign exchange volatility, continued supply chain constraints, extraordinary inflation, and the potential impact of a sustained Russia-Ukraine conflict. Finally, we revised our executive share ownership guidelines to exclude unvested Performance Shares to better align with investor preferences.
Q How does ESG influence executive compensation decisions?
A    The MDCC expects our senior executives to lead by example and drive results on both our principal financial and strategic objectives. Shareowners remain keenly interested in ESG and how compensation decisions are impacted by results against ESG goals. The MDCC currently considers ESG results as part of its qualitative performance assessment in the annual incentive compensation plan and has committed to enhance the disclosure of this assessment. Starting in 2023, the MDCC is committed to providing greater detail into the goal setting process via the adoption of a new ESG scorecard to measure performance while also aligning 5% of each NEO’s total ICP target to performance against those goals. See page 75 to see how ESG performance is taken into account in the individual qualitative portion of the incentive compensation plan (ICP) award assessment.
We are committed to the highest standards of corporate governance including transparency in compensation, disclosure, and a robust shareowner engagement program; the feedback from which guides our compensation decisions. We continue to believe in the fundamental integrity of our compensation program and the rigor of the process through which compensation decisions are made, and we are committed to strengthening a pay for performance philosophy that aligns with shareowners while motivating and retaining executive management to achieve the Company’s financial and strategic objectives.
On behalf of the Management Development and Compensation Committee and the Board, we thank you for your past support, look forward to continued dialogue, and respectfully ask for your support at our 2023 annual meeting.
Sincerely,
GRACE LIEBLEIN
Chair MDCC

2023 NOTICE AND PROXY STATEMENT |	59

COMPENSATION DISCUSSION AND ANALYSIS
2022 PERFORMANCE — EXECUTIVE SUMMARY
FINANCIAL SUMMARY
Honeywell once again delivered an outstanding year, with growth in sales, segment margin, and adjusted earnings per share despite a challenging global macroeconomic environment. Our aggressive supply chain actions and product reengineering efforts enabled us to limit the impact of supply constraints, and our commercial excellence kept us ahead of the inflation curve on a segment margin level throughout the year. As a result of these actions, three of our four segments grew sales in 2022, including double-digit organic growth in Honeywell Building Technologies and Performance Materials and Technologies. Despite elevated inventory levels as a result of the supply chain environment, we generated free cash flow within our original guidance range. In total, our outstanding performance delivered shareowner return that exceeded both our compensation peer group and all major market indices.

SALES ($B)	SEGMENT MARGIN	ADJUSTED EARNINGS PER SHARE*	FREE CASH FLOW ($B)**

*Adjusted EPS and adjusted EPS V% exclude items as listed within Appendix A. Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 57 or in Appendix A.
** 2022 free cash flow includes ~$300M in headwinds due to changes in R&D tax legislation.
2022 PERFORMANCE

1-YEAR CUMULATIVE TOTAL SHAREOWNER RETURN

60	| 2023 NOTICE AND PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
In 2022, Honeywell executed through the current macroeconomic challenges while also taking action to position itself for the future. We launched several sustainable solutions, continued to build out our world-class board of directors and management team, and deployed capital to exciting growth opportunities. Overall, Honeywell continued to adapt to meet the needs of its customers, employees, shareowners, environment, and society.

2023 NOTICE AND PROXY STATEMENT |	61

COMPENSATION DISCUSSION AND ANALYSIS
OUR NAMED EXECUTIVE OFFICERS (NEOs)*

DARIUS ADAMCZYK	GREGORY P. LEWIS	VIMAL KAPUR	ANNE T. MADDEN	LUCIAN BOLDEA

Chairman and CEO	Senior Vice President and Chief Financial Officer	President and Chief Operating Officer	Senior Vice President and General Counsel	President and CEO, Performance Materials and Technologies (PMT)
*Throughout this CD&A, references to “NEOs” include all NEOs, and references to “Other NEOs” include all NEOs except Mr. Adamczyk. Mr. Adamczyk will be the Executive Chairman of the Board after Mr. Kapur becomes CEO on June 1, 2023.
OUR COMPENSATION PROGRAM
ENGAGEMENT WITH SHAREOWNERS ON COMPENSATION
While our shareowners were generally supportive of the design of our executive compensation program, including alignment between pay and performance, they did express concern with modifications to in-flight performance plans in two consecutive years. The MDCC is committed to implementing compensation programs that are aligned with the interests of our shareowners and confirms that it does not intend to make any further adjustments to in-flight performance plans.
2022 SPRING ENGAGEMENT

TOTAL CONTACTED Top 100 shareowners representing 56% of shares	TOTAL ENGAGED 35% of shares outstanding, held by 30 of our largest shareowners	DIRECTOR ENGAGED 28% of shares outstanding engaged by independent Lead Director or Management Development and Compensation Committee (MDCC) Chair
2022 FALL ENGAGEMENT

TOTAL CONTACTED Top 100 shareowners representing 57% of shares	TOTAL ENGAGED 33% of shares outstanding, held by 23 of our largest shareowners	DIRECTOR ENGAGED 25% of shares outstanding engaged by independent Lead Director or MDCC Chair

62	| 2023 NOTICE AND PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

INVESTOR TOPIC	FEEDBACK RECEIVED	ACTION TAKEN
•Adjustments to in-flight performance plans.	•Lower Say-on-Pay support in 2022 was due to adjustments to in-flight performance plan awards.	•The MDCC has confirmed that it does not intend to make any further adjustments to in-flight performance plans.

•Continued assessment of appropriate peer group selection.
•Peer group should be evaluated annually to ensure that it continues to represent Honeywell's diverse industries, complexity, and financial profile, utilizing a consistent approach and framework, with most acknowledging the limitations associated with the current Compensation Peer Group, including relative size; most agreed with a peer set shift over time, with clear disclosure of the MDCC’s rationale for the change.

•The MDCC reviews the peer group annually with its independent compensation consultant to determine if any additions or deletions are appropriate. We ensure our peer group composition remains competitive and appropriate as the Company continues to execute on its technology-focused strategy. Full disclosure of our consistent approach and framework can be found in the "Compensation Peer Group" on page 67.
•The MDCC also evaluates whether an index should be used for performance and whether two separate peer groups (one for performance and one for compensation) would render the comparisons more meaningful for shareowners.

•Impact of ESG results in compensation decisions.	•Enhanced disclosure demonstrating how ESG is measured is beneficial when evaluating pay decisions.
•The MDCC enhanced disclosure associated with its evaluation of ESG performance to demonstrate our continued commitment to shareowner feedback and ESG performance.
•Starting in 2023, 5% of each NEO's target ICP will measure ESG performance against an ESG scorecard that includes specific goals for each ESG area — Environmental, Social and Governance — while decreasing the current 20% qualitative assessment to 15%.

•Overall plan design including equity mix and metrics.	•Shareowners generally support program design and administration of plan.
•The MDCC hired a new independent compensation consultant to ensure that the overall program remains externally competitive.
•Updated the share-ownership guidelines to exclude unvested performance shares.

PHILOSOPHY AND APPROACH
Honeywell’s executive compensation program creates long-term shareowner value through four key objectives:
•Attract and Retain World-Class Leadership Talent with the skills and experience necessary to develop and execute business strategies, drive superior financial results, and nimbly adapt and react to constantly evolving end-market conditions in an enterprise with the Company’s scale, breadth, complexity, and global footprint.
•Emphasize Variable, At-Risk Compensation with an appropriate balance of near-term and long-term objectives that align executive and shareowner interests.
•Pay for Superior Results and Sustainable Growth by rewarding and differentiating among executives based on the achievement of enterprise, business unit, and individual objectives as well as efforts to advance Honeywell’s long-term growth initiatives.
•Manage Risk Through Oversight and Compensation Program Design Features and Practices that balance short-term and long-term incentives, are not overly leveraged, and cap maximum payments.
Decision-making over executive compensation rests with the MDCC, which holds five regularly scheduled meetings each year (eight meetings held in 2022). Specific topics may be covered in a separate meeting from time to time. Each meeting includes an executive session comprised solely of independent directors, and those meetings are attended by the MDCC’s independent compensation consultant. Meeting agendas contain items proposed by either management or the MDCC members.

2023 NOTICE AND PROXY STATEMENT |	63

COMPENSATION DISCUSSION AND ANALYSIS
In carrying out its responsibilities, the MDCC balances a number of important considerations, including:
•The importance of aligning pay with Company and individual performance.
•The need to attract, retain, and reward executives with a proven track record of delivering consistent financial and operating results and driving “seed-planting” initiatives that will create sustainable long-term shareowner value.
•The complex multi-industry and global nature of Honeywell’s businesses and the importance of growth outside of the United States for future success.
•The importance of maintaining and executing on a thorough and rigorous succession planning process.
Key factors that shape the MDCC’s overall assessment of performance and appropriate levels of compensation include:
•Operational and financial performance for the entire corporation and the relevant business units.
•Aggressiveness of each executive’s financial and operating goals and targets.
•Business/macroeconomic conditions impacting the industries in which Honeywell’s businesses operate.
•Execution against strategic initiatives and the impact of investments that will benefit financial performance in future years.
•Each executive’s long-term leadership potential and associated retention risk.
•The senior executive development and succession plan.
•Total shareowner return (TSR).
•Trends and best practices in executive compensation.
•Peer group comparisons, including performance, pay levels, and related practices.
The MDCC reviews these factors over various time periods to ensure a strong linkage between pay and performance. At each of its meetings, the MDCC reviews four-year NEO compensation history for each element of total annual direct compensation, as well as projected payments under Honeywell’s retirement and deferred compensation plans, to provide historical context and an understanding of how current compensation decisions may affect future wealth accumulation and executive retention.
On an annual basis, the MDCC reviews information provided by its independent compensation consultant regarding compensation paid to similarly situated executive officers at Compensation Peer Group companies as a point of reference. Similarly, third-party survey data or published reports may be utilized as a general indicator of relevant market conditions. The MDCC does not target a specific competitive position relative to the market in making its compensation determinations.
Honeywell is proud to be broadly recognized for training and developing leaders whose skills are recognized, respected, and valued across the sectors in which we compete. Our senior executives are industry leaders with backgrounds, depth of experience, and management skills that are highly attractive to competitors. The MDCC prefers to address critical retention and succession risks through the existing compensation program whenever possible.

64	| 2023 NOTICE AND PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION PRACTICES AND POLICIES

WHAT WE DO	WHAT WE DON’T DO

Pay for Performance. We closely align pay and performance, with a significant portion of target total direct compensation at-risk. The MDCC validates this alignment annually and ensures performance-based compensation represents a significant portion of executive compensation.
Robust Performance Goals. We establish clear and measurable goals and targets and hold our executives accountable for achieving specified levels to earn a payout under our incentive plans. We use different sets of operational metrics for the annual incentive compensation plan (ICP) and performance-based long-term incentives (LTI) to drive top- and bottom-line growth over multiple time frames, aligned with sustained long-term performance.
Clawback Policy. We maintain a policy consistent with NASDAQ rules that allows for recoupment of incentive compensation in the event of misconduct and a significant financial restatement. We will amend our policy to comply with the updated NASDAQ rules once they are finalized and approved by the SEC.
Double Trigger in the Event of a Change in Control (CIC). We have double-trigger vesting on equity and severance for CIC; executives will not receive cash severance nor will equity vest in the event of a CIC unless accompanied by qualifying termination of employment.
Maximum Payout Caps for Incentive Plans. ICP and Performance Plan payouts are capped.
Robust Stock Ownership Requirements. We require executive officers to hold meaningful amounts of stock and to hold net shares for one year from exercise or vesting.
Options Granted at Fair Market Value (FMV). Annual stock options awarded to all executives (including the NEOs) are approved by the MDCC, with an exercise price no less than the fair market value of Honeywell's common stock on the date of grant.
Independent Compensation Consultant. The MDCC retains an independent compensation consultant to review and advise the MDCC on executive compensation matters. The independent consultant attends all MDCC meetings.

No Excessive Perks. We do not provide perquisites except in cases where there is a compelling business or security reason, nor do we provide tax gross-ups for officers, other than in connection with a Company-required relocation.
No Guaranteed Annual Salary Increases or Bonuses. Annual salary increases are based on evaluations of individual performance and the competitive market. In addition, we do not provide guarantees on bonus payouts.
No Hedging or Pledging. We do not allow hedging or pledging of our stock.
No Excise Tax Gross-Ups and No Accelerated Bonus Payments Upon a CIC. Excise tax gross-ups have been eliminated for all executive officers. Plans provide that ICP awards earned in the year of a CIC would be paid at the time they would typically be paid based on business performance rather than at target.
No Incentivizing of Short-Term Results to the Detriment of Long-Term Goals and Results. Pay mix is heavily weighted toward long-term incentives aligned with the interests of shareowners.
No Excessive Risks. Compensation practices are appropriately structured and avoid incentivizing employees to engage in excessive risk-taking.
No Options Repricing. We prohibit repricing (reduction in exercise price or exchange for cash or other consideration) or reloading of stock options.
No Consultant Conflicts. Under the MDCC’s established policy, the compensation consultant cannot provide any other services to Honeywell without the MDCC’s approval. Regular independence reviews are conducted.

2023 NOTICE AND PROXY STATEMENT |	65

COMPENSATION DISCUSSION AND ANALYSIS
PROGRAM DESIGN AND LINK TO BUSINESS STRATEGY AND PERFORMANCE
The following table provides an overview of Honeywell’s 2022 executive compensation program and describes the link between each of our regular direct compensation elements and our business strategy and performance.

		Link to Strategy and Performance	Target Compensation Mix
Element	Description		CEO	Other NEOs

Base Salary	•Base salaries are determined based on scope of responsibility, years of experience, and individual performance.	•To attract and compensate high-performing and experienced leaders at a competitive level of cash compensation.

Annual Incentive Compensation Plan (ICP)	•80% based on formulaic determination against pre-established financial metrics. •20% based on assessment of individual performance.	•To motivate and reward executives for achieving annual corporate, business unit, and functional goals in key areas of financial and operational performance.

Performance Stock Units (PSUs) (2022-2024)	•Executive Officers: 50% of annual LTI. •Covers three-year period. •Relative TSR (25% weight) along with key financial metrics (75% weight).
•Focuses executives on the achievement of specific long-term financial performance goals directly aligned with our operating and strategic plans. TSR portion pays based on three-year return from stock price appreciation and dividends vs. the Compensation Peer Group.

Stock Options	•Executive Officers: 35% of annual LTI.	•Directly aligns the interests of our executives with shareowners. Stock options only have value for executives if operating performance results in stock price appreciation.

Restricted Stock Units (RSUs)	•Executive Officers: 15% of annual LTI.	•Strengthens key executive retention over relevant time periods to ensure consistency and execution of long-term strategies.

66	| 2023 NOTICE AND PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION PEER GROUP
To ensure appropriate levels of executive officer compensation and the alignment of pay and performance, the MDCC believes it is important to understand how Honeywell compares to other relevant companies. As such, the MDCC reviews executive officer compensation, and assesses Honeywell’s financial performance, against a group of 16 companies that are considered Honeywell’s “Compensation Peer Group.” In addition, the MDCC periodically reviews relative financial performance against a subset of companies with complex multi-industry characteristics, like Honeywell, or relevant indices.
The companies selected by the MDCC for inclusion in the Compensation Peer Group have one or more of the following attributes:
•Business operations in the industries and markets in which Honeywell participates.
•Similar breadth of portfolio and complexity.
•Global scope of operations and/or diversified product lines.
•Within reasonable range of sales and/or market capitalization.
•Demonstrated competitor for executive talent. The MDCC reviews the appropriateness of the Compensation Peer Group companies on an annual basis and discusses whether any changes are necessary.
The following table lists relevant comparative information for the Compensation Peer Group companies for 2022:

	MKT Cap ($M) (12/31/2022)	Total Assets ($M)	Sales ($M)	Employees (#)	Total Shareowner Return (12/31/2022)
Company Name					1 Year	3 Years	5 Years	10 Years
Honeywell International Inc.	$144,079	$62,275	$35,466	97,000*	5%	29%	61%	335%

3M Company	$69,104	$46,455	$34,229	92,000	(30)%	(24)%	(40)%	73%
The Boeing Company	113,529	137,100	66,608	156,000	(5)%	(41)%	(32)%	202%
Caterpillar Inc.	124,669	81,943	59,427	109,100	19%	75%	72%	253%
Deere & Company	127,872	90,030	52,563	82,200	27%	158%	196%	508%
Dow Inc.	35,462	60,603	56,902	37,800	(7)%	8%	Not Available
DuPont de Nemours, Inc.	34,095	41,355	13,017	23,000	(13)%	13%	(24)%	96%
Eaton Corporation plc	62,419	35,014	20,752	92,000	(7)%	78%	129%	291%
Emerson Electric Co.	56,810	35,672	19,629	85,500	6%	36%	57%	143%
General Dynamics Corporation	67,986	51,585	39,407	106,500	22%	52%	37%	346%
General Electric Company	91,555	187,788	76,555	172,000	(11)%	(5)%	(35)%	(36)%
Illinois Tool Works Inc.	67,673	15,422	15,932	46,000	(8)%	32%	49%	356%
Johnson Controls International plc	43,949	42,158	25,299	102,000	(19)%	69%	90%	196%
Lockheed Martin Corporation	127,496	52,880	65,984	116,000	40%	35%	73%	605%
Phillips 66	49,192	76,442	169,990	13,000	50%	7%	26%	175%
Raytheon Technologies Corporation	148,530	158,864	67,074	182,000	20%	23%	51%	164%
Schlumberger Limited	75,806	43,135	28,091	99,000	81%	42%	(7)%	1%
Compensation Peer Median	$68,545	$52,233	$45,985	95,500	0%	35%	49%	199%
Honeywell Percentile Rank	99%	61%	42%	51%	53%	44%	66%	77%
Honeywell TSR Rank Order					9	10	6	5

HONEYWELL TSR OUTPERFORMED COMPENSATION PEER MEDIAN OVER 1-, 5-, AND 10-YEAR PERIODS

*Excludes Sandia National Laboratories (Sandia) and Kansas City National Security Campus (KCNSC) workforces. Sandia and KCNSC are U.S. Department of Energy facilities. Honeywell manages these facilities as a contract operator and does not establish or control their human resources policies.
Source: S&P Capital IQ
TSR is calculated by the growth in capital from purchasing a share in the company and assuming dividends (regular and special) and share distributions received from any spins are reinvested in the applicable company at the time they are paid.

2023 NOTICE AND PROXY STATEMENT |	67

COMPENSATION DISCUSSION AND ANALYSIS
PERFORMANCE RELATIVE TO PEERS
2022 PERFORMANCE
The following graphs show Honeywell’s performance versus the median of the Compensation Peer Group for four key metrics in 2022. We've included adjusted EPS growth and free cash flow margin as EPS and free cash flow are the primary measures used in our annual incentive compensation plan (ICP).

SALES GROWTH	INCREMENTAL MARGIN	ADJUSTED EPS GROWTH	FREE CASH FLOW MARGIN

Source: S&P Capital IQ for peer data.
Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 57 or in Appendix A.
THREE-YEAR CUMULATIVE GROWTH
The MDCC also reviews Honeywell’s performance relative to the Compensation Peer Group over multiyear time periods. The following graphs show the Company’s performance versus the median of the Compensation Peer Group for four key metrics over the one-year, three-year, and five-year periods ending in 2022 that the MDCC reviewed.

TOTAL SHAREOWNER RETURN	SALES GROWTH (Spin Adj.)

Compensation Peer Group Median
Honeywell
0%
5%
34%
29%
49%
61%
1-Year
3-Year
5-Year

6.3%
3.1%
6.7%
(3.4%)
11.8%
7.8%
1-Year
3-Year
5-Year
Comp Peer
HON

SEGMENT MARGIN EXPANSION	AVERAGE ADJUSTED FCF MARGIN (Spin Adj.)

70
(5)
60
(35)
270
(30)
1-Year
3-Year
5-Year
Comp Peer
HON

9.0%
13.9%
10.4%
15.6%
9.5%
15.7%
1-Year
3-Year
5-Year
Comp Peer
HON

Source: S&P Capital IQ for peer data.
5-Year sales growth and average adjusted FCF margin are spin-adjusted. Peer segment margin calculated as EBIT divided by sales. TSR is calculated by the growth in capital from purchasing a share in the company and assuming dividends (regular and special) and share distributions received from any spins are reinvested in the applicable company at the time they are paid.
Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 57 or in Appendix A.

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COMPENSATION DISCUSSION AND ANALYSIS
THREE-YEAR AVERAGE RETURN
The MDCC also carefully considers several different ratios that are important measures of Honeywell’s earnings performance compared to the Compensation Peer Group median. Shareowners have told the Company that they regard ROIC as a particularly important metric because it shows how well management is balancing delivery of short-term results against long-term sustainable growth. Honeywell’s three-year average ROIC was 15.3%, which outperformed the Compensation Peer Group median.

RETURN ON INVESTED CAPITAL	RETURN ON ASSETS	RETURN ON EQUITY

16.7%
12.3%
15.3%
9.6%
16.4%
10.7%
1-Year
3-Year
5-Year
Comp Peer Median
HON

7.9%
9.4%
6.2%
8.8%
6.7%
9.4%
1-Year
3-Year
5-Year
Comp Peer Median
HON

23.4%
32.7%
20.9%
30.3%
22.5%
31.5%
1-Year
3-Year
5-Year
Comp Peer Median

Source: S&P Capital IQ for peer data.
CUMULATIVE TOTAL SHAREOWNER RETURN (TSR) RELATIVE TO PEERS
The following graphs show Honeywell's TSR performance versus the median of the Compensation Peer Group over multiple timeframes.

Cumulative one-year TSR is more than five times the Compensation Peer Group median return	Cumulative five-year TSR exceeded the Compensation Peer Group median by a multiple of 1.3x	Cumulative 10-year TSR exceeded the Compensation Peer Group median by a multiple of 1.7x
Source: S&P Capital IQ, as of December 31, 2022.
TSR is calculated by the growth in capital from purchasing a share in a company and assuming dividends (regular and special) and share distributions received from any spins are reinvested in the applicable company at the time they are paid.

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COMPENSATION DISCUSSION AND ANALYSIS
2022 COMPENSATION SUMMARY
The table below summarizes compensation awarded to the NEOs in 2022. It reflects Honeywell’s commitment to align pay with Company performance and the interests of the Company’s shareowners. Details are more fully discussed later in this Compensation Discussion and Analysis.

Base Salary
•Mr. Adamczyk did not receive a base pay adjustment in 2022.
•Annual base pay increases to other NEOs ranged from 3% to 6%. Mr. Kapur received an increase of 25.8% to reflect his promotion to President and Chief Operating Officer.
•For all NEOs, 2022 annual base salary changes were effective March 31, 2022.

Annual Incentive Compensation Plan (ICP)
•For Mr. Adamczyk, ICP target was 175% of base salary. His earned award paid at 126% of target, reflecting application of the ICP formula and the Board’s assessment of 2022 performance in a difficult operating environment. ICP awards paid to the Other NEOs for 2022 performance ranged from 104% to 126% of target.
•80% of payout based on Company performance against the two pre-established ICP metrics of adjusted EPS and free cash flow. For the Business Unit NEOs, half of their calculated award is tied to performance metrics of their business unit: PMT income contribution and PMT free cash flow for Mr. Kapur and Mr. Boldea.
•20% of payouts were determined based on the MDCC’s qualitative assessment of individual performance and accomplishments, including ESG achievements, discussed starting on page 75.
•Starting in 2023, 5% of the target ICP will measure ESG performance against an ESG scorecard that includes specific goals for each ESG area, Environmental, Social and Governance, while decreasing the current 20% qualitative assessment to 15%.

Performance Stock Units (PSUs) (2022-2024)
•Represented 50% of annual LTI.
•PSU earned awards will be determined at the end of the three-year period based on four equally weighted metrics: three-year total shareowner return (TSR) relative to the 2022 Compensation Peer Group and total revenue, average return on investment (ROI), and average segment margin rate measured over a three-year period.

Stock Options	•Represented 35% of annual LTI. •Stock options issued to the CEO and Other NEOs in 2022 vest over four years.

Restricted Stock Units (RSUs)	•Represented 15% of annual LTI. •RSUs issued to the CEO and Other NEOs in 2022 vest over six years.

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COMPENSATION DISCUSSION AND ANALYSIS
The tables below reflect the 2022 values for each element of total compensation, the first represents total annual target, and while the second represents total annual direct compensation, which are both key measures of executive pay that the MDCC regularly considers as part of its annual decision-making process. These tables do not replace the Summary Compensation Table shown on page 89, as required by the SEC, but are intended to show 2022 compensation from the perspective of the MDCC.
2022 TOTAL TARGET DIRECT COMPENSATION FOR EACH NEO

Name	Base Salary	Target $ ICP	Target % ICP	Long-Term Incentive	Target Total Compensation
Darius Adamczyk	$1,700,000	$2,975,000	175%	$16,000,000	$20,675,000
Gregory P. Lewis	893,000	893,000	100%	4,841,000	6,627,000
Vimal Kapur	1,000,000	1,250,000	125%	5,900,000	8,150,000
Anne T. Madden	903,000	903,000	100%	4,841,000	6,647,000
Lucian Boldea	800,000	800,000	100%	3,400,000	5,000,000
2022 TOTAL ANNUAL DIRECT COMPENSATION FOR EACH NEO

DARIUS ADAMCZYK | Chairman and CEO	Total Annual Direct Compensation
$21,428,584

GREGORY P. LEWIS | SVP, Chief Financial Officer
$6,793,642

VIMAL KAPUR | President and Chief Operating Officer
$7,964,468

ANNE T. MADDEN | SVP, General Counsel
$6,869,810

LUCIAN BOLDEA | President and CEO, Performance Materials & Technologies(5)
$4,416,722

■ Base Salary	■ Annual Incentive Plan (ICP)(1)	■ 2022-2024 Performance Stock Units (PSUs)(2)
■ Stock Options(3)	■ Restricted Stock Units (RSUs)(4)
(1)Annual ICP payouts determined 80% based on a calculation against pre-set goals and 20% based on individual assessments.
(2)PSUs vest on the third anniversary of the grant date to the extent earned.
(3)Stock options awarded to NEOs vest ratably over four years, have a 10-year term, and are subject to stock ownership and post-exercise holding requirements.
(4)RSUs vest over a six-year period and are subject to stock ownership and post-vesting holding requirements.
(5)In connection with his appointment as President and CEO, Performance Materials and Technologies, in October 2022, and in consideration for additional unvested equity awards that Mr. Boldea forfeited by joining Honeywell, Mr. Boldea also received a one-time, $200,000 cash bonus and $4.1 million time-based RSU award.

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COMPENSATION DISCUSSION AND ANALYSIS

BUYOUT AND 2022 COMPENSATION FOR MR. BOLDEA
In connection with his appointment as President and CEO, Performance Materials and Technologies, in October 2022, and in consideration for unvested equity awards that Mr. Boldea forfeited by joining Honeywell, Mr. Boldea received awards with an approximate value of $7.7 million consisting of (i) $200,000 in the form of a cash bonus, (ii) $4.1 million in the form of time-based RSUs, and (iii) a 2022 annual equity award with an approximate value of $3.4 million consisting of $1.7 million in the form of PSUs, $1.2 million in the form of stock options, and $510,000 in the form of RSUs.
2022 BASE SALARY DECISIONS
On February 10, 2022, the MDCC approved base salary actions for each NEO serving on that date based on an assessment of performance and pay positioning against comparable positions in Compensation Peer Group companies. All annual base salary changes were effective March 31, 2022.
Mr. Adamczyk did not receive a base pay adjustment in 2022.
Mr. Lewis' base salary was adjusted upward by 5.1%, to recognize performance and the broad scope of his role in a complex global organization and to better align his base pay and total cash compensation with comparable peer company CFOs.
Mr. Kapur was promoted to Chief Operating Officer in July and received an increase of 25.8%. Mr. Kapur previously received an annual increase of 6%.
Ms. Madden's base salary was increased by 3% to ensure continued alignment with comparable peer companies.
2022 ANNUAL INCENTIVE COMPENSATION PLAN DECISIONS
As prescribed in Honeywell's ICP program, 80% of the ICP awards earned by the NEOs was determined formulaically based on financial targets established by the MDCC in early February 2022 (based on the mid-point of external guidance), and 20% of the awards was determined based on the MDCC’s qualitative assessment of individual performance against objectives for 2022 and the significant accomplishments beginning on page 75. The potential attainment percentage for both the formulaic and individual qualitative portions of the award could range from 0% to 200% of target.
Individual 2022 ICP target amounts for the NEOs were determined by multiplying their 2022 ICP applicable base salary by their individual ICP target award percentage. Individual ICP target percentages for 2022 were:
•Mr. Adamczyk: 175%.
•Mr. Kapur: 111% (represents proration of current 125% target).
•Other NEOs: 100%.

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COMPENSATION DISCUSSION AND ANALYSIS
ICP FORMULAIC PORTION (80% OF TARGET AWARD)
The following table describes each of the financial ICP metrics and the relative weighting percentage for each metric that is included in the formulaic portion of the ICP payout (i.e., 80%) for each NEO.
For Messrs. Adamczyk and Lewis and Ms. Madden (Corporate NEOs), the formulaic portion of their ICP award was based entirely on company-wide (Total Honeywell) adjusted EPS and free cash flow. For Mr. Kapur and Mr. Boldea (Business Unit NEOs), in addition to Total Honeywell adjusted EPS and free cash flow, the MDCC also established business unit targets, which were given equal weighting in the ICP formulaic calculation.

		ICP Weighting (Formulaic)
Metric	Significance	Corporate NEOs	Business Unit NEOs
Adjusted Honeywell EPS	Viewed as the most important measure of near-term profitability that has a direct impact on stock price and shareowner value creation.	50%	25%
Business Unit Metric 1: Income Contribution (PMT)	PMT: Business unit measure of near-term profitability and contribution to overall Company performance.	—	25%
Total Honeywell Free Cash Flow	Reflects quality of earnings and incremental cash generated from operations that may be reinvested in our businesses, used to make acquisitions, or returned to shareowners in the form of dividends or share repurchases.	50%	25%
Business Unit Metric 2: Free Cash Flow (PMT)	PMT: Business unit contribution to overall Company free cash flow performance.	—	25%
Total		100%	100%
2022 ICP GOALS
For 2022, the Total Honeywell ICP targets for adjusted EPS and free cash flow were as follows:

ICP Goal	2021 ICP Goal Actual Performance	2022 ICP Goal	2022 Goal v. 2021 Actual	Basis for 2022 Goals	2022 Threshold (50% Payout)	2022 Maximum (200% Payout)
Adjusted EPS	$8.06	$8.55	6.1%	Midpoint of initial guidance range communicated to investors on February 3, 2022 (Guidance Range)	$6.84	$10.26
Total Honeywell Free Cash Flow	5.73 billion	4.90 billion	(14.5)%		3.92 billion	5.88 billion
As disclosed in the Q4 2021 Honeywell earnings presentation, while the 2022 targets reflect assumed net income growth of between $0.2 and $0.5 billion over 2021, total free cash flow target for 2022 is lower than 2021 primarily due to the impact of R&D capitalization and tax legislation changes of between $0.4B and $0.6B, lower Garret receipts of approximately $0.4 billion, and increased planned capital investments with an anticipated 40% weighted average IRR of between $0.2 billion and $0.3 billion.

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COMPENSATION DISCUSSION AND ANALYSIS
ACTUAL PERFORMANCE AGAINST 2022 ICP GOALS
The Corporate NEOs formulaic payout portion of ICP (80% of ICP) was based on actual 2022 performance against 2022 ICP targets as follows:

ICP Goal	2022 ICP Goal (Target)	2022 Actual Performance	Achievement %	2022 Performance	Metric Payout Percentage*	Corporate NEO Weighting	Calculated Payout Percentage
Adjusted EPS	$8.55	$8.76	102.5%	Annual Goal set in February 2022 based on midpoint of the Guidance Range. Actual performance exceeded top end of the Guidance Range of $8.40 — $8.70.	113%	50%	56%
Total Honeywell Free Cash Flow	4.90 billion	4.92 billion	100.4%	Annual Goal set in February 2022 based on midpoint of the Guidance Range. Actual performance slightly above midpoint of the Guidance Range of $4.7B — $5.1B.	102%	50%	51%
		Total Calculated (Formulaic) Payout: Corporate NEOs					107%
*Metric Payout Percentage based on ICP payout curve, which provides for a 5% increase in payout for each 1% of performance above target, and a 2.5% decrease in payout for each 1% of performance below target, with interpolation for intermediate points on the curve.
Mr. Kapur's formulaic payout portion of ICP (80% of ICP) was based on actual 2022 performance against the 2022 ICP goals for both Total Honeywell and the PMT business unit (weighted for time in each role). This calculation resulted in a 2022 formulaic ICP payout of:

Total Calculated (Formulaic) Payout: (Mr. Kapur)	106%
Mr. Boldea's formulaic payout portion of ICP (80% of ICP) was based on actual 2022 performance against the 2022 ICP goals for both Total Honeywell and the PMT business unit (each weighted equally), as follows:

ICP Goal	2022 ICP Goal (Target)	2022 Actual Plan Performance	Achievement %	Metric Payout Percentage*	Weighting	Calculated Payout Percentage
Adjusted EPS	$8.55	$8.76	102.5%	113%	25%	28.1%
Total Honeywell Free Cash Flow	4.90 billion	4.92 billion	100.4%	102%	25%	25.5%
PMT Income Contribution	1.840 billion	1.902 billion	103.4%	117%	25%	29.2%
PMT Free Cash Flow	1.732 billion	1.663 billion	96.0%	90%	25%	22.5%
		Total Calculated (Formulaic) Payout: PMT (Mr. Boldea)				105%

*Metric Payout Percentage based on ICP payout curve, which provides for a 5% increase in payout for each 1% of performance above target, and a 2.5% decrease in payout for each 1% of performance below target, with interpolation for intermediate points on the curve.
Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 57 or in Appendix A.
The calculated payout percentages above were multiplied by 80% to arrive at the formulaic portion of the 2022 ICP award for each of the NEOs.

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COMPENSATION DISCUSSION AND ANALYSIS
ICP INDIVIDUAL QUALITATIVE PORTION
(20% OF TARGET AWARD)
The MDCC conducted a qualitative assessment to determine the individual qualitative portion of the ICP award payout, which accounted for 20% of the target award for each NEO. The MDCC first reviewed a scorecard of key performance indicators and business results against annual operating plan goals set at the beginning of 2022, and considered the impact the global supply chain disruptions, high inflationary environment, and Russia-Ukraine conflict had on such results and how management responded to these challenges. The MDCC also reviewed Company performance against the Compensation Peer Group companies and other indices on key business metrics typically used to inform the ICP qualitative assessment.
The MDCC then reviewed and considered the key 2022 activities and accomplishments for Mr. Adamczyk and each of the Other NEOs, some of which are summarized below:

MR. ADAMCZYK — QUALITATIVE CONSIDERATIONS
•Led the Company through a volatile macroeconomic environment, including the highest levels of raw material inflation in decades, global supply chain challenges, and the Company's exit from Russia, delivering adjusted EPS above the high end of the Company's original guidance despite ~$2 billion in sales headwinds.
•Raised Honeywell's long-term financial targets based on the success of the Company's internal transformation efforts in recent years. The organic growth target was raised from 3% - 5% to now 4% - 7%, while the segment margin expansion target was raised from 30 - 50 basis points to now 40 - 60 basis points. In addition, added new targets of mid-teens free cash flow margin and $25 billion in capital deployment from 2022 through 2024.
•Took decisive action to mitigate the impact of inflation and protect margins, driving more than $3.3 billion in commercial excellence and value pricing strategies.
•Drove significant improvements in the Company's innovation capabilities: NPI vitality rose to above 32% from 30% in the prior year and current breakthrough initiatives being incubated number more than 30.
•Enabled the increased commercial success of Honeywell Connected Enterprise with the launch of Honeywell Connect, delivering double-digit sales growth at accretive margins, positioning Honeywell as the premier software-industrial company.
•Further advanced the Honeywell Digital and supply chain transformation initiatives by enhancing Honeywell's digital capabilities (critical to navigating the inflationary environment) and delivering material cost savings through productivity investments throughout the global supply chain.
•Under Mr. Adamczyk's leadership, Honeywell's financial performance exceeded that of the Compensation Peer Group median in segment margin, free cash flow margin, and total shareowner return.
•Closed the acquisition of U.S. Digital Designs, which offers a suite of hardware and software solutions to provide first responders with more accurate information and enable faster emergency response times. The acquisition is expected to achieve more than 25% ROI by its fifth year.
•Effectively deployed capital to enhance Honeywell's shareowner returns through capital investments of $0.8 billion as well as $0.2 billion from one completed acquisition and $6.9 billion of share repurchases and dividends, including the Company's thirteenth dividend increase over twelve consecutive years.

DARIUS ADAMCZYK CHAIRMAN AND CHIEF EXECUTIVE OFFICER

ESG Achievements:
•Committed to set a Scope 3 emissions target aligned with the Science Based Targets Initiative (SBTi).
•Joined the Department of Energy's Better Climate Challenge, pledging to reduce U.S. Scopes 1 and 2 greenhouse gas emissions by 50% and improve energy efficiency by an additional 10% by 2030, from a 2018 baseline.
•Published our updated ESG report, with 100+ pages of information about Honeywell's efforts and achievements in solving the world's most daunting ESG challenges.

•Launched 9 Employee Networks, with more than 11,000 employees belonging to at least one network.
•Launched the Environmental Sustainability Index, a global index that compiles insights from more than 600 professionals involved in corporate environmental sustainability initiatives.
•Co-sponsor of the Global Inclusion and Diversity Steering Committee.
•Ensuring that Honeywell has zero tolerance for a hostile work environment.

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COMPENSATION DISCUSSION AND ANALYSIS

MR. LEWIS — QUALITATIVE CONSIDERATIONS
•Under Mr. Lewis's leadership, Honeywell met or exceeded financial commitments: 6% organic sales growth, 70 basis points of margin expansion, $8.76 adjusted EPS, $4.9 billion of free cash flow.
•Led Honeywell financial planning and execution through a turbulent macroeconomic and geopolitical environment that included extraordinary inflation, foreign exchange volatility, wind down of operations in Russia, interest rate increases, and supply chain disruption.
•Took decisive actions to drive value pricing by over $3.3 billion to more than offset inflation; drove commercial excellence playbook using newly implemented price measurement and operating system.
•Maintained fixed cost discipline; led company-wide initiative to right-size fixed cost structure to prepare for a potential 2023 recession.
•Furthered Honeywell Digital initiatives, enabling $0.5 billion benefit to operating income and $0.2 billion working capital improvement.
•Deployed $7.9 billion of capital to share repurchases, dividends, capital expenditures, M&A, and venture investments, including the acquisition of U.S. Digital Designs.
•Drove cash discipline that resulted in working capital turns of 10.1x, best-in-class among peers.*
•Issued $3.0 billion of debt at attractive long-term rates to further strengthen our balance sheet.
•Co-sponsored the establishment of the Global Project Management Office, driving a global design model, IT architecture, and common KPIs to run Honeywell's projects businesses.
•Executed effective investor communications, including successful Investor Day, and effectively managed ratings agency relationships, protecting Honeywell's strong credit rating.

GREGORY P. LEWIS SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

ESG Achievements:
•Sponsored the Honeywell All-Abilities employee network; chaired the inaugural Accessibility Ideathon and Ally Awards, recognizing the best solution to increase accessibility for customers and employees.
•Served as Chairman of the small-business innovation fund with the Charlotte Center City Partners and Foundation for the Carolinas, awarding grants to local businesses with fewer than 50 employees.

*Five-quarter working capital turns. Source: S&P Capital IQ

MR. KAPUR — QUALITATIVE CONSIDERATIONS
Honeywell COO:
•Expanded upon the capabilities of Honeywell Accelerator by creating a central repository for best practices across Honeywell, facilitating sales growth in the businesses and ensuring that these practices are built into the Company's operating system.
•Successfully overcame supply chain challenges, mitigating over $4 billion in sales risk while driving sequential improvements in Honeywell's sales volumes throughout 2022. Utilized the Company's digital and supply chain transformation efforts to build inflation tracking at a business unit level into Honeywell's operating system.
•Drove operational improvements in Safety and Productivity Solutions, particularly within Warehouse and Workflow Solutions, resulting in 240 basis points of segment margin improvement year over year.
PMT CEO:
•Successfully managed PMT supply chain challenges and disruptions with agile processes and supplier engagement. On time to first promise deliveries improved to 75% in spite of tough supply chain environment.
•Directed effective negotiation with customers on advances and suppliers on payment terms, further optimizing PMT's working capital position and resulting in 13-point turns of 15.6x, a record for PMT.
•Entered into agreement with EnLink Midstream, LLC, to deliver carbon capture solutions to industrial-scale carbon dioxide (CO2) emitters within the U.S. Gulf Coast area utilizing Honeywell's proven carbon capture technology and EnLink's transportation and sequestration infrastructure.

VIMAL KAPUR PRESIDENT AND CHIEF OPERATING OFFICER

ESG Achievements:
•Filled more than 25 executive roles with over 60% internal candidates and 40% diverse candidates.
•Entered into commercial partnership with AstraZeneca to develop next-generation respiratory inhalers that use Solstice Air, a near-zero global warming potential propellant. Opened Honeywell's first large-scale manufacturing site for Solstice Air.
•Led effort with Honeywell Ventures to make investment in Electric Hydrogen, a developer of a new generation of electrolyzer technology, to enable green hydrogen production. This investment helped to accelerate commercialization of PMT's catalyst-coated membrane technology.

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COMPENSATION DISCUSSION AND ANALYSIS

MS. MADDEN — QUALITATIVE CONSIDERATIONS
•Led critical crisis management and mitigation efforts in response to the Russia-Ukraine conflict, including right and fast compliance with the rapidly evolving sanctions landscape.
•Oversaw the Intellectual Property Enforcement Program, which drove record licensing revenue results in 2022, including a settlement with Zebra Technologies for $360M.
•Ensured compliance with mandatory annual Code of Business Conduct training and certification and drove explicit policy changes in Supplier Code of Conduct and Human Rights Policy.
•Achieved positive resolution of key legacy legal matters, including resolution of the UOP Matters and court-approved buyout of the Company's evergreen obligations to the NARCO Asbestos Trust.
•Completed enhancements to the contracts lifecycle management tool, LEAP, which enabled inflation mitigation actions, over $1.45 billion in advances, and collection of over $350M in past due receivables.
•Closed multiple strategic M&A and Honeywell Ventures transactions, including the acquisition of U.S. Digital Designs and nine venture investments in markets aligned to our technology roadmaps. Drove comprehensive portfolio review in support of the Company's strategic plan.
•Oversaw continued improvement in cyber risk analysis and reduction. Implemented tools and automation to augment identification of open-source product vulnerabilities. Enhanced the Company's product security planning model.
•Drove a wide array of government relations efforts, including sanctions strategies, export licensing, U.S. tax matters, and legislation and regulation in support of the Company's sustainability strategies, including under the Inflation Reduction Act and the Kigali Ratification.

ANNE T. MADDEN SENIOR VICE PRESIDENT AND GENERAL COUNSEL

ESG Achievements:
•Championed Honeywell's ESG and Sustainability program and played a key leadership role in enabling Honeywell's commitment to establish a Scope 3 emissions target with the Science Based Targets initiative (SBTi).
•Chaired Honeywell's ESG Review Board, which deploys $50M annually to sustainability projects. Further enhanced the ESG governance framework.
•Served as co-sponsor of the Global Inclusion and Diversity Steering Committee, the Women's Career Advancement Program, and the Diversity Career Advancement Program. Served as the Executive Sponsor of the LGBTQ+ employee resource network.

MR. BOLDEA — QUALITATIVE CONSIDERATIONS
•Successfully transitioned into PMT CEO role, quickly got up to speed on the business, and achieved 4Q22 results above expectations and in-line with the rest of the year.
•Delivered 11% year-over-year organic growth for PMT despite headwinds from Russia, led by Advanced Materials, which grew more than 20% organically.
•Drove segment margin expansion of 70 basis points, primarily through commercial excellence, which more than offset persistent inflation.

LUCIAN BOLDEA PRESIDENT AND CHIEF EXECUTIVE OFFICER, PERFORMANCE MATERIAL AND TECHNOLOGIES

ESG Achievements:
•Achieved 2022 Sustainable Technology Solutions goals for orders and new product launches. Still on pathway to meet $700M revenue commitment in 2024.
•Launched innovative ethanol-to-jet fuel (ETJ) processing technology, which allows producers to convert corn-based, cellulosic, or sugar-based ethanol into sustainable aviation fuel (SAF) via a process that can reduce greenhouse gas (GHG) emissions by 80% on a total lifecycle basis, compared to a petroleum-based jet fuel.

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COMPENSATION DISCUSSION AND ANALYSIS
APPROVED ICP PAYOUT AMOUNTS
After applying the formulaic payout percentages described on page 73 (80% weight) and deciding individual qualitative attainment percentages for each NEO based on their assessment of individual performance in 2022 (20% weight), the MDCC approved 2022 ICP payments as follows:

	Formulaic Portion(1)				+	Qualitative Portion(2)				=	Total Individual ICP Payout Percentage	x	Target 2022 ICP Award Amount(4)	=	Actual 2022 ICP Award (Rounded)
	Attainment	x	Weight	Payout %		Attainment	x	Weight%	Payout %
Mr. Adamczyk	107%		80%	85.6%		200%		20%	40%		125.6%		$2,975,000		$3,736,600
Mr. Lewis	107%		80%	85.6%		175%		20%	35%		120.6%		882,515		1,064,300
Mr. Kapur	106%		80%	84.8%		200%		20%	40%		124.8%		966,404		1,206,100
Ms. Madden	107%		80%	85.6%		200%		20%	40%		125.6%		896,587		1,126,100
Mr. Boldea (3)	105%		80%	84.0%		100%		20%	20%		104.0%		800,000		832,000
(1)Attainment based on performance against 2022 ICP Goals. Possible attainment can range from 0% to 200%.
(2)Attainment based on MDCC assessment. Attainment can range from 0% to 200%. Payout % can range from 0% to 40%.
(3)Formulaic attainment percentage for Mr. Boldea based on full year PMT performance against PMT ICP goals.
(4)The Target 2022 ICP Award Amount for each NEO was determined as follows:

	2022 Applicable Base Salary (a)	x	Individual Target ICP Award %	=	Target 2022 ICP Award Amount
Mr. Adamczyk	$1,700,000		175%		$2,975,000
Mr. Lewis	882,515		100%		882,515
Mr. Kapur	872,205		111%		966,404
Ms. Madden	896,587		100%		896,587
Mr. Boldea	800,000		100%		800,000
(a)ICP applicable base salary rate for the 2022 calendar year, as determined in accordance with the ICP plan document.
2022 LONG-TERM INCENTIVE COMPENSATION DECISIONS

50% Performance Stock Units (PSUs)
35% Stock Options
15% Restricted Stock Units (RSUs)
Grants of LTI awards to the CEO and Other NEOs in 2022 reflect a consistent mix of 50% in Performance Stock Units, 35% in stock options, and 15% in Restricted Stock Units
TOTAL LTI VALUE
For 2022 LTI awards to the NEOs, the MDCC (or, in the case of Mr. Adamczyk, the independent members of the full Board) determined a total annual LTI (Total LTI) value to be awarded and then allocated the award between PSUs, RSUs, and stock options based on the mix proportions described above. Each of the three elements and the respective values awarded to each NEO are described in detail below.
In determining the Total LTI value to be awarded to each NEO, factors that were considered included:
•The relative value of long-term incentive awards granted to comparable named executive officers at the Compensation Peer Group companies.
•Scope of responsibilities and complexity of the organization (absolute and relative to the Compensation Peer Group companies).
•The senior executive development and succession plan.
•The value of LTI awards granted in prior years.
•Each NEO’s leadership impact and expected future contribution toward the overall success of Honeywell.

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COMPENSATION DISCUSSION AND ANALYSIS
PERFORMANCE STOCK UNITS

2022-2024 PERFORMANCE PLAN AWARDS
Under the 2022-2024 Performance Plan, a target number of PSUs was issued to each NEO on February 11, 2022, for the performance period of January 1, 2022 through December 31, 2024, representing 50% of their total annual LTI value and mix.
The actual number of PSUs earned by each NEO for the 2022-2024 cycle will be determined at the end of the period based on Company performance as measured by the following four equally-weighted performance metrics:

3-YEAR CUMULATIVE REVENUE	3-YEAR AVERAGE ROI
(25%)	(25%)
•Measures the effectiveness of the Company’s organic growth strategies, including new product introduction and marketing and sales effectiveness, as well as projected growth in our end markets.
•Adjusted at measurement to exclude the impact of corporate transactions during the period (e.g., acquisitions and divestitures) and fluctuations in foreign currency rates.

•Focuses leadership on making investment decisions that deliver profitable growth.
•Adjusted at measurement to exclude the impact of corporate transactions during the period and the impact of pensions. Results will not be adjusted for foreign currency changes over the cycle.

3-YEAR AVERAGE SEGMENT MARGIN RATE	3-YEAR RELATIVE TSR
(25%)	(25%)
•Focuses executives on driving continued operational improvements and delivering synergies from recent corporate actions and prior period acquisitions.
•Adjusted at measurement to exclude the impact of corporate transactions during the period. Results will not be adjusted for foreign currency changes over the cycle.

•Measures Honeywell’s cumulative TSR relative to the 2022 Compensation Peer Group over a three-year performance period of January 1, 2022–December 31, 2024.
•The beginning point for TSR determination (all companies) will be based on an average using the first 30 trading days of the performance period. The ending point will be based on an average using the last 30 trading days of the performance period.

For the Corporate NEOs, awards are earned based on performance against the Total Honeywell goals stated above. For the Business Unit NEOs, the financial goals portion of the award (75% of the award value, at target) is based on a mix of performance against the Total Honeywell goals and goals set for their respective business unit (mix shown on the following page). Like the Corporate NEOs, the Business Unit NEOs have 25% of their award based on performance against the three-year Relative TSR metric noted above. If an NEO transfers between business units during the performance period, the final payout is prorated based on the number of days spent in each respective business unit during the three years covered by the award.

CORPORATE NEOs

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COMPENSATION DISCUSSION AND ANALYSIS

BUSINESS UNIT NEOs PMT

The table below sets out each metric at the Total Honeywell level, their respective goals for the relevant period, the number of PSUs that would be earned at each specified level of performance. No PSUs will be earned for a metric if performance falls below the noted threshold. If the Company’s performance for any of the performance metrics falls between the percentages listed on the table, the percentage of PSUs earned shall be determined by linear interpolation.
2022-2024 PERFORMANCE PLAN GOALS

	Threshold	Target	150% Payout	Maximum

3-Year Cumulative Revenue ($M)					TOTAL MAXIMUM PAYOUT CAPPED AT 200%

3-Year Average Segment Margin Rate

3-Year Average ROI
% of PSUs Earned for Each Metric

	Threshold	Target	150% Payout	Maximum

3-Year Relative TSR Percentile (1)
% of PSUs Earned

(1)Three-year Relative TSR vs the 2022 Compensation Peer Group companies for period of January 1, 2022 – December 31, 2024.
To ensure the resiliency of the Performance Plan, the MDCC considered in detail the continued economic disruption from the COVID-19 pandemic including supply chain implications as well as the impact of high, short, and medium-term inflation and a potential Russia-Ukraine conflict on 2022-2024 Performance Plan target setting. As part of this review, and to ensure that the durability of the 2022-2024 Performance Plan is maintained, even in the event of a significant market disruption, the MDCC expanded the threshold target level for the award. The MDCC believes that the goals at target and maximum remain challenging as the approved targets represent a significant increase over the prior year and thus made no changes to those target levels. Even with the expanded threshold target, the cumulative revenue and segment margin rate threshold targets remain above prior year, while three-year ROI is only 10 basis points lower (i.e., 20.7% versus 20.8%).
To demonstrate our commitment to high performance and rigorous target setting, at our investor day event in March 2022, we updated our long-term growth framework as the culmination of all the work we have been doing in the last five years around our breakthrough technology initiatives and our supply chain and digital transformations. These updated targets also reflect our strong positions in favorable end markets across our portfolio.

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COMPENSATION DISCUSSION AND ANALYSIS
•Our sales target was updated from 3% - 5% to now 4% - 7% to reflect the growth we expect to see in our long-cycle Aerospace and Performance Materials and Technologies businesses in the coming years as they complete the recovery from the COVID-19 pandemic. Growth will also be buoyed by our graduated breakthrough initiatives, such as the solutions generated by our Sustainable Technology Solutions business.
•Our segment margin expansion target was enhanced from 30 - 50 basis points to now 40 - 60 basis points to reflect our world-class cost position and ability to drive additional volume leverage and productivity.
•We created a target of mid-teens free cash flow margin to emphasize our confidence in maintaining our current strong cash generation.
•We created a target to deploy at least $25 billion over three years to capex, dividends, share repurchases, and M&A to ensure that we continue to drive value for our shareowners while improving our business.

LONG-TERM TARGETS	TARGETS FROM INVESTOR DAY

Sales Growth	2019 3% – 5% Organic Growth	2022 4% – 7% Organic Growth

Segment Margin Expansion	30 – 50 bps per Year	40 – 60 bps per Year

Free Cash Flow Margin	No Prior Target	Mid-Teens Percent of Sales

Capital Deployment	No Prior Target	Deploy at Least $25B over Next 3 Years
2022-2024 PERFORMANCE PLAN AWARDS TO NEOs
The following table presents the number of Performance Stock Units granted to the NEOs for the 2022-2024 performance period, along with their respective grant date value:

NEO	Target # of PSUs (1)	Grant Date Value
Mr. Adamczyk	42,100	$8,004,052
Mr. Lewis	12,800	2,433,536
Mr. Kapur	15,222	2,958,436
Ms. Madden	12,800	2,433,536
Mr. Boldea	9,324	1,700,045
(1)Officer PSUs were awarded to Messrs. Adamczyk, Lewis, and Kapur and Ms. Madden on February 11, 2022. Mr. Kapur received an additional award in connection with his promotion to President and COO in July 2022; amount above reflects the total award for the 2022-2024 Performance Plan cycle. Mr. Boldea received his PSU award upon his hire in October 2022.
At the end of the performance period, the total number of PSUs earned for each NEO shall be determined on a formulaic basis. Dividend equivalents applied during the vesting period as additional PSUs will be adjusted based on the final number of PSUs earned. In determining the final distributions of earned awards, 50% of the resulting PSUs earned will be converted to shares of Company common stock and issued to each NEO, subject to the holding period requirements for officers. The remaining 50% shall be converted to cash based on the fair market value of a share of Honeywell stock on the last day of the performance period and paid to each NEO in the first quarter following the end of the performance period.

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COMPENSATION DISCUSSION AND ANALYSIS
2020-2022 PERFORMANCE PLAN ASSESSMENT

2020-2022 SUMMARY •MDCC approved 2020-2022 PSU payout = 160% of target (CEO and corporate officers).

As fully discussed in Honeywell's 2022 and 2021 Proxy Statements, in March 2021, the MDCC approved an adjustment to the three financial metrics under the 2020-2022 Performance Plan due to the extraordinary impacts of the COVID-19 pandemic, which rendered the original financial targets unattainable within months of them being set in February 2020. The MDCC determined that this change was necessary to correct a misalignment between the pay opportunity and the range of performance reasonably attainable for this cycle. No changes were made to the original three-year Relative TSR goal. The recast financial targets were fully disclosed in the 2021 Proxy Statement. Coincident with this change, the upside total payout opportunity for the 2020-2022 performance cycle was capped at 160% from 200%, a reduction of 40%. This action was reviewed with shareowners during 2021 outreach meetings and broadly viewed as appropriate under the circumstances, with recognition that adverse pandemic-related impacts on incentive plans were not unique to Honeywell and that thoughtful recalibrations were appropriate in industries hardest hit by the COVID-19 pandemic.
PSU Formulaic Calculation
In February 2023, the MDCC reviewed the outcomes for the 2020-2022 executive officer PSUs, determined as of December 31, 2022. The following table displays the formulaic 2020-2022 PSU calculation payout results:

Total Honeywell	Threshold	Target	Maximum	Actual Plan Performance(1)	Payout Factor	Weight	Weighted Payout %
Cumulative Revenue ($M)	$67,613	$69,170	$70,726	$70,975	200%	25%	50%
Average Segment Margin Rate	20.7%	21.1%	>= 21.5%	21.5%	200%	25%	50%
Average ROI	20.8%	21.3%	>= 21.8%	22.2%	200%	25%	50%
3-Year Relative TSR	35th Percentile	50th Percentile	>= 75th Percentile	43rd Percentile	63%	25%	16%

Total PSU Calculated Percentage–Corporate NEOs (Messrs. Adamczyk and Lewis, and Ms. Madden)–based 100% on performance against Total Honeywell goals, 166%, capped at 160%							160%

HBT	Threshold	Target	Maximum	Actual Plan Performance(1)	Payout Factor	Weight	Weighted Payout %
Cumulative Revenue ($M)	$10,964	$11,216	$11,469	$11,876	200%	12.5%	25%
Average Segment Margin Rate	22.0%	22.4%	>= 22.8%	23.2%	200%	12.5%	25%
Average ROI	26.2%	26.6%	>= 27%	28.0%	200%	12.5%	25%

PMT	Threshold	Target	Maximum	Actual Plan Performance(1)	Payout Factor	Weight	Weighted Payout %
Cumulative Revenue ($M)	$19,514	$19,963	$20,412	$21,273	200%	12.5%	25%
Average Segment Margin Rate	20.5%	20.9%	>= 21.3%	21.6%	200%	12.5%	25%
Average ROI	13.1%	13.5%	>= 13.9%	16.5%	200%	12.5%	25%

Total PSU Calculated Percentage–Mr. Kapur calculated based on pro-rata basis based on performance of HBT, PMT and Total Honeywell(2)							160%

(1)Consistent with goal setting parameters, revenue was adjusted to exclude the impact of corporate transactions and fluctuations in foreign currency. Segment margin was adjusted to exclude the impact of corporate transactions. ROI was adjusted to exclude the impact of corporate transactions and the impact of pension income and asset fluctuations.

(2)Business Unit goals are based on the business unit’s performance on three-year revenue and, segment margin performance.

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COMPENSATION DISCUSSION AND ANALYSIS
Honeywell’s plan-basis TSR of 28% was below the median of our 2020 Compensation Peer Group for the three-year performance period of January 1, 2020 - December 31, 2022, as follows:

Company Name	MKT Cap ($M) (12/31/2022)	Trailing P/E Ratio	3-Year TSR(1)	3-Year Relative Percentile Ranking
Deere & Company	$127,872	18.70	165.0%	100%
Caterpillar Inc.	124,669	18.90	78.0%	92%
Eaton Corporation plc	62,419	21.70	77.0%	85%
Johnson Controls Int. plc	43,949	11.40	72.0%	77%
Schlumberger Ltd.	75,806	28.40	49.0%	69%
General Dynamics Corporation	67,986	20.70	47.0%	62%
Emerson Electric Co.	56,810	18.30	36.0%	54%
Illinois Tool Works Inc.	67,673	25.10	32.0%	46%
Lockheed Martin Corp.	127,496	18.10	23.0%	38%
Phillips 66	49,192	6.00	22.0%	31%
Raytheon Technologies Corp.	148,530	21.90	17.0%	23%
General Electric Company	91,555	36.60	(13.0)%	15%
3M Company	69,104	21.90	(19.0)%	8%
Boeing Co.	113,529	-11.20	(44.0)%	0%
2020 Compensation Peer Group Median	72,455	19.8	34.0%
Honeywell International Inc.	144,079	25.7	28.0%	43%
(1)Three-year TSR on ‘plan-basis’, which uses a 30-trading day average of stock prices from the beginning, and to the end, of the three-year performance period.
Payout Decision
In February 2023, the MDCC reviewed and assessed the overall formulaic PSU calculation for the 2020-2022 PSU cycle for the NEOs that received them. While calculated performance equaled 166% for all NEOs, when the targets were reset in 2021 the MDCC capped these awards at 160%.
2020-2022 PSU Payouts
Based on the final approved award payout percentages for the 2020-2022 performance period for those NEOs who received their 2020-2022 Performance Plan award in the form of PSUs, the MDCC approved the following individual awards to the NEOs:

NEO	2020-2022 PSUs at Target (1)	Total Payout %	Total 2020-2022 PSUs Earned
Mr. Adamczyk	39,431	160%	63,090
Mr. Lewis	12,190	160%	19,504
Mr. Kapur	5,936	160%	9,497
Ms. Madden	12,190	160%	19,504
(1)Includes additional PSUs from dividend equivalents.
Earned awards became fully vested on February 14, 2023. 50% of the PSUs earned were converted to shares of Honeywell common stock, with the net shares paid subject to an additional one-year holding period, in accordance with the officer stock ownership guidelines. The remaining 50% was converted to cash based on the closing stock price of Honeywell common stock on December 31, 2022 and paid in March 2023.

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COMPENSATION DISCUSSION AND ANALYSIS
STOCK OPTIONS

Stock options granted to the NEOs in 2022 represented 35% of their total annual LTI value and mix. The MDCC believes that stock options continue to be an important element for focusing executives on actions that drive long-term stock appreciation, which is directly aligned with the interests of our shareowners.
Stock options granted to Mr. Adamczyk and all the Other NEOs vest 25% per year over four years and have a 10-year term to exercise. The strike price for the 2022 annual stock options granted in February is $189.72, which was the fair market value of Honeywell stock on the date of grant (February 11, 2022). The grant date fair value of a stock option was determined by a third-party valuation company using a Black-Scholes valuation method.

NEO	# of Stock Options (1)	Grant Date Value (2)
Mr. Adamczyk	181,500	$5,597,460
Mr. Lewis	54,900	1,693,116
Mr. Kapur	65,046	2,063,137
Ms. Madden	54,900	1,693,116
Mr. Boldea	35,187	1,190,024
(1)The strike price for options granted is equal to the fair market value of Honeywell stock on the date of grant. Options vest 25% per year over four years from the grant date. Upon exercise, stock options are settled in shares of Honeywell stock with the NEO required to hold the resulting net gain shares at least one year before being able to sell them.
(2)The grant date values were determined using a Black-Scholes value of $30.84 per option for February 11, 2022 grant, 33.58 per option for July 28, 2022 grant, and $33.82 per option for the October 3, 2022 grant.
RESTRICTED STOCK UNITS

RSUs granted to the NEOs in 2022 represented 15% of their total annual LTI value and mix. RSUs granted to Mr. Adamczyk, and all the Other NEOs, vest 33%, 33% and 34% on the second, fourth, and sixth anniversaries of the grant date, respectively. This extended vesting period is designed to strengthen retention.

The following table presents the number of RSUs granted to the NEOs in 2022 along with their respective grant date values.

NEO	# of RSUs (1)(2)	Grant Date Value (3)
Mr. Adamczyk	12,600	$2,390,472
Mr. Lewis	3,800	720,936
Mr. Kapur	4,586	869,199
Ms. Madden	3,800	720,936
Mr. Boldea (4)	2,970	510,038
(1)RSUs were awarded to Messrs. Adamczyk, Lewis, and Kapur, and Ms. Madden, on February 11, 2022. Mr. Kapur received an additional RSU award in conjunction with his promotion to COO in July 2022. Mr. Boldea received the RSU award upon his hire in October 2022.
(2)Officer RSUs vest 33%, 33% and 34% on the second, fourth, and sixth anniversaries of the grant date, respectively. During the vesting period, dividend equivalents will be earned in the form of additional RSU shares based on regular dividends paid by Honeywell, with such additional dividends vesting on the same timing as the underlying RSUs to which they relate. In addition, upon vesting, RSUs are settled in shares of Honeywell stock with the NEO required to hold the resulting net shares at least one year before being able to sell them.
(3)Based on a grant date values of $189.72 for February 11, 2022, $189.18 for July 28, 2022, and $171.73 for October 3, 2022, determined using the average of the high and low stock prices of Honeywell stock on the grant date.
(4)Mr. Boldea also received a one-time RSU sign-on award of 23,817 shares

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COMPENSATION DISCUSSION AND ANALYSIS
OTHER COMPENSATION AND BENEFIT PROGRAMS
RETIREMENT PLANS
We offer various retirement benefits to our NEOs. Specifically, depending upon when and where they joined the Company, some NEOs may participate in broad-based plans, including a defined benefit pension plan and a 401(k) savings plan that provides matching Company contributions. We also maintain an unfunded supplemental retirement plan to replace the portion of an executive’s pension benefit that cannot be paid under the broad-based plans because of Internal Revenue Service (IRS) limitations. More information on retirement benefits can be found beginning on page 95.
NONQUALIFIED DEFERRED COMPENSATION PLANS
Honeywell executives (including the NEOs) may choose to participate in certain nonqualified deferred compensation plans to permit retirement savings in a tax-efficient manner. Executives can elect to defer up to 100% of their annual ICP awards. In addition, executives may also participate in the Honeywell Supplemental Savings Plan to defer base salary that cannot be contributed to the Company’s 401(k) savings plan due to IRS limitations. These amounts are matched by the Company only to the extent required to make up for a shortfall in the available match under the 401(k) savings plan due to IRS limitations. Deferred compensation balances earn interest at a fixed rate based on the Company’s 15-year cost of borrowing, which is subject to change on an annual basis (2.34% for 2022). Matching contributions are treated as if invested in Company common stock. These plans are explained in more detail on page 96.
BENEFITS AND PERQUISITES
Our NEOs are entitled to participate in Honeywell-wide benefits such as life, medical, dental, and accidental death and disability insurance, which are competitive with other similarly sized companies. The NEOs participate in these programs on the same basis as the rest of our salaried employees. We also maintain low-cost excess liability coverage for all executive-level personnel, including the NEOs. The NEOs are also eligible for an annual executive physical, and Charlotte-based officers participate in a low-cost regional concierge medical service program.
Our security policy requires that our Chairman and CEO use Honeywell aircraft for all air travel (business or personal) to ensure personal security and protect the confidentiality of our business. From time to time, we also permit other executive officers to use Honeywell aircraft for personal or business use. The security plan for the Chairman and CEO also provides for home security and related monitoring.

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COMPENSATION DISCUSSION AND ANALYSIS
RISK OVERSIGHT CONSIDERATIONS
The MDCC believes that balancing the various elements of Honeywell’s executive compensation program:
•Supports the achievement of competitive sales, earnings, and cash performance in variable economic and industry conditions without undue risk; and
•Mitigates the potential to reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of the Company’s long-term business strategy and adversely impact shareowner value.
The following compensation design features guard against unnecessary or excessive risk-taking:

Robust processes for developing strategic and annual operating plans, approval of capital investments, internal controls over financial reporting, and other financial, operational, and compliance policies and practices.

Diversity of the Company’s overall portfolio of businesses with respect to industries and markets served (types, long-cycle/short-cycle), products and services sold, and geographic footprint.

MDCC review and approval of corporate, business, and individual executive officer objectives to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the proper risk/reward balance, and do not encourage unnecessary or excessive risk-taking.

Executive compensation features that guard against unnecessary or excessive risk-taking include:
•Pay mix between fixed and variable, annual and long-term, and cash and equity compensation is designed to encourage strategies and actions that are in the Company’s long-term best interests.
•Base salaries are positioned to be consistent with executives’ responsibilities, so they are not motivated to take excessive risks to achieve financial security.
•Incentive awards are determined based on a review of a variety of performance indicators, diversifying the risk associated with any single performance indicator.
•Design of long-term compensation program rewards executives for driving sustainable, profitable growth for shareowners.
•Vesting periods for equity compensation awards encourage executives to focus on sustained stock price appreciation.
•Incentive plans are not overly leveraged, have maximum payout caps, and have design features that are intended to balance pay for performance with an appropriate level of risk-taking.
•The MDCC retains discretionary authority to exclude unusual or infrequently occurring items, extraordinary items, and the cumulative effect of changes in accounting treatment when determining performance attainment under formulaic plans where events and/or business conditions warrant.

Clawback policies provide the ability to recoup performance-based incentive awards (both equity- and cash-based awards) in the event of misconduct and a restatement of Company financial results. In addition, clawback provisions in the Company’s stock plan and short-term incentive plan allow the Company to cancel shares or recover gains, or payments made, if an executive violates non-competition or non-solicitation provisions. We will amend our policies to comply with the updated NASDAQ rules once they are finalized and approved by the SEC.

Prohibition on hedging and pledging of shares by executive officers and directors.

Ownership thresholds in the Company’s stock ownership guidelines for officers require NEOs to hold shares of common stock equal to four times their current annual base salary (six times for the CEO), as detailed in the Stock Ownership Guidelines.

Holding periods in the Company's stock ownership guidelines require that officers must hold 100% of the net shares from vesting of RSUs, the net shares issued from PSUs, and the net gain shares from option exercises for at least one year.

Based upon the MDCC’s risk oversight and compensation policies, the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on Honeywell’s operations or results. A full discussion of the role of the Board in the risk oversight process begins on page 42 of this Proxy Statement.
STOCK OWNERSHIP GUIDELINES
The MDCC believes that Honeywell executives more effectively pursue shareowners’ long-term interests if they hold substantial amounts of stock. Accordingly, the MDCC maintains minimum stock ownership guidelines for all executive officers.
Under these guidelines, the CEO must hold shares of common stock equal in value to six times his current annual base salary. Other executive officers are required to own shares equal in value to four times their current base salary. Shares used in determining whether these guidelines are met include shares held personally, equivalent shares held in qualified and nonqualified retirement accounts, and outstanding RSUs. Starting in 2023, and in response to feedback received from shareowners, outstanding PSUs will not be counted toward the required share ownership level. All NEOs maintain ownership levels above our revised guidelines, as shown in the following table.

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COMPENSATION DISCUSSION AND ANALYSIS
NAMED EXECUTIVE OFFICERS’ STOCK OWNERSHIP

Mr. Adamczyk	Other NEOs (Average)

At 31x and 13x base pay, the value of our Chairman and CEO and our Other NEOs’ shareholdings substantially exceeds requirements	High levels of stock ownership reflect the long-term focus and commitment of the Honeywell executive team
Represents stock ownership as of March 15, 2023.
In addition, the stock ownership guidelines require officers to hold for at least one year 100% of the “net shares” obtained from RSUs that vest, the “net shares” issued from PSUs, and the “net gain shares” obtained from the exercise of stock options. “Net shares” means the number of shares issued when RSUs vest or PSUs are earned, less the number of shares withheld or sold to pay applicable taxes. “Net gain shares” means the number of shares obtained from exercising stock options, less the number of shares needed to cover the option exercise price and applicable taxes.
After the one-year holding period, officers may sell net shares or net gain shares; however, after the sale, they must continue to meet the prescribed minimum stock ownership level.
RECOUPMENT/CLAWBACK
Our Corporate Governance Guidelines provide for the recoupment (or clawback) of incentive compensation paid to senior executives if there is a significant restatement of financial results (a Restatement). Under the current guidelines, the Board can seek recoupment if and to the extent that:
•The amount of incentive compensation was calculated based upon the achievement of financial results that were subsequently reduced due to a Restatement;
•The senior executive engaged in misconduct; and
•The amount of incentive compensation that would have been awarded to the senior executive had the financial results been properly reported would have been lower than the amount actually awarded.
The complete text of the Corporate Governance Guidelines is posted on our website at investor.honeywell.com (see “Governance/Governance Overview”). We will amend our clawback policies to comply with the updated NASDAQ rules once they are finalized and approved by the SEC.
In addition, if during the two-year period following an executive officer’s termination of employment with Honeywell, he or she commences employment with, or otherwise provides services to a Honeywell competitor, without the MDCC’s prior approval, or violates non-solicitation commitments, then the Company reserves the right, for awards issued under its Stock Incentive Plans, to:
•Cancel all unexercised options; and
•Recover any gains attributable to options that were exercised, and any value attributable to RSUs and Performance Plan awards that were paid, during the period beginning 12 months before and ending two years after the executive officer’s termination of employment.
Honeywell has entered into non-competition agreements with each of the NEOs that preclude them from going to work for a competitor for up to two years after termination of employment. The list of competitors and the duration of the non-competition covenant has been tailored, in each case, to the executive officer’s position and the competitive threat this represents. Because money damages cannot adequately compensate Honeywell for violations of these non-competition covenants, we have a full range of equitable remedies at our disposal to enforce these agreements, including the ability to seek injunctive relief.

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COMPENSATION DISCUSSION AND ANALYSIS
TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION
Beginning in 2018, Section 162(m) of the Internal Revenue Code limits the federal income tax deduction for annual individual compensation to $1 million for the Company’s “covered employees” without any exception for performance-based compensation, subject to a transition rule for certain written binding contracts in effect on November 2, 2017, and not materially modified after that date. The Company intends to comply with the transition rule for written binding contracts in effect on November 2, 2017, to the extent applicable, so long as the MDCC determines that to be in the Company’s best interest. As discussed above under Compensation Practices and Policies, the MDCC seeks to closely align executive pay with performance, even if there is no longer a “performance-based” provision under Section 162(m), and, in any case, the MDCC reserves the ability to structure compensation arrangements to provide appropriate compensation to the Company’s executives, even where such compensation is not deductible under Section 162(m).
PLEDGING AND HEDGING TRANSACTIONS IN COMPANY SECURITIES
Executive officers, directors, and any of their respective designees are prohibited from pledging Honeywell’s securities or using Honeywell’s securities to support margin debt. All other employees must exercise extreme caution in pledging Honeywell’s securities or using Honeywell’s securities to support margin debt.
Hedging by directors, executive officers, employees on our restricted trading list, any employee in possession of material nonpublic information, or any of their designees is prohibited, and it is strongly discouraged for all other employees. For this purpose, hedging means purchasing financial instruments (including prepaid variable forward sale contracts, equity swaps, collars, and interests in exchange funds) or otherwise engaging in transactions that are designed to hedge or offset any decrease in the market value of Company stock held, directly or indirectly, by them, whether the stock was acquired as part of a compensation arrangement or otherwise.
All employees, directors, and any of their respective designees are prohibited from engaging in short sales of Honeywell securities. Selling or purchasing puts or calls or otherwise trading in or writing options on Honeywell’s securities by employees, officers, and directors is also prohibited.
MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT
The MDCC reviewed and discussed Honeywell’s Compensation Discussion and Analysis with management. Based on this review and discussion, the MDCC recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Form 10-K for the year ended December 31, 2022.
The Management Development and Compensation Committee
Grace Lieblein (Chair)
Duncan Angove
William S. Ayer
D. Scott Davis (ex officio)
Rose Lee

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EXECUTIVE COMPENSATION TABLES
2022 IMPACT OF PREVIOUSLY DISCLOSED 2019-2021 PERFORMANCE PLAN ADJUSTMENT
As fully disclosed in Honeywell's 2022 Proxy Statement and discussed with shareowners during our fall 2022 shareowner engagement, in February 2022, the MDCC approved an adjustment to the 2019-2021 Performance Plan awards, which resulted in additional SEC reported 2022 compensation. While additional 2022 compensation associated with the adjustment is required to be included in the Summary Compensation Table below, the reporting of the modification in the 2023 Proxy Statement should not be viewed as a new disclosure while evaluating 2022 NEO compensation decisions. The MDCC has confirmed that it does not intend to make any further adjustments to in-flight performance plans.
The calculated incremental fair value of the 2019-2021 PSU award modification to the NEOs, determined as of February 10, 2022, is included as additional 2022 compensation in the Stock Awards column of the Summary Compensation Table and in the Grants of Plan-Based Awards Table in this Proxy Statement as follows:

NEO	2019-2021 Performance Stock Units Modification(1)
Mr. Adamczyk	$3,002,828
Mr. Lewis	797,853
Mr. Kapur	154,594
Ms. Madden	797,853
Mr. Boldea	—
(1)Represents the incremental fair value, determined as of the February 10, 2022 modification date, in accordance with FASB ASC Topic 718 for a Type III modification, with no offset for forfeiture of the original award that became improbable of attainment.
SUMMARY COMPENSATION TABLE

The Stock Awards and SEC Total Compensation amounts in the table below include the accounting value of the 2022 Performance Plan modification. As discussed above, this modification was disclosed to and considered by shareowners during the 2022 annual meeting and should not be viewed this year as a new modification.

Named Executive Officer	Year	Salary	Bonus (2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change In Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation(7)	SEC Total Compensation(8)	Non-SEC Total Annual Direct Compensation(9) (Excludes Impact of Previously Considered PSU Modifications)
Darius Adamczyk Chairman and Chief Executive Officer	2022	$1,700,000	$—	$13,397,352	$5,597,460	$3,736,600	$757,453	$248,733	$25,437,598	$21,428,584
	2021	1,675,616	—	14,486,389	5,248,350	3,910,000	608,232	171,533	26,100,120	20,566,195
	2020	1,566,154	—	9,113,476	4,898,608	2,508,000	810,840	178,203	19,075,281	18,086,238
Gregory P. Lewis Senior Vice President and Chief Financial Officer	2022	881,754	—	3,952,325	1,693,116	1,064,300	315,289	72,292	7,979,076	6,793,642
	2021	830,493	—	4,518,031	1,643,520	1,107,000	215,089	65,570	8,379,703	6,629,344
	2020	753,711	—	2,801,775	1,502,982	1,460,750	254,487	57,627	6,831,332	5,747,468
Vimal Kapur(1) President and Chief Operating Officer	2022	867,596	—	3,982,229	2,063,137	1,206,100	195,272	65,882	8,380,216	7,964,468

Anne T. Madden Senior Vice President and General Counsel	2022	896,122	—	3,952,325	1,693,116	1,126,100	519,846	73,298	8,260,807	6,869,810
	2021	869,458	—	4,518,031	1,643,520	1,159,000	389,020	80,362	8,659,391	6,720,309
	2020	825,529	—	2,801,775	1,502,982	758,000	459,798	87,544	6,435,628	5,888,286
Lucian Boldea (1) President and Chief Executive Officer, Performance Materials and Technologies	2022	184,615	200,000	6,300,176	1,190,024	832,000	—	13,423	8,720,239	4,416,722

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EXECUTIVE COMPENSATION TABLES
(1)Mr. Kapur and Mr. Boldea are being reported as NEOs for the first time in 2023 (2022 compensation).
(2)Mr. Boldea received a cash sign-on bonus upon his hire in October 2022.
(3)2022 Stock Awards represent the sum of three components (i) the annual PSU awards under the 2022-2024 Performance Plan at a fair value of $190.12 as of the grant date (February 11, 2022), $203.21 as of the grant date (July 28, 2022) for Mr. Kapur, and $182.33 as of the grant date (October 3, 2022) for Mr. Boldea, (ii) the annual RSUs awarded at a grant date fair value of $189.72, determined using the average of the high and low stock prices of Honeywell stock on the grant date (February 11, 2022), $189.18 as of the grant date (July 28, 2022) for Mr. Kapur, and $171.73 as of the grant date (October 3, 2022) for Mr. Boldea, and (iii) the incremental fair value from a modification to the 2019-2021 PSU awards, which was made on February 10, 2022 (described on page 89 of this Proxy Statement). The 2022-2024 PSU award value was calculated based on the weighted average of (a) the fair market value of Honeywell stock on the date of grant for the 75% of the award tied to performance against internal metrics, and (b) a multifactor Monte Carlo simulation of Honeywell’s stock price and TSR relative to each of the other companies in the Compensation Peer Group, determined in accordance with FASB ASC Topic 718, for the 25% of the award with payout determined based on three-year TSR relative to the Compensation Peer Group. As previously disclosed in the 2022 Proxy Statement, the value of the 2019-2021 PSU modification represents the incremental fair value of 2019-2021 PSUs originally granted in 2019, determined as of the February 10, 2022 modification date in accordance with FASB ASC Topic 718 for a Type III modification, with no offset for the forfeiture of the portion of the original award that became improbable of attainment. In addition to the annual grant made to Mr. Boldea, he was granted a sign-on RSU award with a grant date (October 3, 2022) value of $171.73, which will vest 40% on the first and second anniversaries and 20% on the third anniversary of the grant date.

NEO	2022-2024 Performance Stock Units	Restricted Stock Units	2019-2021 Performance Stock Unit Modification	Total SEC Reportable Stock Awards
Mr. Adamczyk	$8,004,052	$2,390,472	$3,002,828	$13,397,352
Mr. Lewis	2,433,536	720,936	797,853	3,952,325
Mr. Kapur	2,958,436	869,199	154,594	3,982,229
Ms. Madden	2,433,536	720,936	797,853	3,952,325
Mr. Boldea	1,700,045	4,600,132	—	6,300,176
(4)The 2022 Option Awards shown reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, using the Black-Scholes option-pricing model at the time of grant, with the expected-term input derived from a risk-adjusted Monte Carlo simulation of the historical exercise behavior and probability-weighted movements in Honeywell’s stock price over time. The 2022 annual option awards were awarded to Messrs. Adamczyk, Lewis, and Kapur, and Ms. Madden on February 11, 2022, with a Black-Scholes value of $30.84 per share at the time of grant, an additional award to Mr. Kapur on July 28, 2022 with a value of $33.58 per share, and awarded to Mr. Boldea on October 3, 2022 with a value of $33.82 per share. A discussion of the assumptions used in the valuation of option awards made in fiscal year 2022 may be found in Note 15 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2022.
(5)The 2022 Non-Equity Incentive Plan Compensation value for each NEO represents their annual ICP award for the 2023 plan year. 80% of the ICP award is determined using the pre-set formulaic methodology discussed beginning on page 73], and the remaining 20% is based on individual assessments determined by the MDCC discussed beginning on page 75.
(6)Represents (i) the aggregate change in the present value of each Named Executive Officer’s accumulated benefit under the Company’s pension plans from December 31, 2021 to December 31, 2022 (as disclosed in the Pension Benefits table on page 95 of this Proxy Statement) and (ii) interest earned in 2022 on deferred compensation that is considered “above-market interest” under SEC rules (as discussed beginning on page 97).

NEO	Change in Pension Value(a)	NQDC Interest(b)	Total Change in Pension Value and Nonqualified Deferred Compensation Earnings
Mr. Adamczyk	$757,453	$—	$757,453
Mr. Lewis	315,289	—	315,289
Mr. Kapur	195,272	—	195,272
Ms. Madden	470,560	49,286	519,846
Mr. Boldea	—	—	—
(a)The change in aggregate pension value was calculated as the change in present value of the accumulated retirement benefit for each Named Executive Officer and was calculated as the lump sum available from the Retirement Earnings formula at the date indicated. Mr. Boldea is not eligible for a Company- sponsored pension plan.
(b)Represents earnings under the Honeywell Excess Benefit Plan, Honeywell Supplemental Savings Plan, Honeywell Deferred Incentive Plan, or deferred RSU awards that are in excess of that determined using SEC market interest rates.
(7)For 2022, All Other Compensation consists of the following:

NEO	Matching Contributions(a)	Personal Use of Company Aircraft(b)	Security(c)	Excess Liability Insurance(d)	Executive Physical/ Medical Services (e)	Total Other Compensation
Mr. Adamczyk	$119,000	$70,791	$49,942	$3,000	$6,000	$248,733
Mr. Lewis	61,723	1,569	—	3,000	6,000	72,292
Mr. Kapur	60,732	—	—	3,000	2,150	65,882
Ms. Madden	62,729	1,569	—	3,000	6,000	73,298
Mr. Boldea	12,923	—	—	500	—	13,423
(a)Represents total Company matching contributions to each Named Executive Officer’s accounts in the tax-qualified Honeywell 401(k) Plan and the non-tax-qualified Supplemental Savings Plan. The value of registrant contributions includes annual matching contributions that were credited to the Named Executive Officers in January 2023 for the 2022 year.

90	| 2023 NOTICE AND PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES
(b)For security reasons, Mr. Adamczyk is required by Company policy to use Company aircraft for all business and personal travel (requirement to use Company aircraft for specific personal travel may be waived at the discretion of Honeywell’s security personnel). Other NEOs may have access to available corporate aircraft for personal travel, from time to time, if approved by the CEO. The amount shown for each NEO represents the aggregate incremental cost of personal travel. This amount is calculated by multiplying the total number of personal flight hours by the average direct variable operating costs (e.g., expenses for aviation employees, variable aircraft maintenance, telecommunications, transportation charges, including but not limited to hangar and landing fees, aviation fuel, and commissaries) per flight hour for Company aircraft.
(c)In accordance with the CEO security plan, represents the total paid by the Company in 2022 for expenses relating to personal residential security provided to protect Mr. Adamczyk.
(d)Represents the annual premiums paid by the Company to purchase excess liability insurance coverage for each Named Executive Officer.
(e)Represents cost of the annual executive physical covered by the Company (excess over insurance) and concierge medical services provided to Charlotte-based officers.
(8)Represents total reportable compensation determined in accordance with SEC disclosure requirements.
(9)Represents non-SEC supplemental information of Total Annual Direct Compensation (TADC) from the perspective of the MDCC (as discussed in the CD&A) and should not be considered a substitute for the information required in the Summary Compensation Table. For all years, this column excludes the amounts reflected in the (i) Change in Pension Value and Deferred Compensation Earnings, and (ii) All Other Compensation columns of the Summary Compensation Table (SCT). For 2022, excludes the incremental reportable value from the February 2022 modification to the 2019-2021 PSUs granted to the NEOs in 2019 and the RSU and cash sign-on awards for Mr. Boldea. For 2021, excludes the incremental reportable value from the March 2021 modification to the 2020-2022 PSUs granted to the NEOs in 2020. For 2020, this column also excludes the 2018-2020 performance cash award to Mr. Lewis, which was awarded in 2018 and considered part of TADC by the MDCC in 2018 but required to be reported on the Summary Compensation Table as 2020 compensation (at the end of the three-year performance period) under SEC rules.
OTHER COMPENSATION TABLES
GRANTS OF PLAN-BASED AWARDS — FISCAL YEAR 2022

Named Executive Officer	Award Type(1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4)	All Other Option Awards: Number of Securities Underlying Options(5)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Date of Grant of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6)
			Threshold(2)	Target	Maximum	Threshold	Target	Maximum
Darius Adamczyk	ICP		$29,750	$2,975,000	$5,950,000
	NQSO	2/11/2022								181,500	$189.72	$186.99	$5,597,460
	PSU22-24	2/11/2022				2,631	42,100	84,200					8,004,052
	RSU	2/11/2022							12,600				2,390,472
	PSU19-21	2/10/2022											3,002,828
Gregory P. Lewis	ICP		8,825	882,515	1,765,030
	NQSO	2/11/2022								54,900	189.72	186.99	1,693,116
	PSU22-24	2/11/2022				800	12,800	25,600					2,433,536
	RSU	2/11/2022							3,800				720,936
	PSU19-21	2/10/2022											797,853
Vimal Kapur	ICP		9,664	966,404	1,932,808
	NQSO	2/11/2022								44,200	189.72	186.99	1,363,128
	PSU22-24	2/11/2022				644	10,300	20,600					1,958,236
	RSU	2/11/2022							3,000				569,160
	NQSO	7/28/2022								20,846	189.18	190.44	700,009
	PSU22-24	7/28/2022				308	4,922	9,844					1,000,200
	RSU	7/28/2022							1,586				300,039
	PSU19-21	2/10/2022											154,594
Anne T. Madden	ICP		8,966	896,587	1,793,174
	NQSO	2/11/2022								54,900	189.72	186.99	1,693,116
	PSU22-24	2/11/2022				800	12,800	25,600					2,433,536
	RSU	2/11/2022							3,800				720,936
	PSU19-21	2/10/2022											797,853
Mr. Boldea	ICP		8,000	800,000	1,600,000
	NQSO	10/3/2022								35,187	171.73	173.04	1,190,024
	PSU22-24	10/3/2022				583	9,324	18,648					1,700,045
	RSU	10/3/2022							26,787				4,600,132
(1)Award Type:
ICP = Incentive Compensation Plan (for 2022 performance year, paid in 2023)
NQSO = Nonqualified Stock Option
PSU22-24 = 2022-2024 Performance Stock Unit
RSU = Restricted Stock Unit
PSU19-21 = 2019-2021 Performance Stock Unit (modification)
(2)Represents the minimum level of performance that must be achieved for any amount to be payable.

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EXECUTIVE COMPENSATION TABLES
(3)The amount in the Target column represents the number of PSUs awarded to the Named Executive Officer in 2022 under the 2016 Stock Incentive Plan for the performance period of January 1, 2022 - December 31, 2024. Actual earned PSU awards may range from 0% to 200% based on performance against plan metrics over the three-year performance period. Awards vest 100% in February 2025. 50% of the total number of PSUs earned will be converted to, and paid in, cash. 50% of the earned PSUs will be paid in shares subject to a minimum one-year holding period.
(4)Represents the number of RSUs awarded to the Named Executive Officer in 2022 under the 2016 Stock Incentive Plan. Annual RSUs vest in three installments; 33% on each of the second and fourth anniversaries of the grant date and 34% on the sixth anniversary of the grant date.
(5)NQSO awards in this column represent the number of annual stock options awarded to the Named Executive Officers on the Grant Date. These stock options vest in equal annual installments over a period of four years and have a ten-year term. The exercise price is equal to the fair market value of Honeywell stock on the date of grant.
(6)The grant date fair value of each NQSO with grant date of February 11, 2022 was $30.84, grant date of July 28, 2022 was $33.58, and grant date of October 3, 2022 was $33.82, calculated in accordance with FASB ASC Topic 718, using the Black-Scholes option valuation model at the time of grant. A more detailed discussion of the assumptions used in the valuation of stock option awards may be found in Note 15 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2022. The grant date fair value based on the fair market value of Honeywell stock of each RSU granted on February 11, 2022 was $189.72; the grant date fair value for each RSU granted on July 28, 2022 was $189.18; the grant date fair value for each RSU granted on October 3, 2022 was $171.73. The grant date fair value for each PSU22-24 granted on February 11, 2022 was $190.12, determined based on the fair market value of Honeywell stock on the date of grant (February 11, 2021) of $189.72 for the three internal financial metrics, and a value of $191.32 for the Relative TSR metric. The grant date fair value for each PSU22-24 granted on July 28, 2022 was $203.21, determined based on the fair market value of Honeywell stock on the date of grant (July 28, 2022) of $189.18 for the three internal financial metrics, and a value of $245.31 for the Relative TSR metric. The grant date fair value for each PSU22-24 granted on October 3, 2022 was $182.33, determined based on the fair market value of Honeywell stock on the date of grant (October 3, 2022) of $171.73 for the three internal financial metrics, and a value of $214.14 for the Relative TSR metric. The value for each PSU19-21 represents the incremental fair value of the 2019-2021 PSUs, which were originally granted on February 26, 2019 and modified on February 10, 2022, computed as of the modification date in accordance with FASB ASC Topic 718.

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EXECUTIVE COMPENSATION TABLES
DESCRIPTION OF PLAN-BASED AWARDS
All NQSO, PSU, and RSU awards granted to the Named Executive Officers in fiscal year 2022 were granted under the Company’s 2016 Stock Incentive Plan and are governed by and subject to the terms and conditions of the 2016 Stock Incentive Plan and the relevant award agreements. A detailed discussion of these long-term incentive awards can be found beginning on page 78 of this Proxy Statement.
OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR-END

		Option Awards (1)				Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)	Number of Unearned Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)
Darius Adamczyk	2022	—	181,500	$189.72	2/10/2032	12,857	(3)	$2,755,255	42,958	(4)	$9,205,899
	2021	40,875	122,625	202.72	2/11/2031	11,419	(5)	2,447,092	36,487	(6)	7,819,164
	2020	114,400	114,400	180.92	2/13/2030	8,238	(7)	1,765,403	—		—
	2020	—	—	—	—	63,090	(8)	13,520,187	—		—
	2019	161,475	53,825	154.22	2/25/2029	9,224	(9)	1,976,703	—		—
	2018	140,685	—	148.79	2/26/2028	7,995	(10)	1,713,329	—		—
	2017	225,598	—	119.69	2/27/2027	—		—	—		—
	2016	105,040	—	107.42	4/3/2026	20,329	(11)	4,356,505	—		—
	2015	157,561	—	98.70	2/24/2026	—		—	—		—
	Total	945,634	472,350			133,152		28,534,474	79,445		17,025,064
Gregory P. Lewis	2022	—	54,900	189.72	2/10/2032	3,877	(3)	830,841	13,061	(4)	2,798,972
	2021	12,800	38,400	202.72	2/11/2031	3,529	(5)	756,265	11,473	(6)	2,458,664
	2020	35,100	35,100	180.92	2/13/2030	2,485	(7)	532,536	—		—
	2020	—	—	—	—	19,503	(8)	4,179,493	—		—
	2019	42,600	14,200	154.22	2/25/2029	2,450	(9)	525,035	—		—
	2018	26,110	—	148.79	2/26/2028	—		—	—		—
	2017	26,110	—	119.69	2/27/2027	—		—	—		—
	2016	25,209	—	98.70	2/24/2026	2,012	(12)	431,172	—		—
	2015	23,107	—	98.93	2/25/2025	—		—	—		—
	Total	191,036	142,600			33,856		7,255,341	24,534		5,257,635
Vimal Kapur	2022	—	20,846	189.18	7/27/2032	1,601	(3)	343,094	4,970	(4)	1,065,071
	2022	—	44,200	189.72	2/10/2032	3,061	(3)	655,972	10,510	(4)	2,252,293
	2021	7,075	21,225	202.72	2/11/2031	1,972	(5)	422,600	6,408	(6)	1,373,234
	2020	17,150	17,150	180.92	2/13/2030	1,207	(7)	258,660	—		—
	2020	—	—	—	—	9,497	(8)	2,035,207	—		—
	2019	21,450	7,150	154.22	2/25/2029	1,225	(9)	262,518	—		—
	2018	17,232	—	148.79	2/26/2028	—		—	—		—
	2017	16,188	—	119.69	2/27/2027	1,980	(13)	424,314	—		—
	2016	14,705	—	98.70	2/24/2026	—		—	—		—
	2015	12,603	—	98.93	2/25/2025	—		—	—		—
	2014	3,938	—	89.48	2/26/2024	—		—	—		—
	Total	110,341	110,571			20,543		4,402,365	21,888		4,690,598
Anne T. Madden	2022	—	54,900	189.72	2/10/2032	3,877	(3)	830,841	13,061	(4)	2,798,972
	2021	12,800	38,400	202.72	2/11/2031	3,529	(5)	756,265	11,473	(6)	2,458,664
	2020	35,100	35,100	180.92	2/13/2030	2,485	(7)	532,536	—		—
	2020	—	—	—	—	19,503	(8)	4,179,493	—		—
	2019	42,600	14,200	154.22	2/25/2029	2,450	(9)	525,035	—		—
	2018	31,959	—	148.79	2/26/2028	1,795	(10)	384,669	—		—
	2017	28,199	—	119.69	2/27/2027	—		—	—		—
	2016	28,885	—	98.70	2/24/2026	3,254	(13)	697,332	—		—
	Total	179,543	142,600			36,893		7,906,170	24,534		5,257,635
Lucian Boldea	2022	—	35,187	171.73	10/2/2032	26,913	(14)	5,767,456	9,368	(4)	2,007,562
	Total	—	35,187			26,913		5,767,455	9,368		2,007,562
(1)Stock option grants vest in four installments at the rate of 25% per year beginning on the first anniversary of the date of grant.
(2)Market value determined using the closing market price of $214.30 per share of common stock on December 30, 2022.

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EXECUTIVE COMPENSATION TABLES
(3)2022 RSU grants will vest 33% on each of February 11, 2024 and February 11, 2026, with the remaining RSUs vesting on February 11, 2028. The number of RSUs reflected on the table includes dividend equivalents applied through December 31, 2022, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(4)Represents PSUs issued under the 2022-2024 Performance Plan. Actual payout will be based on final performance against plan metrics for the full three-year cycle. The number of PSUs reflected on the table includes dividend equivalents applied on the target number of shares through December 31, 2022, which were reinvested as additional unvested PSUs that will vest on the same basis as the underlying PSUs to which they relate.
(5)2021 RSU grants will vest 33% on each of February 12, 2023 and February 12, 2025, with the remaining RSUs vesting on February 12, 2027. The number of RSUs reflected on the table includes dividend equivalents applied through December 31, 2022, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(6)Represents PSUs issued under the 2021-2023 Performance Plan. Actual payout will be based on final performance against plan metrics for the full three-year cycle. The number of PSUs reflected on the table includes dividend equivalents applied on the target number of shares through December 31, 2022, which were reinvested as additional unvested PSUs that will vest on the same basis as the underlying PSUs to which they relate.
(7)A portion of these RSUs vested on February 14, 2022. The remaining RSUs will vest 49% on February 14, 2024 and 51% vesting on February 14, 2026. The number of RSUs reflected on the table includes dividend equivalents applied through December 31, 2022, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(8)Represents PSUs issued under the 2020-2022 Performance Plan based on final MDCC approved payout for the full three-year cycle. The number of PSUs reflected on the table includes dividend equivalents applied on the target number of shares through December 31, 2022, which were reinvested as additional unvested PSUs that will vest on the same basis as the underlying PSUs to which they relate.
(9)A portion of these RSUs vested on February 26, 2021. The remaining RSUs will vest 49% on February 26, 2023 and 51% on February 26, 2025. The number of RSUs reflected on the table includes dividend equivalents applied through December 31, 2022, which were reinvested as additional RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(10)A portion of these RSUs vested on February 27, 2020 and February 27, 2022. The remaining RSUs will vest on February 27, 2024. The number of RSUs reflected here include dividend equivalents applied through December 31, 2022, which were reinvested as additional RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(11)Represents Performance RSUs which achieved a 200% payout percentage based on Honeywell’s TSR performance relative to the Compensation Peer Group over a three-year period of August 1, 2016–July 31, 2019. A portion of these RSUs vested in July 2019 and July 2021. The remaining RSUs will vest on July 31, 2023. The number of Performance RSUs reflected here includes dividend equivalents applied through December 31, 2022, which were reinvested as additional unvested Performance RSUs that will be adjusted and vest on the same basis as the underlying Performance RSUs to which they relate.
(12)A portion of these RSUs vested on October 3, 2019 and October 3, 2021. The remaining RSUs will vest on October 3, 2023. The number of RSUs reflected here includes dividend equivalents applied through December 31, 2022, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(13)A portion of these RSUs vested on July 29, 2019 and July 29, 2021. The remaining RSUs will vest on July 29, 2023. The number of RSUs reflected here includes dividend equivalents applied through December 31, 2022, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(14)Mr. Boldea received 2 RSU grants on October 3, 2022. 2,984 RSUs awarded will vest 33% on each of October 3, 2024 and October 3, 2026, with the remaining RSUs vesting on October 3, 2028. Additionally, 23,929 RSUs, will vest 40% on each of October 3, 2023 and October 3, 2025, with the remaining RSUs vesting on October 3, 2025. The number of RSUs reflected on the table includes dividend equivalents applied through December 31, 2022, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
OPTION EXERCISES AND STOCK VESTED — FISCAL YEAR 2022

	Option Awards			Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise(1)		Value Realized on Exercise(2)	Number of Shares Acquired on Vesting(3)		Value Realized on Vesting(4)
Mr. Adamczyk	304,619	(5)	$33,154,778	49,548	(6)	$9,669,100
Mr. Lewis	21,007	(7)	2,113,533	13,346	(8)	2,611,170
Mr. Kapur	3,938	(9)	464,094	6,321	(10)	1,243,082
Ms. Madden	47,266	(11)	5,139,664	12,994	(12)	2,536,971
Mr. Boldea	—		—	—		—
(1)Represents the total number of stock options exercised during 2022 before the sale of option shares to cover the option exercise price, transaction costs, and applicable taxes.
(2)Represents “in the money” value of stock options at exercise calculated as: the difference between the market price at exercise and the exercise price, multiplied by the total number of options exercised. The individual totals may include multiple exercise transactions during the year. Under Honeywell’s Stock Ownership Guidelines, an officer must hold after-tax net gain shares from an options exercise for at least one year before they can be sold (waived upon retirement).
(3)Represents the total number of RSUs and PSUs that vested during 2022 before share withholding for taxes and transaction costs.
(4)Represents the total value of RSUs and PSUs at the vesting. The individual totals may include multiple vesting transactions during the year. RSUs are calculated at the average of the high and low share price of one share of common stock on the day of vesting multiplied by the total number of units that vested. PSUs are paid 50% as cash and 50% as shares; Cash value is calculated using the closing price of 12/31/2021 and the value of shares is calculated at the average of the high and low share price upon payout on 2/26/2022. Under Honeywell's Stock Ownership Guidelines, an officer must hold after-tax net shares from an RSU or PSU vesting for at least one year before they can be sold (waived upon retirement).
(5)Relates to stock options originally granted in February 2014 and 2015 with a ten-year term that would have expired in 2024 and 2025 if not exercised. In connection with the stock option exercise, shares were withheld to cover the exercise price and the applicable taxes due upon exercise with Mr. Adamczyk receiving a total of 90,444 net gain shares. Net gain shares must be held at least one year before they can be sold.

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(6)Upon the vesting of RSUs, after withholding shares to cover applicable taxes, a total of 6,402 net shares were retained. Upon the vesting of PSUs, 18,984 shares were settled in cash, and 10,498 net shares were retained after withholding shares to cover applicable taxes. Net shares must be held for at least one year before they can be sold.
(7)Relates to stock options originally granted in February 2014 with a ten-year term that would have expired in 2024 if not exercised. In connection with the stock option exercise, shares were withheld to cover the exercise price and the applicable taxes due upon exercise with Mr. Lewis receiving a total of 6,162 net gain shares. Net gain shares must be held at least one year before they can be sold.
(8)Upon the vesting of RSUs, after withholding shares to cover applicable taxes, a total of 1,792 net shares were retained. Upon the vesting of PSUs, 5,044 shares were settled in cash, and 2,789 net shares were retained after withholding shares to cover applicable taxes. Net shares must be held for at least one year before they can be sold.
(9)Relates to stock options originally granted in February 2014 with a ten-year term that would have expired in 2024 if not exercised. In connection with the stock option exercise, shares were withheld to cover the exercise price and the applicable taxes due upon exercise with Mr. Kapur receiving a total of 1,226 net gain shares. Net gain shares must be held at least one year before they can be sold.
(10)Upon the vesting of RSUs, after withholding shares to cover applicable taxes, a total of 304 net shares were retained. Upon the vesting of PSUs, 2,869 shares were settled in cash, and 1,575 net shares were retained after withholding shares to cover applicable taxes. Net shares must be held for at least one year before they can be sold.
(11)Relates to stock options originally granted in February 2014 and 2015 with a ten-year term that would have expired in 2024 and 2025 if not exercised. In connection with the stock option exercise, shares were withheld to cover the exercise price and the applicable taxes due upon exercise with Ms. Madden receiving a total of 13,994 net gain shares. Net gain shares must be held at least one year before they can be sold.
(12)Upon the vesting of RSUs, after withholding shares to cover applicable taxes, a total of 1,593 net shares were retained. Upon the vesting of PSUs, 5,044 shares were settled in cash, and 2,789 net shares were retained after withholding shares to cover applicable taxes. Net shares must be held for at least one year before they can be sold.
PENSION BENEFITS
The following table provides summary information about the pension benefits that have been earned by the Company’s Named Executive Officers under two pension plans, the Honeywell International Inc. Supplemental Executive Retirement Plan (SERP) and the Honeywell International Inc. Retirement Earnings Plan (REP).
Pension Benefits — Fiscal Year 2022

Named Executive Officer	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefits(1)
Darius Adamczyk	REP	10.7	$184,137
	SERP	14.5	4,351,598
	Total		4,535,735
Gregory P. Lewis	REP	16.0	276,369
	SERP	16.0	1,212,757
	Total		1,489,126
Vimal Kapur	REP	8.5	146,441
	SERP	8.5	585,553
	Total		731,994
Anne T. Madden	REP	26.5	457,062
	SERP	26.5	2,310,635
	Total		2,767,697
Lucian Boldea	REP	—	—
	SERP	—	—
	Total		—
(1)The present value of the accumulated retirement benefit for each Named Executive Officer is calculated as the lump sum available from the Retirement Earnings formula at the date indicated.
The SERP and REP benefits depend on the length of each Named Executive Officer’s employment with Honeywell (and companies that have been acquired by Honeywell). This information is provided in the table above under the column titled “Number of Years of Credited Service.” The column in the table above titled “Present Value of Accumulated Benefits” represents a financial calculation that estimates the cash value today of the full pension benefit that has been earned by each Named Executive Officer. It is based on various assumptions, including assumptions about how long each Named Executive Officer will live and future interest rates. Additional details about the pension benefits for each Named Executive Officer include:
•The REP is a tax-qualified pension plan in which a large portion of Honeywell’s U.S. employees participate.
•The REP complies with tax requirements applicable to broad-based pension plans, which impose dollar limits on the amount of benefits that can be provided. As a result, the pensions that can be paid under the REP for higher-paid employees represent a much smaller fraction of current income than the pensions that can be paid to less highly paid employees. We make up for this difference, in part, by providing supplemental pensions through the SERP.

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•All SERP benefits will be paid on the first day of the first month that begins following the 105th day after the later of the officer’s separation from service (as that term is defined in Internal Revenue Code Section 409A) or his or her earliest retirement date.
•Mr. Boldea is not eligible to receive a pension benefit from Honeywell based on his hire date and, therefore, he does not participate in the REP or the SERP.
PENSION BENEFIT CALCULATION FORMULAS
Within the REP and the SERP, a variety of formulas are used to determine pension benefits. Different benefit formulas apply for different groups of Company employees for historical reasons. The explanation below describes the formulas that are used to determine the amount of pension benefits for each of the Company’s participating Named Executive Officers (NEOs) under the REP and the SERP.

Name of Formula	Benefit Calculation
REP
•Lump sum equal to (1) 6% of final average compensation (annual average compensation for the five calendar years out of the previous 10 calendar years that produces highest average) times (2) credited service.

For the REP formula, compensation includes base pay, short-term incentive compensation, payroll-based rewards and recognition and lump sum incentives. Annual incentive compensation is included in the year paid. The amount of compensation taken into account under the REP is limited by tax rules, but the amount of compensation taken into account under the SERP is not.
The REP formula describes the pension benefits in terms of a lump sum cash payment. Participants are entitled to receive their benefits in other payment forms, including, for example joint and survivor annuities. However, the value of each available payment form is the same.
The table below describes which formulas are applicable to each of our NEOs.

Name/Formula	Description of Total Pension Benefits

Darius Adamczyk Total pension benefit = REP formula benefits	•Mr. Adamczyk’s pension benefits under the REP and the SERP are determined under the REP formula, with the SERP benefit calculated using all his Honeywell employment as credited service.

Gregory P. Lewis Total pension benefit = REP formula benefits	•Mr. Lewis’ pension benefits under the REP and the SERP are determined under the REP formula.

Vimal Kapur Total pension benefit = REP formula benefits	•Mr. Kapur's pension benefits under the REP and the SERP are determined under the REP formula.

Anne T. Madden Total pension benefit = REP formula benefits	•Ms. Madden’s pension benefits under the REP and the SERP are determined under the REP formula.
NONQUALIFIED DEFERRED COMPENSATION — FISCAL YEAR 2022
Honeywell limits deferred compensation amounts owed to executives by having the interest rate accruing on deferrals under the Honeywell Excess Benefit Plan, the Honeywell Supplemental Savings Plan (the SS Plan), and the Honeywell Deferred Incentive Plan (the DIC Plan) be a rate that changes annually based on the Company’s 15-year cost of borrowing, and requiring payment of the SS Plan or DIC Plan deferrals to begin shortly after termination of employment in a lump sum unless the participant leaves the Company after reaching retirement (age 55 with 10 years of service). In addition, cash dividend equivalents on vested deferred RSUs cannot be deferred and dividend equivalents on unvested RSUs are reinvested in additional RSUs and subject to the same vesting schedule as the, underlying RSUs.

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Named Executive Officer	Plan	Executive Contributions in Last FY(3)	Registrant Contributions in Last FY(1)(3)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)
Darius Adamczyk	SS Plan(1)	$115,500	$101,063	$69,289	—	$2,030,750
	DIC Plan	—	—	30,495	—	1,322,124
	Deferred RSUs(2)	—	—	—	—	—
	Total	115,500	101,063	99,784	—	3,352,874
Gregory P. Lewis	SS Plan(1)	135,833	40,373	28,125	—	1,013,051
	DIC Plan	—	—	2,870	—	124,450
	Deferred RSUs(2)	—	—	—	—	—
	Total	135,833	40,373	30,996	—	1,137,501
Vimal Kapur	SS Plan(1)	258,704	39,382	26,591	—	1,193,932
	DIC Plan	501,000	—	47,165	—	2,111,588
	Deferred RSUs(2)	—	—		—
	Total	759,704	39,382	73,755	—	3,305,520
Anne T. Madden	SS Plan(1)	267,717	41,379	170,159	—	4,365,255
	DIC Plan	1,159,000	—	180,256	—	7,969,530
	Deferred RSUs(2)	—	—	320,271	—	8,004,623
	Total	1,426,717	41,379	670,686	—	20,339,408
Lucian Boldea	SS Plan(1)				—
	DIC Plan	—	—	—	—	—
	Deferred RSUs(2)	—	—	—	—	—
	Total				—
All deferred compensation amounts, regardless of the plan, are unfunded and unsecured obligations of the Company and are subject to the same risks as any of the Company’s general obligations.
(1)For SS Plan deferrals, the Company's matching contributions are credited annually no later than the following January 31st if the Named Executive Officer was actively employed or on a disability leave of absence as of December 15th. The value of registrant contributions in the last fiscal year for the SS Plan includes annual matching contributions that were credited to the Named Executive Officers in January 2023 for the 2022 year.
(2)The value of executive contributions in the last fiscal year is calculated by multiplying the number of deferred RSUs that vested in 2022 by the closing price of a share of common stock on the vesting date (or the next business day following the vesting date). The value of the aggregate balance at the last fiscal year is calculated by multiplying the total number of vested, deferred RSUs on December 30, 2022, by the closing price of a share of common stock on December 30, 2022 ($214.30). This column reflects the following for Ms. Madden: 34,942 in deferred units including dividend reinvestment units and $516,491 in cash.
(3)The following table details the extent to which amounts reported in the contributions and earnings columns are reported in the Summary Compensation Table and amounts reported in the aggregate balance column were reported in the Summary Compensation Table for previous years. In the table above, for the SS Plan, the "Aggregate Earnings in Last FY" column includes interest credits and changes in the value of the Company Common Stock Fund. The value of the Company Common Stock Fund increases or decreases in accordance with the Company’s stock price and the reinvestment of dividends. In the table above, for the deferred RSUs, the "Aggregate Earnings in Last FY" column includes dividend equivalent credits and any increase (or decrease) in the Company’s stock price.

NEO	Executive Contributions in SCT	Registrant Contributions in SCT	Earnings in SCT	Portion of Aggregate Balance Included in Prior SCTs
Darius Adamczyk	$115,500	$101,063	$—	$2,343,325
Gregory P. Lewis	135,833	40,373	—	504,179
Vimal Kapur	258,704	39,382	—	—
Anne T. Madden	267,717	41,379	49,286	3,987,608
Lucian Boldea	—	—	—	—
HONEYWELL EXCESS BENEFIT PLAN AND HONEYWELL SUPPLEMENTAL SAVINGS PLAN
The Supplemental Savings Plan allows Honeywell executives, including the NEOs, to defer the portion of their annual base salary that cannot be contributed to the Company’s tax-qualified 401(k) plan due to the annual deferral and compensation limits imposed by the Internal Revenue Code and/or up to an additional 25% of base annual salary for the plan year.
To the extent amounts were not already been matched on a similar basis under the Company’s 401(k) plan, Honeywell matched deferrals posted to the SS Plan at the rate of 87.5% on the first 8% of eligible pay. Matching contributions are always vested and are credited on an annual basis if the participant was actively employed or on a disability leave of absence as of December 15, 2022.
Interest Rate. Participant deferrals for the 2005 plan year and later are credited with a rate of interest, compounded daily, based on the Company’s 15-year cost of borrowing. The rate is subject to change annually, and for 2022, this rate was 2.34%. Participant deferrals for the 2004 plan year and earlier are credited with a rate of interest, compounded daily, that was set by

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the Management Development and Compensation Committee (MDCC) before the beginning of each plan year and is fixed until the deferral is distributed. Prior to the 2005 plan year, the MDCC would set the rate at an above-market rate to retain executives. Above-market interest credited on SS Plan deferrals and reflected in the Summary Compensation Table on page 89 includes the difference between market interest rates determined by SEC rules and the interest credited under the SS Plan. Matching contributions are treated as invested in common stock. Dividends are treated as reinvested in additional shares of common stock.
Distribution. Amounts deferred for the 2005 plan year and later will be distributed in a lump sum in January of the year following the termination of the participant’s active employment. For the 2020 plan year and later, a participant can elect to receive five, 10, or 15 installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with 10 years of service; for the 2006 to 2019 plan years, a participant could elect up to 10 installments under the same terms.
Except in hardship circumstances, amounts deferred for the 2004 plan year and earlier will be distributed either in January of any subsequent year or in January of the year following termination of employment, as elected by the participant. The participant could elect to receive distributions in a lump sum or up to 15 annual installments.
Participant deferrals to the SS Plan are distributed in cash only. Matching contributions are distributed in shares of common stock.
Amounts deferred for the 2005 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2004 plan year and earlier may be withdrawn before the distribution date if a hardship exists or the participant requests an immediate withdrawal subject to a penalty of 6%.
HONEYWELL SALARY AND INCENTIVE AWARD DEFERRAL PLAN FOR SELECTED EMPLOYEES
The Honeywell DIC Plan allows Honeywell executives, including the NEOs, to defer all or a portion of their annual cash incentive compensation.
Interest Rate. Beginning in 2005, deferrals are credited with a rate of interest, based on Honeywell’s 15-year borrowing rate, which is set annually at the beginning of the year (2.34% for 2022). Amounts deferred for the 2004 plan year and earlier are credited with a rate of interest, compounded daily, that was set by the MDCC before the beginning of each plan year and is fixed until the deferral is distributed. Prior to the 2005 plan year, the MDCC would set the total rate at an above-market rate to retain executives. Above-market interest credited on DIC Plan deferrals and reflected in the Summary Compensation Table on page 90 includes the difference between market interest rates determined by SEC rules and the interest credited under the DIC Plan.
Distribution. Amounts deferred for the 2006 plan year and later will be distributed in a lump sum in January of the year following the termination of the participant’s active employment. For the 2020 plan year and later, a participant can elect to receive five, 10, or 15 installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with 10 years of service; for the 2006 to 2019 plan years, a participant could elect up to 10 installments under the same terms.
Except in hardship circumstances (if permitted), amounts deferred for the 2005 plan year and earlier will be distributed either in January of any year three years after the compensation was earned or in January of the year following termination of the participant’s employment, as elected by the participant. The participant could elect to receive non-hardship distributions in a lump sum or up to 15 annual installments.
Amounts deferred for the 2002 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2001 plan year and earlier may be withdrawn before the distribution date if a hardship exists or the participant requests an immediate withdrawal subject to a penalty that ranges from 0% to 6% and that is based on the 10-year Treasury bond rate at the beginning of the calendar quarter.
DEFERRAL OF RSUs
The NEOs may defer the receipt of up to 100% of certain RSUs upon vesting based on an election made at the time of grant. The executive may defer payment to:
•A specific year after the vesting year; or
•The year following the executive’s termination of active employment.
The executive can also choose to receive payment in a lump sum or up to 15 annual installments and can also elect at the time of grant to accelerate the form and timing of payment following a Change in Control to a lump sum paid no later than 90 days following the change in control. Cash dividend equivalents on deferred RSUs (determined at the same rate as a regular share of common stock) are converted to additional deferred RSUs as of the dividend payment date and are subject to the same payment schedule and restrictions as the underlying deferred RSUs. For grants made before July 2004, an executive

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could also defer dividend equivalents in cash and such amounts are credited with interest at a 10% rate, compounded daily, until payment. The practice of deferring dividend equivalents in cash ended in July 2004. Ms. Madden is the only NEO with legacy deferred RSU awards under these prior provisions. Above-market interest related to Ms. Madden's deferred RSU dividend equivalents is included on the Summary Compensation Table as the difference between market interest rates determined by SEC rules and the 10% interest credited by the Company on her pre-July 2004 grants, the terms of which cannot be amended.
UNVESTED DIVIDEND EQUIVALENTS
Cash dividend equivalents on unvested RSUs (determined at the same rate as a regular share of common stock) are converted to additional unvested RSUs as of the dividend payment date and are subject to the same vesting schedule and restrictions as the underlying RSUs.
The terms of the SERP Plan, the SS Plan, the DIC Plan, the deferred RSUs, and the unvested dividend equivalents are subject to the requirements of, and regulations and guidance published by, Section 409A of the Internal Revenue Code.
POTENTIAL PAYMENTS UPON TERMINATION
OR CHANGE IN CONTROL
This section describes the benefits payable to our NEOs in two circumstances:
•Termination of Employment
•Change in Control (CIC)
SENIOR SEVERANCE PLAN
These benefits are determined primarily under a plan that we refer to as our Senior Severance Plan. In addition to the Senior Severance Plan, other of our benefits plans, such as our annual incentive compensation plan, also have provisions that impact these benefits.
These benefits ensure that our executives are motivated primarily by the needs of the businesses for which they are responsible, rather than circumstances that are outside the ordinary course of business, i.e., circumstances that might lead to the termination of an executive’s employment or that might lead to a CIC of the Company. Generally, this is achieved by assuring our NEOs that they will receive a level of continued compensation if their employment is adversely affected in these circumstances, subject to certain conditions. We believe that these benefits help ensure that affected executives act in the best interests of our shareowners, even if such actions are otherwise contrary to their personal interests. This is critical because these are circumstances in which the actions of our NEOs may have a material impact upon our shareowners. Accordingly, we set the level and terms of these benefits in a way that we believe is necessary to obtain the desired results. The level of benefit and the rights to benefits are determined by the type of termination event, as described below. We believe that these benefits are generally in line with current market practices and are particularly important as we do not maintain employment agreements with our NEOs.
Benefits provided under the Senior Severance Plan are conditioned on the executive executing a full release of claims and certain non-competition and non-solicitation covenants in favor of the Company. The right to continued severance benefits under the plan ceases in the event of a violation of such covenants. In addition, we would seek to recover severance benefits already paid to any executive who violates such restrictive covenants.
In the case of a CIC, severance benefits are payable only if both parts of the “double trigger” are satisfied. That is, (i) there must be a CIC of our Company, and (ii)(A) the NEO must be involuntarily terminated other than for cause, or (ii)(B) the NEO must initiate the termination of his own employment for good reason. Similarly, the Company also amended its stock incentive plan in 2014 to eliminate automatic single-trigger vesting of all new equity and Performance Plan Unit awards that are rolled-over upon a CIC.
SUMMARY OF BENEFITS — TERMINATION EVENTS
The following table summarizes the termination of employment and CIC benefits payable to our NEOs. None of these termination benefits are payable to NEOs who voluntarily resign (other than voluntary resignations for good reason after a CIC) or whose employment is terminated by us for cause. The information in the table below assumes, in each case, that termination of employment occurred on December 31, 2022. Pension and non-qualified deferred compensation benefits, which are described elsewhere in this Proxy Statement, are not included in the table below in accordance with applicable SEC rules, even though they may become payable upon the occurrence of the events specified in the table. The effect of a termination of employment or CIC on outstanding stock options, RSUs, and PSUs is described in the section below entitled “Impact on Equity-Based Awards.”

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Payments and Benefits	Named Executive Officer	Termination by the Company Without Cause	Death	Disability	Change in Control —No Termination of Employment	Change in Control —Termination of Employment by Company Without Cause, by NEO for Good Reason, or Due to Disability
Cash Severance	Mr. Adamczyk	$14,025,000	$—	$—	$—	$14,025,000
(Base Salary + Bonus)	Mr. Lewis	2,679,000	—	—	—	3,572,000
	Mr. Kapur	3,375,000	—	—	—	4,500,000
	Ms. Madden	2,709,000	—	—	—	3,612,000
	Mr. Boldea	2,400,000	—	—	—	3,200,000
ICP	Mr. Adamczyk	—	—	—	3,736,600	3,736,600
(Year of Termination)	Mr. Lewis	—	—	—	1,064,300	1,064,300
	Mr. Kapur	—	—	—	1,206,100	1,206,100
	Ms. Madden	—	—	—	1,126,100	1,126,100
	Mr. Boldea	—	—	—	832,000	832,000
Benefits and Perquisites	Mr. Adamczyk	32,565	—	—	—	32,565
	Mr. Lewis	13,240	—	—	—	17,653
	Mr. Kapur	7,556	—	—	—	10,075
	Ms. Madden	13,278	—	—	—	17,703
	Mr. Boldea	12,888	—	—	—	17,184
All Other-Payments/Benefits	Mr. Adamczyk	—	—	—	—	—
	Mr. Lewis	—	—	—	—	—
	Mr. Kapur	32,318	—	—	—	32,318
	Ms. Madden	—	—	—	—	185,167
	Mr. Boldea	—	—	—	—	—
Total	Mr. Adamczyk	14,057,565	—	—	3,736,600	17,794,165
	Mr. Lewis	2,692,240	—	—	1,064,300	4,653,953
	Mr. Kapur	3,414,874	—	—	1,206,100	5,748,493
	Ms. Madden	2,722,278	—	—	1,126,100	4,940,970
	Mr. Boldea	2,412,888	—	—	832,000	4,049,184

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EXPLANATION OF BENEFITS — TERMINATION EVENTS
The following describes the benefits that are quantified in the table above assuming the event occurred on December 31, 2022. In regard to each portion of the benefit, the benefits that are paid in the context of a CIC are, except as noted, the same as the benefits paid other than as a result of a CIC.

Benefit/Event	Amount and Terms of Payments (Other Than upon a Change in Control)	Change in Control Provisions
Severance Benefits-Cash Payment Involuntary termination without cause; CIC termination without cause or by a NEO for good reason.	•Three years of base salary and bonus for Mr. Adamczyk, and 18 months of base salary and bonus for the Other NEOs. •Paid periodically, in cash. •Bonus is equal to target percentage of base salary.
•Three years of base salary and bonus for Mr. Adamczyk, and two years of base salary and bonus for the Other NEOs.
•Amounts are paid in a lump sum within 60 days following the later of the date of termination or the CIC date.

Annual Bonus for the Year of Termination-Cash Payment Annual ICP Plan bonus is payable to NEOs for the year in which a CIC occurs.	•N/A
•Based on achievement of pre-established ICP goals and the MDCC’s assessment of other relevant criteria, for the stub period ending on the CIC (as defined in the ICP Plan) date, prorated through the CIC date.
•Paid in cash at the time ICP awards are typically paid to Honeywell executives for the year in which a CIC occurs, but only if the employee is actively employed on the payment date, has been involuntarily terminated other than for cause, or has terminated employment for good reason.

Certain Benefits and Perquisites Termination of employment without cause, CIC, or voluntary termination of employment for good reason.	•Basic life insurance coverage is continued at Honeywell’s cost for the severance period. •Medical and dental benefits are continued during the severance period at active employee contribution rates.	•Basic life insurance coverage is continued at Honeywell’s cost for the severance period. •Medical and dental benefits are continued during the severance period at active employee contribution rates.

Other Benefits	•In the case of involuntary termination by the Company without Cause, service credit for pension is provided during the first 12 months of the severance period.
•If employment terminated upon CIC, service credit for pension purposes during the first 12 months of the severance period. Additional 3 years of age and service for Ms. Madden under pre-2007 Corporate CIC Severance Plan provisions.

NO EXCISE TAX GROSS-UPS
U.S. tax laws may impose an excise tax on employees who receive benefits in connection with a CIC in certain circumstances and subject to certain conditions. The Company does not provide for excise tax gross-ups.

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IMPACT ON EQUITY-BASED AWARDS
This section describes the impact of a termination of employment or a CIC on outstanding stock options, RSUs, and Performance Plan Stock Units (PSUs) held by our NEOs. Additional information about these awards is included in the Outstanding Equity Awards Table on page 93 of this Proxy Statement.
The table below shows the in-the-money value of outstanding unvested stock options, RSUs, PSUs, and PCUs held by our NEOs as of December 31, 2022, based on the closing price of a share of common stock as reported on the Nasdaq on that date ($214.30). These awards are scheduled to vest and to expire on various dates in the future. As described below, the vesting of these awards will be accelerated upon death, disability, or a qualifying termination of employment following a CIC. Equity awards do not automatically vest upon a CIC to the extent assumed or replaced by the successor in the transaction. In addition, stock options will remain outstanding for different periods depending on the circumstances. The value to an NEO of these provisions depends on the vesting period and remaining terms of the awards.

Named Executive Officer	In-the-Money Value of Unvested Stock Options	Unvested RSUs	Unvested PSUs(1)
Mr. Adamczyk	$12,933,746	$15,014,287	$21,801,596
Mr. Lewis	3,818,888	3,075,848	6,751,593
Mr. Kapur	2,857,912	2,367,158	4,056,485
Ms. Madden	3,818,888	3,726,677	6,751,593
Mr. Boldea	1,497,911	5,767,455	669,187
(1)Includes the portion of unvested PSUs that would vest upon Death, Disability or a qualifying termination upon Change in Control when awards are rolled over or replaced by a successor.
TERMINATION OR CIC IMPACT ON OUTSTANDING AWARDS
Treatment of outstanding stock plan awards following termination of employment depends on the plan under which the awards were granted, as follows:

Plan	Treatment of Stock Options, RSUs, and PSUs

2011 Stock Incentive Plan of Honeywell International Inc. and its Affiliates
•RSUs become vested in full upon death or disability.
•Following termination of employment, unless otherwise agreed by the Company pursuant to the terms of the plan, participants (or their beneficiaries) have until the earlier of the original expiration date or the following period in which to exercise vested options:
•Three (3) years in the event of death, disability, or a voluntary or involuntary termination (other than for cause) after qualifying for “early retirement” (age 55 and 10 years of service) or “full retirement” (age 60 and 10 years of service).
•One (1) year in the case of any other involuntary termination without cause; and
•Thirty (30) days in the case of a voluntary termination.
•These rules are hereinafter referred to as the “2011 Stock Plan Exercise Rules.”
•Unvested stock options and RSUs do not automatically vest upon a CIC if rolled over or replaced by the successor. Following a CIC, vesting shall only occur if a participant’s employment is terminated, either by the successor without cause or by the participant for good reason (that is, “double trigger” vesting), within two years following a CIC. These rules are hereinafter referred to as the “Double Trigger CIC Rules.”

2016 Stock Incentive Plan of Honeywell International Inc. and its Affiliates
•The Double Trigger CIC Rules apply to unvested stock options and RSUs under this plan. Double trigger vesting also applies to PSUs awarded under this plan where the awards are rolled over or replaced by the successor, with vesting on a pro rata basis at target for incomplete performance periods, and based on the actual earned award for completed performance cycles, and paid within 90 days of a participant’s termination of employment, either by the successor without cause or by the participant for good reason (that is, “double trigger” vesting), within two years following a CIC. RSU and PSU awards that are not rolled over or replaced by the successor vest immediately upon the CIC.
•The 2011 Stock Plan Exercise Rules apply to vested stock options under this plan.
•There is no acceleration of vesting of awards upon reaching retirement age. Unvested RSUs and a prorated amount of a PSU award are paid upon a termination due to death or disability. Unvested stock options vest upon a termination due to death or disability.

102	| 2023 NOTICE AND PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES
DEFINED TERMS USED IN THIS SECTION
As used in the Company’s plans, the following terms are assigned the meanings summarized below.

Term	Summary of Definition

Change in Control
•The acquisition of 30% or more of the Company's common stock;
•The purchase of all or part of the common stock pursuant to a tender offer or exchange offer;
•A merger where Honeywell does not survive as an independent, publicly owned corporation;
•A sale of substantially all of Honeywell’s assets; or
•A substantial change in Honeywell’s Board over a two-year period.
•Additionally, under the Senior Severance Plan, any event that the MDCC, in its discretion, determines to be a Change in Control for purposes of that plan; provided that under the 2011 or 2016 Stock Incentive Plan, each of the events described above would only be a Change in Control if it constitutes a “change in control event” within the meaning of United States Department of Treasury Regulation §1.409A-3(i)(5)(i).

Termination for Cause
•Clear and convincing evidence of a significant violation of the Company’s Code of Business Conduct;
•The misappropriation, embezzlement, or willful destruction of Company property of significant value;
•The willful failure to perform, gross negligence, or intentional misconduct of significant duties that results in material harm to the business of the Company;
•The conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised);
•The failure to cooperate fully in a Company investigation or to be fully truthful when providing evidence or testimony in such investigation; or
•Clear and convincing evidence of the willful falsification of any financial records of the Company that are used in compiling the Company’s financial statements or related disclosures, with the intent of violating generally accepted accounting principles or, if applicable, International Financial Reporting Standards.

Termination for Good Reason
•A material diminution in the NEO’s authority, duties, or responsibilities;
•A material decrease in base compensation;
•A material reduction in the aggregate benefits available to the NEO where such reduction does not apply to all similarly situated employees;
•Any geographic relocation of the NEO’s position to a location that is more than 50 miles from his or her previous work location;
•Any action that constitutes a constructive discharge; or
•The failure of a successor to assume these obligations under the Senior Severance Plan.

2023 NOTICE AND PROXY STATEMENT |	103

EXECUTIVE COMPENSATION TABLES
CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of the individual identified as our median paid employee and the annual total compensation of Darius Adamczyk, our Chairman and CEO.
To identify the median of the annual total compensation of all our employees, and to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates we used were as follows:
•For purposes of the 2022 pay ratio disclosure, Honeywell identified a new median employee using our global employee population as of October 31, 2022 (Determination Date). We selected October 31 as the Determination Date, as it was a date within the last three months of 2022, and would allow sufficient time to gather the information to identify the median employee given the global scope of our operations.
•Before applying the “De Minimis Exemption” adjustment permitted under SEC rules (described below), our global population consisted of approximately 119,460 individuals.

Total U.S. Employees (1)	56,722
Total non-U.S. Employees	62,738 (no exclusions)
Total Global Workforce	119,460
(1)Total U.S. Employees includes Sandia National Laboratories and Kansas City National Security Campus workforces, which are U.S. Department of Energy facilities managed by Honeywell as a contract operator.
We applied the De Minimis Exemption adjustment to exclude a total of 5,239 employees located in jurisdictions outside the U.S. Such employees represent less than five percent of our Total Global Workforce. The countries and approximate number of Honeywell employees excluded were: Algeria (61), Argentina (196), Bangladesh (2), Brazil (478), Bulgaria (172), Chile (154), Colombia (82). Ecuador (4), Egypt (161), Hungary (294), Indonesia (151), Jordan (12), Kazakhstan (126), Morocco (120), Pakistan (4), Panama (4), Peru (47), Philippines (175), Poland (721), Republic of Serbia (7), Slovakia (807), Spain (431), Taiwan (119), Thailand (509), Trinidad and Tobago (16), Tunisia (142), Turkey (210), Ukraine (29), Uruguay (2), and Uzbekistan (3).
Total Workforce for Determination of Median Employee:

Total U.S. Employees	56,722
Total non-U.S. Employees	57,499 (excluding 5,239 employees)
Total Global Workforce	114,221
To identify the median employee from our employee population, we collected actual base salary and incentive awards paid during the 12-month period ending on the Determination Date. As permitted under SEC rules, we annualized the compensation of all newly hired permanent employees during this period. Using this methodology, our median employee was determined to be a full-time employee based in the United States.
The annual total compensation for our median employee in calendar 2022, our last completed fiscal year, was $78,095, calculated in accordance with the rules applicable to the Summary Compensation Table (SCT) of this Proxy Statement.
For 2022, the annual total compensation of the CEO for purposes of determining the CEO Pay Ratio was $25,437,598, as reported in the Summary Compensation Table on page 89.
Based on this information, for 2022, the ratio of the annual total compensation of Mr. Adamczyk, our CEO, to the median of the annual total compensation of all employees was estimated to be 326 to 1.
The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported here, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

104	| 2023 NOTICE AND PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES
PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information regarding executive pay and performance. The table below shows pay both as reported in the Summary Compensation Table (Summary Comp Table Total) for the applicable fiscal year and as “compensation actually paid” (CAP) for our principal executive officer (PEO) and as an average of all of our other named executive officers (Non-PEO NEOs) for the applicable fiscal year. Both Summary Comp Table Total pay and CAP are calculated in accordance with the requirements of Regulation S-K and may differ substantially from the manner in which the MDCC makes executive compensation decisions, which is described in the Compensation Discussion and Analysis beginning on page 57.
The table below also shows (i) Honeywell’s cumulative total shareholder return (TSR), (ii) the TSR of the Nasdaq Industrial Select Sector Index (XLI), which we have used as our peer group for purposes of this table, (iii) Honeywell’s net income for the applicable fiscal year, and (iv) Honeywell’s performance with respect to a company-selected measure (CSM), which in our assessment represents the single most important financial performance metric used to link compensation actually paid to our NEOs for the most recently completed fiscal year to Honeywell’s performance. We selected Segment Margin as the CSM for the 2022 fiscal year.

					Value of Initial Fixed $100 Investment Based on:			CSM: Segment Margin (i)
Year (a)	Summary Comp Table Total for PEO (b)(1)	Comp Actually Paid to PEO (c)(2),(3),(4)	Avg. Summary Comp Table for Non-PEO NEOs (d)(1)	Avg. Comp Actually Paid to Non-PEO NEOs (e)(2),(3),(5)	Total Shareholder Return ($)(f)	Peer Group Total Shareholder Return (Composite) (g)	Net Income (in millions) (h)
2022	$25,437,598	$36,729,811	$8,310,085	$11,405,134	$128.62	$126.81	$4,967	21.7%
2021	26,100,120	15,687,973	7,489,516	5,024,129	122.61	134.29	5,610	21.0%
2020	19,075,281	34,603,009	6,138,970	11,366,412	122.97	110.91	4,865	20.4%
(1)The CEO and NEOs included in the above compensation columns reflect the following:

Year	CEO	NEOs
2022	Darius Adamczyk	Gregory P. Lewis, Anne T. Madden, Vimal Kapur, Lucian Boldea
2021	Darius Adamczyk	Gregory P. Lewis, Anne T. Madden, Que Thanh Dallara, Michael R. Madsen
2020	Darius Adamczyk	Gregory P. Lewis, Anne T. Madden, Rajeev Gautam, John F. Waldron
(2)Fair value or change in fair value, as applicable, of equity awards in the "Compensation Actually Paid" columns was determined by reference to (1) for RSU awards, including reinvested dividend equivalent units, closing price on applicable year-end dates or, in the case of vesting dates, the actual vesting price, (2) for PSU awards (excluding TSR portion of the PSU award), the same valuation methodology as RSU awards above except year-end and vesting date values are multiplied by the forecasted performance factor as of each such date, and include reinvested dividend equivalent units, (3) for the TSR-based portion of the PSU awards, the fair value calculated by a Monte Carlo simulation model as of the applicable year-end date(s) or, in the case of vesting date, the actual vesting price and performance factor, and (4) for stock options, the fair value calculated by a Black-Scholes model as of the applicable year-end or vesting date(s), determined based on the same methodology as used to determine grant date fair values but using the closing stock price on the applicable revaluation date as the current market price, and in all cases based on volatility, dividend rates and risk free rates determined as of the revaluation date.
(3)For the portion of "Compensation Actually Paid" that is based on year-end stock prices, the following prices were used: for 2022: $214.30 (2.8% increase from prior year), for 2021: $208.51 (2.0% decrease from prior year), and for 2020: $212.70 (20.2% increase from prior year).

2023 NOTICE AND PROXY STATEMENT |	105

EXECUTIVE COMPENSATION TABLES
(4)The dollar amounts reported for Mr. Adamczyk under “Compensation Actually Paid” represent the amount of “compensation actually paid” to Mr. Adamczyk, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Adamczyk during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to Mr. Adamczyk’s total compensation for each year to determine the compensation actually paid:

	PEO ($)
	2022	2021	2020
Total Reported in Summary Compensation Table (SCT)	$25,437,598	$26,100,120	$19,075,281
Less, Value of Stock & Option Awards Reported in SCT	(18,994,812)	(19,734,739)	(14,012,084)
Less, Change in Pension Value and Non-Qualified Deferred Compensation Earnings in SCT	(757,453)	(608,232)	(810,840)
Plus, Pension Service Cost	189,227	337,104	302,024
Plus, Year-End Value of Awards Granted in Fiscal Year that are Unvested and Outstanding	22,196,690	14,602,954	22,994,843
Plus, Change in Fair Value of Prior Year awards that are Outstanding and Unvested	9,053,140	(1,770,930)	11,314,396
Plus, FMV of Awards Granted this Year and that Vested this Year	-	-	-
Plus, Change in Fair Value (from Prior Year-End) of Prior Year awards that Vested this year	(394,579)	(3,238,305)	(4,260,611)
Less, Prior Year Fair Value of Prior Year awards that failed to vest this year	-	-	-
Total Adjustments	11,292,213	(10,412,147)	15,527,728
"Compensation Actually Paid" to PEO	$36,729,811	$15,687,973	$34,603,009
(5)The dollar amounts reported under Average Compensation Actually Paid for non-PEO NEOs represent the average amount of "compensation actually paid" to the NEOs as a group (excluding the CEO), as computed in accordance with Items 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to the NEOs' total compensation for each year to determine the compensation actually paid:

	NEO Average ($)
	2022	2021	2020
Total Reported in Summary Compensation Table (SCT)	$8,310,085	$7,489,516	$6,138,970
Less, Value of Stock & Option Awards Reported in SCT	(6,206,612)	(5,394,884)	(4,077,093)
Less, Change in Pension Value and Non-Qualified Deferred Compensation Earnings in SCT	(257,602)	(151,402)	(327,288)
Plus, Pension Service Cost	44,745	82,389	92,707
Plus, Year-End Value of Awards Granted in Fiscal Year that are Unvested and Outstanding	7,905,172	3,998,779	6,691,235
Plus, Change in Fair Value of Prior Year awards that are Outstanding and Unvested	1,771,263	(475,089)	3,704,102
Plus, FMV of Awards Granted this Year and that Vested this Year	-	-	-
Plus, Change in Fair Value (from Prior Year-End) of Prior Year awards that Vested this year	(161,917)	(525,181)	(856,220)
Less, Prior Year Fair Value of Prior Year awards that failed to vest this year	-	-	-
Total Adjustments	3,095,050	(2,465,387)	5,227,443
Average "Compensation Actually Paid" to Non-PEO NEOs	$11,405,134	$5,024,129	$11,366,412
The six items listed below represent the most important financial performance metrics we used to determine CAP for FY2022 as further described in our Compensation Discussion and Analysis (CD&A) within the sections titled "Annual Incentive Compensation Plan Decisions" and "Long-Term Incentive Compensation Decisions."

Most Important Financial Metrics
Adjusted Earnings Per Share
Average Segment Margin
Free Cash Flow
Cumulative Revenue
Average Return on Investment
Relative Total Shareholder Return

106	| 2023 NOTICE AND PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES
The graphs below illustrate the relationships between, respectively, our TSR and the TSR of our peer group, CAP and our TSR, CAP and our net income, and CAP and the CSM (Segment Margin).
1. TSR: Company versus Peer Group
As shown in the chart below, the Company’s 3-year cumulative TSR is higher than the companies included in our industry index, Nasdaq Industrial Select Sector Index (XLI) reflecting strong out performance in 2022.
TOTAL SHAREHOLDER RETURN: HONEYWELL vs XLI
2. CAP versus TSR
As shown in the chart below, the CEO's and average non-PEO NEOs' CAP values are reasonably aligned with Honeywell's TSR. This is primarily due to the Honeywell’s use of Performance Shares (PSUs), NQSOs and Restricted Stock Units (RSUs), which are tied directly to stock price and the Company’s financial performance.
CAP vs HONEYWELL TSR

2023 NOTICE AND PROXY STATEMENT |	107

EXECUTIVE COMPENSATION TABLES
3. CAP versus Net Income
The charts below reflect the relationship between the CEO and Average NEO CAP and Honeywell’s GAAP net income. The Company does not use net income to determine compensation levels, incentive plan payouts, or as a metric in our long-term incentive plans. Since long-term incentives comprise the largest portion of our NEOsʼ pay, and CAP values include multiple years of LTI awards, and only one year of annual incentives, the relationship between CAP and net income is less evident.
CAP vs NET INCOME
4. CAP versus Segment Margin
The chart below reflects the relationship between the CEO CAP and Average NEO CAP and Honeywell’s Segment Margin for the applicable reporting year. We consider segment margin to be the most important financial measure used to link pay to performance in 2022 due to the strong correlation with long-term share price growth.
CAP vs SEGMENT MARGIN

108	| 2023 NOTICE AND PROXY STATEMENT

PROPOSAL 4:
APPROVAL OF INDEPENDENT ACCOUNTANTS
The Audit Committee, which consists entirely of independent directors, is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm. The Audit Committee is recommending approval of its appointment of Deloitte & Touche LLP (Deloitte) as independent accountants for Honeywell to audit its consolidated financial statements for 2023 and to perform audit-related services. These services include reviewing our quarterly interim financial information and periodic reports and registration statements filed with the SEC and consultation in connection with various accounting and financial reporting matters. If shareowners do not approve, the Audit Committee will reconsider the appointment.
The Audit Committee, and Honeywell’s Board of Directors, believe that the continued retention of Deloitte as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareowners. Honeywell has been advised by Deloitte that it will have a representative present virtually at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.
INDEPENDENT ACCOUNTING FIRM FEES
Deloitte provided the following audit and other services during 2022 and 2021:

(In Millions of $)	2022	2021
Audit Fees	$16.92	$16.94
Annual integrated audit of the Company’s consolidated financial statements, and internal control over financial reporting, statutory audits of foreign subsidiaries, attest services, and review of documents filed with the SEC.

Audit-Related Fees	3.33	4.71	Audit-related services in both 2022 and 2021 related primarily to carve out audits, consents, issuance of comfort letters, and agreed upon procedures.
Tax Fees	—	0.03	Fees related to tax compliance in 2022 and 2021.
All Other Fees	0.04	0.31	Fees related to advisory and consulting services.
Total Fees	$20.29	$21.99
NON-AUDIT SERVICES
The Audit Committee reviews non-audit services proposed to be provided by Deloitte to determine whether they would be compatible with maintaining Deloitte’s independence. The Audit Committee has established policies and procedures for the engagement of Deloitte to provide non-audit services. Specifically:
•The Audit Committee reviews and pre-approves an annual budget for specific categories of non-audit services (that are detailed as to the particular services), which Deloitte is to be permitted to provide (those categories do not include any of the prohibited services in the auditor independence provisions of the Sarbanes-Oxley Act of 2002). This review includes an evaluation of the possible impact of the provision of such services by Deloitte on the firm’s independence in performing its audit and audit-related services.
•The Audit Committee reviews the non-audit services performed by, and amount of fees paid to, Deloitte, by category in comparison to the pre-approved budget.
•The engagement of Deloitte to provide non-audit services that do not fall within a specific category of pre-approved services, or that would result in the total fees payable to Deloitte in any category to exceed the pre-approved amount, requires the prior approval of the Audit Committee. Between regularly scheduled meetings of the Audit Committee, the Audit Committee Chair may represent the entire committee for purposes of review and approval of any such engagement, and the Chair is required to report on all such interim reviews at the committee’s next regularly scheduled meeting.

2023 NOTICE AND PROXY STATEMENT |	109

PROPOSAL 4: APPROVAL OF INDEPENDENT ACCOUNTANTS
AUDIT COMMITTEE REPORT
The Audit Committee consists of the four directors named below. Each member of the Audit Committee is an independent director as defined by applicable SEC rules and stock exchange listing standards.
Management is responsible for Honeywell’s internal controls and preparing the Company’s consolidated financial statements. The Company’s independent accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Committee is responsible for overseeing the conduct of these activities and appointing the Company’s independent accountants. As stated above and in the Committee’s charter, the Committee’s responsibility is one of oversight. The Committee does not provide any expert or special assurance as to Honeywell’s financial statements concerning compliance with laws, regulations, or generally accepted accounting principles. In performing its oversight function, the Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent accountants.
The Audit Committee reviewed and discussed Honeywell’s consolidated financial statements for the year ended December 31, 2022, with management and the independent accountants for 2022, Deloitte & Touche LLP (Deloitte). Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with Deloitte matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Committee also reviewed, and discussed with management and Deloitte, management’s report and Deloitte’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.
Honeywell’s independent accountants provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Committee discussed with the independent accountants their independence. The Audit Committee concluded that Deloitte’s provision of non-audit services, as detailed in the table on page 109, to the Company and its affiliates is compatible with Deloitte’s independence.
Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants, the Committee recommended to the Board of Directors that the audited consolidated financial statements in the Form 10-K for the year ended December 31, 2022, be filed with the SEC.
The Audit Committee
D. Scott Davis (Chair)
Kevin Burke
Robin L. Washington
Robin Watson

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF DELOITTE AND TOUCHE LLP AS INDEPENDENT ACCOUNTANTS.

110	| 2023 NOTICE AND PROXY STATEMENT

PROPOSAL 5:
SHAREOWNER PROPOSAL —INDEPENDENT BOARD CHAIRMAN
The following proposal was submitted for inclusion in this Proxy Statement by John Chevedden (the beneficial owner of 50 shares of common stock). We will provide the proponent's address upon a shareowner's oral or written request. If Mr. Chevedden, or a representative who is qualified under state law, properly presents such proposal for a vote, then the proposal will be voted on at the Annual Meeting. In accordance with rules of the SEC, other than minor formatting changes, we are reprinting Mr. Chevedden's proposal and supporting statement as it was submitted to us, including Mr. Chevedden's graphic in red below, and we take no responsibility for its content:
Proposal 5 — Independent Board Chairman
Shareholders request that the Board of Directors adopt an enduring policy and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO.
Whenever possible, the Chairman of the Board shall be an Independent Director.
The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board.
Although it is best practice to adopt this proposal soon, this policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition.
This proposal topic won 52% support at Boeing and 54% support at Baxter International in 2020. Boeing then adopted this proposal topic. The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and our company.
This proposal topic won nearly 40% support at a previous Honeywell annual meeting. This was in spite of the fact that management then claimed a 490% total shareholder return over a period of time. By contrast now, Honeywell stock has been on a downhill trend since its $230 price in August 2021.
Honeywell has set up a lead director position where the Lead Director did not set Board agendas, could only edit the written information provided to the Board and could not call a special Board meeting.
Honeywell Lead Director, Mr. Scott Davis, with 17-years Honeywell director tenure violates the most important attribute of a Lead Director – independence. As director tenure goes up director independence goes down. Mr. Davis received the most against votes of any Honeywell director in 2022. And management pay was rejected by 38% of shares in 2022 which suggested that Mr. Davis was blindsided by this negative outcome.
The ascending complexities of a conglomerate with $120 Billion in market capitalization, like Honeywell, increasingly demands that 2 persons fill the 2 most important jobs at Honeywell on an enduring basis – Chairman and CEO.
Please vote yes: Independent Board Chairman–Proposal 5
BOARD RECOMMENDATION
The Honeywell Board recommends that shareowners vote AGAINST this proposal for the following reasons:

The Board believes that it is important to have the flexibility in determining the most effective leadership structure in light of the Company’s circumstances from time to time using its best business judgment.

Although the Company believes that the combination of the Chairman and CEO roles is appropriate in the current circumstances, Honeywell’s Corporate Governance Guidelines do not establish this approach as a policy, but rather a matter that is part of ongoing consideration of the Company's governance structure and in connection with succession planning for the Chief Executive Officer position. Because one size does not fit all situations, the Board has altered its leadership structure

2023 NOTICE AND PROXY STATEMENT |	111

PROPOSAL 5: SHAREOWNER PROPOSAL — INDEPENDENT BOARD CHAIRMAN
at various times in response to the particular circumstances at that time. By dictating a policy on the structure of Company leadership, regardless of the circumstances or the individuals involved, this proposal could limit the Board’s ability to pursue the governance strategy that is in the best interests of the Company and its shareowners at a particular point in time. The Board has deep knowledge of the strategic goals of the Company, the unique opportunities and challenges it faces and the various capabilities of our directors and the Company’s senior management and is therefore best positioned to determine the most effective leadership structure to protect and enhance long-term shareowner value.
The Board has exercised effective judgment in this regard. In 2018, after appointing Mr. Adamczyk as President and CEO during the prior year, Honeywell’s independent directors determined that appointing Mr. Adamczyk as Chairman would provide decisive strategic leadership, particularly at a time of considerable change for the Company, and ultimately enhance Company performance. The Board was, and remains, confident that its highly independent directors and strong independent Lead Director role provide the appropriate support and oversight of a combined Chairman and CEO role, and the Board believes the Company’s strong performance during Mr. Adamczyk’s tenure has evidenced the merits of this strategy. Since the roles of Chairman and CEO were combined under Mr. Adamczyk's leadership through December 31, 2022, Honeywell has experienced total shareowner return of 66%, outperforming the compensation peer median by a multiple of 1.7x and the S&P 500 by a multiple of 1.2x.
In March 2023, Honeywell announced that Mr. Adamczyk will step down as CEO on June 1, 2023 and serve as Executive Chairman and that Vimal Kapur, the Company's current President and Chief Operating Officer, and a member of the Board, will become CEO at that time. Prior to this announcement, the Board considered the leadership structure that would best enable a successful CEO transition and determined that Mr. Adamczyk, as Executive Chairman, would be well-positioned to provide leadership continuity as well as advice and guidance to Mr. Kapur and the Board during the leadership transition period. The Board will assess the strategic needs of the Company when determining whether to re-combine the roles or appoint an independent Chairman upon Mr. Adamczyk's retirement as Chairman. An independent Lead Director will be maintained whenever the Chairman is not an independent director.

The shareowner proposal inaccurately describes the role and responsibilities of our independent Lead Director, which are robust, extensive, and equivalent to that of an independent chairman.
An essential part of our current leadership structure is the independent Lead Director position. The Company’s independent Lead Director role is robust and ensures effective independent oversight at all times. The independent Lead Director is selected biennially by Honeywell’s independent directors to serve a two-year term, considering the Lead Director selection criteria memorialized in its Corporate Governance Guidelines (as described further under “Board Leadership Structure” on page 32 of this Proxy Statement). In particular, the independent Lead Director has the following responsibilities:
•The independent Lead Director reviews all Board agendas and has the ability to make changes to Board meeting agendas and Board meeting schedules to ensure that there is adequate time to discuss all agenda items.
•The independent Lead Director also reviews Board presentation materials and has the ability to make changes to presentation and other materials provided to the Board. If the independent Lead Director believes a topic should be covered at a Board meeting that was initially not on the agenda for such meeting, he or she has the ability to ensure that the topic is addressed.
•The independent Lead Director has the ability to call meetings of the independent directors and, pursuant to the Company’s By-laws, also has the ability to call special meetings of the Board.
•The independent Lead Director serves as the chairperson, or presiding director, for the regular executive sessions of independent directors.
•The independent Lead Director acts as a liaison between the independent directors and the Chairman regarding any specific feedback or issues, provides the Chairman with input regarding agenda items for Board and Committee meetings, and coordinates with the Chairman regarding information to be provided to the independent directors in performing their duties.
•The independent Lead Director frequently meets with our largest shareowners.
The independent Lead Director has a number of other responsibilities, which are described further under “Board Leadership Structure” on page 32 of this Proxy Statement.

Our shareowners have considered iterations of this proposal several times over the last 20 years, and they have consistently declined to require a separation of the Chairman and CEO roles.
The proponent provides no evidence demonstrating that the proposal would result in enhanced oversight, let alone increased value for our shareowners. Shareowners rejected prior shareowner proposals on this topic in 2003, 2005, 2010, 2012, 2013, 2014, 2015, 2016, 2017, and 2018. The most recent proposal in 2018 only garnered support from 16.6% of our shareowners.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

112	| 2023 NOTICE AND PROXY STATEMENT

PROPOSAL 6:
ENVIRONMENTAL AND HEALTH IMPACT REPORT
The following proposal was submitted for inclusion in this Proxy Statement by the Franciscan Sisters of Allegany (the beneficial owner of 20 shares of common stock). We will provide the proponent's address upon a shareowner's oral or written request. If the Franciscan Sisters of Allegany, or a representative who is qualified under state law, properly presents such proposal for a vote, then the proposal will be voted on at the Annual Meeting. In accordance with rules of the SEC, other than minor formatting changes, we are reprinting Franciscan Sisters of Allegany's proposal and supporting statement as it was submitted to us and we take no responsibility for its content:
Environmental and Health Impact Report
Resolved: Shareholders request Honeywell International Inc. issue a report on environmental justice, updated annually, describing its efforts, above and beyond legal and regulatory matters, to identify and reduce heightened environmental and health impacts from its operations on communities of color and low-income communities. The report should be prepared at a reasonable cost and omit confidential or legally privileged information, including litigation strategy, and should be published on Honeywell’s website. Such a report should consider, at a minimum:
•Past, present and future disparate environmental and health impacts from its operations;
•How responsibilities are allocated within the company regarding governance and management of environmental justice issues;
•Quantitative and qualitative metrics on how environmental justice impacts inform business decisions; and
•Whether and how Honeywell intends to improve its policies and practices in the future.
Whereas: Environmental racism is a systemic risk that exacerbates the climate crisis and racial inequities.1 Failure to adequately assess and mitigate impacts on communities often results in litigation, project delays, and significant fines. For instance, Honeywell has reportedly incurred over $276 million in fines since 2000.2 The company is also ranked in the top 10 companies responsible for water pollution globally according to a 2021 report.3 Recent controversies include:
•New Jersey lawsuit for allegedly knowingly polluting the environment with PCBs, a probable human carcinogen.4 The community surrounding the Superfund site is qualified as an “overburdened community” under the New Jersey Environmental Law;5
•$2 million in cleanup costs in 2022 related to lead-and arsenic contaminated soil in South Bend, Indiana. Residents allege Honeywell has contributed to environmental racism that has “destroyed the quality of life for many, many families generationally”;6
•Denial of a 2022 air permit renewal for a chemical facility which insufficiently responded to community concerns, where as 81% of fenceline residents are people of color, and 64% are low-income7;
•A $64 million settlement against Honeywell and peers in 2022 for contaminating New York’s water supply with PFOA, a long-lasting chemical associated with developmental and reproductive issues, cancer, and immunological effects8; and
•A lawsuit in George alleging insufficient cleanup for PCB contamination affecting a majority-Black community that houses multiple hazardous sites.
Fenceline communities have criticized Honeywell for lack of effective community consultation surrounding pollution incidents, and for insufficient cleanup. A legacy Honeywell pollution coke smoke stack in Tonawanda, NY is linked to decades of health impacts, including elevated cancer risks, cardiopulmonary disease, and birth defects. Community members allege they have not been adequately consulted in cleanup efforts, and Honeywell is lobbying to reclassify the site, which may result in less comprehensive remediations.
Honeywell faces increasing regulatory risk as the Biden administration has made unprecedented commitments around environmental justice, and numerous states where Honeywell operates have recently adopted environmental justice legislation.
(1)https://time.com/6017907/climate-emergency-racial-justice/ ; https://www.ohchr.org/en/press-releases/2021/10/confronting-climate-crisis-requires-confronting-systemic-racism-say-un
(2)https://violationtracker.goodjobsfirst.org/parent/honeywell-international

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PROPOSAL 6: ENVIRONMENTAL AND HEALTH IMPACT REPORT
(3)https://peri.umass.edu/toxic-100-water-polluters-index-current
(4)https://www.northjersey.com/story/news/environment/2020/11/10/honeywell-superfund-lawsuit-nj-over-edgewater-nj-and-hudson-river-contamination/6224306002/
(5)https://www.nj.gov/dep/ej/docs/communities/bergen-edgewater-boro-maps-obc.pdf
(6)https://www.southbendtribune.com/story/news/local/2022/04/04/south-bend-racism-honeywell-remediate-lasalle-park-black-community-environment-landfill/7216689001/
(7)https://www.al.com/news/2022/05/epa-denies-air-pollution-permit-for-south-alabama-factory-near-africatown.html
(8)https://topclassactions.com/lawsuit-settlements/medical-problems/cancer-medical-problems/residents-reach-65m-with-saint-gobain-3m-honeywell-over-tainted-water-supply/ ; https://www.twincities.com/2022/02/05/judge-approves-65m-settlement-in-polluted-water-lawsuit/
BOARD RECOMMENDATION
Honeywell has a long-standing commitment to corporate social responsibility, including protection of the environment, environmental justice, and creation of sustainable opportunity across the globe. This extends to our extensive efforts to address the environmental and social impacts of our current operations and legacy sites, and to manage all aspects of potential impacts to the surrounding community while ensuring community engagement.
Although we support the spirit of the proponent’s intent to advance environmental justice, the Honeywell Board recommends that shareowners vote AGAINST this proposal for the following reasons:

Honeywell already publishes a report that addresses our due diligence processes to identify and address environmental and social risks, and in our 2023 update, we have added discussion of how our existing program interacts with environmental justice concerns.

In response to a similar proposal submitted by the same proponent in 2022, Honeywell augmented our public disclosures to provide additional detail regarding long-standing processes for identifying and addressing environmental and social risks related to our operations and our legacy responsibilities. This report, titled “Due Diligence Processes to Identify and Address Environmental and Social Risk,” was updated this year and is available at investor.honeywell.com (see “ESG/ESG Information”) (the “Report”). The Report supplements other information available on our website, including our Sustainable Opportunity Policy, our Health, Safety, Environment, Product Stewardship, and Sustainability Management Systems Manual, our ESG Report, and our Brownfields Report.
The Report describes at length Honeywell’s public engagement and communication strategies with community members at both active and legacy sites and discusses how the Company receives input from these stakeholders and incorporates that information into our decision making with respect to several key aspects of site management, including permitting and ensuring new asset development aligns with community needs. The Report also details several examples of how Honeywell’s use of these community engagement strategies has led to the successful redevelopment of certain sites with notable community support. Given our substantial relevant disclosures as described above, the proponent's 2022 proposal did not pass, only receiving support from approximately 21% of shareowners.
Since publishing the 2022 version of the Report, we have continued to actively engage with our largest shareowners and other key stakeholders regarding our environmental and social initiatives and disclosure. During discussions with our largest shareowners, we broadly received positive feedback on our disclosure, and no shareowners expressed specific concerns about our Report or requested additional disclosure on the topics covered by the proposal. Please see page 30 for additional details regarding our shareowner engagement program. We have also engaged with the proponent specifically regarding our response to their 2022 proposal, as well as with respect to this proposal.
This year we expanded the Report to specifically discuss how we currently address potential environmental justice impacts to the communities in which we operate.

We intend to issue an environmental justice report, but we believe that future reporting in this area should be guided by accepted disclosure standards and industry norms, which have not yet emerged, as well as input from our shareowners.

We are committed to continuous improvement of our disclosure, and we seek to align our sustainability disclosure with widely accepted disclosure standards, such as standards set by the Sustainable Accounting Standards Board (SASB), the Task Force on Climate-related Financial Disclosure (TCFD), and CDP, in order to provide shareowners and other stakeholders with consistent, comparable information about our policies, practices and performance. Similarly, we are looking to generally accepted disclosure standards and industry norms, as well as shareowner feedback, as we consider future enhancements to our existing environmental justice disclosure. When we provide our shareowners with disclosure, we want to make sure we are doing it right and ensuring it is relevant and meaningful to our shareowners.

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However, such standards and industry norms have not yet emerged in connection with environmental justice reporting. Moreover, there is no overarching federal environmental justice law that outlines specific mandated legal obligations upon which to fashion disclosure requirements with respect to interactions with environmental justice communities. During our engagements with the proponent, the proponent provided us with a list of specific disclosures that go well beyond the general parameters set forth in their proposal and indicated that they would like to see those specific disclosures within the next year. Doing so would be premature. We do not believe these requests are reflective of existing industry practice, nor did we see a clear link between the requested information and disclosure that would be relevant to our shareowners in assessing their investment in our Company. We believe it would be prudent to engage more fully with our shareowners to understand the disclosure they would like to see. Accordingly, beyond the disclosure we have already provided, we believe it would be inappropriate to commit to the specific reporting now sought by the proponent.
Instead, we are committing to provide additional reporting once accepted disclosure standards and industry norms relating to environmental justice emerge. We are currently evaluating a number of tools, including various environmental justice screening and mapping tools, to identify opportunities to provide meaningful public reporting. We also commit to proactive engagement on this topic. In the coming year, we intend to engage extensively with shareowners and other stakeholders on this topic and aim to provide meaningful disclosure that is responsive to shareowner feedback and published on a more appropriate timeline.

Honeywell maintains a world-class health, safety, and environment program to identify and address the environmental and social impacts of our operations on the surrounding communities.
Our Health, Safety, Environmental, Product Stewardship and Sustainability Management practices (HSEMS) are managed by a global team of more than 800 trained professionals with extensive knowledge and hundreds of years of collective experience. We apply third-party-certified standards, including ISO 14001 and ISO 45001, and industry best practices, which are fully integrated into our operating system. As discussed in the Report, each of our facilities operates under a Plan-Do-Check-Act management system for identifying and addressing the potential environmental and social impacts of our operations, including compliance with regulatory standards:
•Plan. 360 degree assessment of all aspects of the operation that could result in environmental or social harm. The assessment requires engagement with internal and external stakeholders, including employees and community members. It also requires that each location have a communication and participation plan for HSE activities for both internal and external parties. Further, many of our sites are part of programs that have further community involvement requirements.
•Do. Implement internal and external communication plans and programs, actions, operational controls, emergency preparedness, response planning, and training to ensure that the facility and its stakeholders have the competency needed to address impacts and ensure compliance.
•Check. Conduct self-assessments, audits, and management reviews to evaluate activities taken to plan for and control potential environmental or social harm.
•Act. Address all findings by developing and tracking corrective actions and regularly review the HSEMS program for potential improvements.
Operating under HSEMS, Honeywell has over the last five years paid less than $500K in fines or penalties related to environmental matters.
Details about how we identify and address environmental and social risks, including the types and extent of stakeholder consultation and our plans for tracking effectiveness of measures to assess, prevent, mitigate, and remedy adverse impacts on the environment and human health, are available in the Report. These processes take into account engagement with local communities and allow the opportunity for input from interested parties. Honeywell assigns a community relations specialist who engages local talent, where practicable. Together, they work with community leaders to help us understand the community in which we are working and guide our plans and progress. As described in more detail in the Report, these activities have been recognized by local communities, governments, and NGOs.
For example, in Tonawanda, NY, a site referenced by the proponent, a Tonawanda Community Working Group has met most months since it was formed in 2020; Honeywell attends every meeting. One member of the Community Working Group was recently quoted in a Buffalo News story. "[Honeywell’s] speed is astounding. It's mind-boggling. Unprecedented. And all you have to do is go look around at every other industrial waste site in Western New York that languishes – pick one," said Jay Farquharson, a longtime Grand Island resident and member of the Citizen Science Community Resources group that fought Tonawanda Coke over its legacy of pollution. In February 2020, the New York State Department of Environmental Conservation accepted the site into its Brownfield Cleanup Program. There is no effort to reclassify the site.

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PROPOSAL 6: ENVIRONMENTAL AND HEALTH IMPACT REPORT

We strongly disagree with the proponent’s allegations and mischaracterizations described in the proposal.
Although Honeywell agrees with the spirit of the proposal, we take issue with the proponent’s characterization of items that it misrepresents as “recent controversies.” As described in the 2023 Report, the allegations with respect to sites in Edgewater, NJ, South Bend, IN, Hoosick Falls, NY, and Brunswick, GA resulted from legacy activities of predecessor companies or unaffiliated prior owners of these sites—activities that occurred decades or in one case over a century ago. Contrary to the implications of these allegations, Honeywell has diligently worked to restore these sites and mitigate any adverse impacts. Honeywell has worked closely with the EPA, state and local authorities, and local communities on these restoration and mitigation efforts, and has actively pursued our goal of protecting public health, the community, and the environment while cleaning up the sites to allow for redevelopment and reuse for the community’s benefit. In another instance, the proponent incorrectly implies that the EPA denied an air permit to a Honeywell facility in Alabama due to a Honeywell failure, when in fact the EPA’s decision was based on procedural failures during the local agency’s permitting process.

The Board closely and actively oversees the environmental and social impact of Honeywell’s operations, and is committed to transparent engagement with our shareowners on these issues.
As described in more detail in the Report, the Board exercises robust oversight over the environmental and social impact of our operations. The CGRC has primary jurisdiction for managing relevant environmental and social risks and opportunities, meeting regularly with the Senior Vice President and General Counsel, Chief Sustainability Officer, the Senior Vice President, Government Relations, the Senior Vice President and Chief Human Resources Officer, the Vice President and General Counsel, ESG and other leaders. In addition, the MDCC takes into account performance on ESG matters, including health, safety, and environment, when making compensation decisions. Furthermore, the CGRC, Audit Committee, and Board directly review environmental and social risk areas through a robust and comprehensive Enterprise Risk Management (ERM) program. The independent Lead Director, MDCC Chair, and CGRC Chair often join management in engaging directly with shareowners throughout the year to discuss the Company’s activities, goals, and achievements in these areas, and to hear shareowners’ views and gather their direct feedback for review and discussion with the Board. This additional level of engagement augments the Board’s oversight over the Company’s actions to fulfill its corporate social responsibilities.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

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ADDITIONAL INFORMATION
OTHER BUSINESS
The Board knows of no other matters to be presented for shareowner action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Honeywell has written policies and procedures for approval or ratification of related person transactions. Article eight of Honeywell’s Amended and Restated Certificate of Incorporation provides that a related or interested party transaction shall not be void or voidable if such transaction is duly authorized or ratified by a majority of the disinterested members of the Board. Consistent with SEC rules, a related or interested party transaction includes a transaction between the Company and a director, director nominee, or executive officer of the Company or a beneficial owner of more than 5% of the Company’s common stock or any of their respective immediate family members. Furthermore, the Honeywell Code of Business Conduct requires that each director and executive officer report to the Board of Directors on an ongoing basis any relationship or transaction that may create or appear to create a conflict between the personal interests of those individuals (or their immediate family members) and the interests of the Company. A conflict, or appearance of a conflict, might arise, for example, by accepting gifts or loans from a current or potential customer, supplier, or competitor, owning a financial interest in, or serving in a business capacity with, an outside enterprise that competes with or does or wishes to do business with the Company, serving as an intermediary for the benefit of a third party in transactions involving the Company, or using confidential Company information or other corporate assets for personal profit.
Conflict of interest or related party transactions are referred to the CGRC, which is responsible for reviewing and overseeing related party transactions for potential conflict of interest situations on an ongoing basis, as appropriate. The CGRC and the Board must review any potential conflict and determine whether any action is required. This includes whether to authorize, ratify, or direct the unwinding of the relationship or transaction under consideration, as well as ensure that appropriate controls are in place to protect Honeywell and its shareowners. In making that determination, the Board and CGRC consider all relevant facts and circumstances, such as:
•The benefits of the transaction to Honeywell;
•The terms of the transaction and whether they are arm’s-length and in the ordinary course of the Company’s business;
•The direct or indirect nature of the related person’s interest in the transaction;
•The size and expected term of the transaction; and
•Other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.
Each director and officer also completes and signs a questionnaire at the end of each fiscal year to confirm that there are no material relationships or related person transactions between such individuals and the Company other than those previously disclosed to Honeywell. This ensures that all material relationships and related person transactions are identified, reviewed, and disclosed in accordance with applicable policies, procedures, and regulations. There are no family relationships among any of our directors or executive officers.

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ADDITIONAL INFORMATION
STOCK OWNERSHIP INFORMATION
FIVE PERCENT OWNERS OF COMPANY STOCK
The following table lists information about those holders known to Honeywell to be the beneficial owners of 5% or more of our outstanding shares of common stock as of December 31, 2022.

Name and Complete Mailing Address	Number of Shares		Percent of Common Stock Outstanding(3)
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	61,087,263	(1)	9.18%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	41,471,417	(2)	6.23%
(1)The information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2023. The Vanguard Group and certain related entities have shared voting power in respect of 867,111 shares, sole dispositive power in respect of 58,469,931 shares, and shared dispositive power in respect of 2,617,332 shares.
(2)The information is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 7, 2023. BlackRock, Inc. and certain related entities have sole voting power in respect of 37,895,141 shares and sole dispositive power in respect of 41,471,417 shares.
(3)Based on 665,702,094 shares of common stock outstanding on March 24, 2023.
STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The following table lists information as of March 15, 2023, about the beneficial ownership of common stock by each director or director nominee, by each executive officer named in the Summary Compensation Table, and by all directors (including nominees) and executive officers of Honeywell as a group. Beneficial ownership is determined according to the rules of the SEC, and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of March 15, 2023. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.
Shares of our common stock that are subject to options currently exercisable or exercisable within 60 days of March 15, 2023 are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group in which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.

	Components of Beneficial Ownership (Number of Shares)
Name(1)	Common Stock Beneficially Owned	Right to Acquire(2)	Other Stock-Based Holdings(3)	Total Number of Shares(4)
Darius Adamczyk	194,816	1,142,909	7,139	1,344,864
Duncan Angove	1,499	7,546	9,032	18,077
William S. Ayer	7,840	13,829	4,273	25,942
Kevin Burke	24,138	19,561	11,369	55,068
D. Scott Davis	27,212	16,993	21,021	65,226
Deborah Flint	982	4,232	2,979	8,193
Rose Lee	99	930	685	1,714
Grace Lieblein	9,209	19,561	6,954	35,724
Robin L. Washington	10,790	19,561	10,933	41,284
Robin Watson	—	478	388	866
Lucian Boldea	72	—	65	137
Vimal Kapur	19,535	144,191	1,288	165,014
Gregory P. Lewis	43,642	249,311	3,609	296,562
Anne T. Madden	57,077	237,818	41,661	336,556
All directors, nominees, and executive officers as a group, including the above-named persons (20 people)	481,248	2,284,430	127,807	2,893,485
(1)c/o Honeywell International Inc., 855 S. Mint Street, Charlotte, NC 28202.
(2)Includes shares that the named individual or group has the right to acquire through the exercise of vested stock options and shares that the named individual or group has the right to acquire through the vesting of Restricted Stock units and stock options within 60 days of March 15, 2023.

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ADDITIONAL INFORMATION
(3)Includes shares and/or share-equivalents in deferred accounts as to which no voting or investment power exists.
(4)The total beneficial ownership for any individual and the total beneficial ownership for the group are both less than 1% of the shares of common stock outstanding as of March 15, 2023.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of our common stock with the SEC. Based solely on a review of the copies of such reports and representations that no other reports were required, we believe that in 2022, and to date in 2023, all applicable Section 16(a) reports were timely filed, except one Form 4 for George Koutsaftes, which was related to RSU vesting and was filed late due to an administrative error.
VIRTUAL ANNUAL MEETING
Considering our positive virtual meeting experience the last three years, the Board has chosen to hold the Company’s Annual Meeting in a virtual format again this year. Last year, Honeywell’s Chairman and CEO led the meeting and used the platform to speak directly to shareowners about Honeywell’s leadership through the COVID-19 pandemic, the war in Ukraine, and a period of supply chain disruption. The proponents of the three shareowner proposals had a choice between presenting their respective statements live by dialing in to the meeting or providing a pre-recorded message, and shareowners also had an opportunity to submit questions both before and during the meeting. Honeywell’s Chairman and CEO answered most of the questions during the time allotted for Q&A. We responded to appropriately submitted, but unanswered, questions in writing by posting the questions and answers on our Investor Relations website after the meeting. In comparison to typical in-person meetings, the Company believes the virtual format enables more meaningful engagement and a greater level of information sharing with a broader group of shareowners. See “Participation in the Annual Meeting” below for additional information regarding attending our virtual Annual Meeting.
PARTICIPATION IN THE ANNUAL MEETING
We will be hosting the Annual Meeting in a virtual-only format. Due to the success of our past virtual shareowner meetings, and to support the health and well-being of our shareowners, employees, and communities, there will not be an in-person meeting. Any shareowner can instead listen to and participate in, and vote at, the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/HON2023, and a transcript of the meeting will be posted after the meeting on our Investor Relations website at investor.honeywell.com. After the Annual Meeting, we will spend up to 30 minutes answering shareowner questions that comply with our Annual Meeting rules of conduct. The questions and responses will be included in the meeting transcript. Shareowners may submit questions before the meeting through www.proxyvote.com and during the meeting through the virtual Annual Meeting web portal. We will respond to appropriately submitted, but unanswered, questions in writing by posting the questions and answers on our Investor Relations website soon after the meeting.
The Annual Meeting webcast will begin promptly at 10:30 a.m. EDT. We encourage you to access the Annual Meeting portal prior to the start time. Online check-in will begin approximately 15 minutes prior to the start of the Annual Meeting on May 19, 2023.
Even if you plan on attending the Annual Meeting, we encourage you to vote your shares in advance using one of the methods described in this Proxy Statement to ensure that your vote will be represented at the Annual Meeting.

Materials Needed to Participate in Annual Meeting. You will need the 16-digit control number included on your Notice of Internet Availability, proxy card, or voting instruction form (if you received a printed copy of the Proxy Materials) or included in the email to you (if you received your Proxy Materials by email) in order to access the meeting, vote your shares and submit questions. If you do not have your control number, you will not be able to attend, vote your shares, or submit questions before or during the Annual Meeting. Please contact Honeywell Investor Relations at investorrelations@honeywell.com for assistance if you are unable to locate your control number.

Technical Assistance. There will be technicians ready to assist you with any technical difficulties you may have when trying to access the meeting or submitting questions during the meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Annual Meeting log-in page.

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ADDITIONAL INFORMATION
NOTICE AND ACCESS
The SEC’s “Notice and Access” rule allows companies to deliver a Notice of Internet Availability of Proxy Materials (Notice of Internet Availability) to shareowners in lieu of a paper copy of the Proxy Statement and related materials and the Company’s Annual Report to Shareowners (Proxy Materials). The Notice of Internet Availability provides instructions as to how shareowners can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.

Proxy Materials are Available at www.proxyvote.com. You will need to enter the 16-digit control number located on the Notice of Internet Availability or proxy card.
VOTING PROCEDURES
METHODS OF VOTING
Shareowners of Record. If your shares are registered directly in your name with Honeywell’s transfer agent, EQ Shareowner Services, you are considered the shareowner of record of those shares. Shareowners of record can vote via the Internet at www.proxyvote.com, by scanning the QR code with a mobile device, by calling +1 (800) 690-6903, or by signing and returning a proxy card. Votes submitted by Internet, mobile device, or telephone must be received by 11:59 p.m. EDT on May 18, 2023.
If you indicate when voting online or by phone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the persons named as proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as they may determine in their best judgment with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owners. If your shares are held in a stock brokerage account by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these Proxy Materials are being forwarded to you by your bank, broker, trustee, or nominee who is considered the shareowner of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee, or nominee on how to vote via the Internet or by telephone or mobile device if the bank, broker, trustee, or nominee offers these options or by signing and returning a voting instruction card. Your bank, broker, trustee, or nominee will send you instructions for voting your shares. If you do not provide the bank, broker, trustee, or other nominee that holds your shares with specific voting instructions, then such bank, broker, trustee, or other nominee may generally vote your shares in their discretion on “routine” matters, but cannot vote on “non-routine” matters. Proposal No. 4, the approval of the appointment of Deloitte, is considered a routine matter; because a bank, broker, trustee, or other nominee may generally vote in their discretion on routine matters, no broker non-votes are expected in connection with Proposal No. 4. The following proposals are considered non-routine matters: Proposal No. 1, election of directors; Proposal No. 2, advisory vote to approve frequency of advisory vote to approve executive compensation; Proposal No. 3, advisory vote to approve executive compensation; and Proposal Nos. 5 and 6, which are shareowner proposals. If the bank, broker, trustee, or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, it will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares, which is generally referred to as a “broker non-vote.” Accordingly, broker non-votes may exist in connection with Proposal Nos. 1, 2, 3, 5 and 6. In the absence of instructions, shares subject to such broker non-votes will not be counted as voted or as present or represented on those proposals and so will have no effect on the vote.
As described above, brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares. Votes directed by Internet, mobile device, or telephone through such a bank, broker, trustee, or nominee must be received by
11:59 p.m. EDT on May 18, 2023.
Participants in Honeywell Savings Plans. Participants in Honeywell stock funds within Honeywell savings plans are considered the beneficial owners of the shares held by the savings plans. The trustee of each savings plan is the shareowner of record for shares held by Honeywell stock funds within that plan. Participants in Honeywell stock funds within Honeywell savings plans can direct the trustee of the relevant plan to vote their shares via the Internet at www.proxyvote.com, by scanning the QR Code with a mobile device, by calling +1 (800) 690-6903, or by signing and returning a proxy card.
Each trustee will vote shares as to which no directions are received in the same ratio as shares with respect to which directions have been received from other participants in the relevant plan, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA). We encourage you to provide instructions to the relevant trustee regarding the voting of your shares. Directions provided by Internet, mobile device, or telephone must be received by 5:00 p.m. EDT on
May 16, 2023.

Your Vote Is Very Important to us. Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible.

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ADDITIONAL INFORMATION
CONFIDENTIAL VOTING POLICY
It is our policy that any proxy, ballot, or other voting material that identifies the particular vote of a shareowner and contains the shareowner’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law.
We may be informed whether or not a particular shareowner has voted and will have access to any comment written on a proxy, ballot, or other material and to the identity of the commenting shareowner. Under the policy, the inspectors of election at any shareowner meeting will be independent parties unaffiliated with Honeywell.
REVOKING YOUR PROXY
Whether you vote or direct your vote by mail, telephone, mobile device, or via the Internet, if you are a shareowner of record or a participant in Honeywell stock funds within Honeywell savings plans, unless otherwise noted, you may later revoke your proxy by:
•Sending a timely written statement to that effect to the Corporate Secretary of Honeywell;
•Submitting a properly signed proxy with a later date;
•Voting by telephone, mobile device, or via the Internet at a later time (if initially able to vote in that manner) so long as such vote or voting direction is received by the applicable date and time set forth above for shareowners of record and participants in Honeywell savings plans; or
•Voting at the Annual Meeting (except for shares held in the savings plans).
If you hold your shares through a bank, broker, trustee, or nominee and you have instructed the bank, broker, trustee, or nominee to vote your shares, you must follow the directions received from your bank, broker, trustee, or nominee to change those instructions.
QUORUM; VOTE REQUIRED; ABSTENTIONS AND BROKER NON-VOTES
The required quorum for the transaction of business at the meeting is a majority of the total outstanding shares of common stock entitled to vote at the meeting, either present in person (virtually) or represented by proxy. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.
Regarding Proposal No. 1, Honeywell’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election (excluding abstentions) will be elected to the Board of Directors. Shares not represented in person or by proxy at the Annual Meeting, abstentions, and broker non-votes will have no effect on the election of directors.
The affirmative vote of a majority of shares present or represented and entitled to vote on each of Proposal Nos. 2 through 6 is required for approval of these proposals. Abstentions will be counted toward the tabulation of votes present or represented on these proposals and will have the same effect as votes against these proposals. Shares not represented in person or by proxy at the Annual Meeting and broker non-votes will have no effect on the vote outcome of these proposals. While the votes on Proposals No. 2 through 4 are advisory and not binding on the Board or the Company, the Board or applicable committee will take into consideration the outcome of the votes when making future decisions regarding frequency of advisory vote on executive compensation, executive compensation, and the auditor appointment, respectively.
RESULTS OF THE VOTE
We will announce preliminary voting results at the Annual Meeting and publish them on our Investor Relations website at investor.honeywell.com. Voting results will also be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be available on the same website.
SHARES OUTSTANDING
At the close of business on March 24, 2023, there were 665,702,094 shares of common stock outstanding. Each share outstanding as of the March 24, 2023 record date is entitled to one vote at the Annual Meeting on each matter properly brought before the meeting.

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ADDITIONAL INFORMATION
ELIMINATING DUPLICATE MAILINGS
Beneficial owners of common stock who share a single address will receive only one copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, unless their broker, bank, trustee, or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial shareowner(s) sharing a single address wish to discontinue householding and receive a separate copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, we will have a separate copy promptly delivered to you upon your written or oral request. To make the request, they may contact Broadridge, either by calling +1 (866) 540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, and including their name, the name of their broker or other nominee, and their account number(s). Beneficial owners may also contact Broadridge if they received multiple copies of the Proxy Materials and prefer to receive a single copy in the future.
EXPENSES OF SOLICITATION
Honeywell pays the cost of preparing, assembling, and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited by Honeywell officers and employees by telephone or other means of communication. Honeywell pays all costs of solicitation, including certain expenses of brokers and nominees who mail Proxy Materials to their customers or principals. We may retain a proxy solicitor in conjunction with the Annual Meeting, and its employees may assist us in the solicitation. We will pay all costs of soliciting proxies, including a fee and reasonable out-of-pocket expenses for the proxy solicitor, if any.
ELECTRONIC ACCESS TO THE PROXY MATERIALS
You can elect to receive future Proxy Materials by email, which will save us the cost of producing and mailing documents to you. Shareowners may enroll to receive Proxy Materials electronically as follows:

Shareowners of Record. If you are a registered shareowner, you may request electronic delivery when submitting your vote for this meeting on the Internet at www.proxyvote.com.

Beneficial Holders. If your shares are not registered in your name, check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.

SHAREOWNER PROPOSALS AND BOARD NOMINEES
SHAREOWNER PROPOSALS FOR 2024 ANNUAL MEETING
In order for a shareowner proposal to be considered for inclusion in Honeywell’s Proxy Statement for the 2024 Annual Meeting of Shareowners pursuant to Rule 14a-8 of the SEC, the proposal must be received at the Company’s offices no later than the close of business on December 8, 2023. Proposals submitted thereafter will be opposed as not timely filed.
If a shareowner intends to present a proposal for consideration at the 2024 Annual Meeting of Shareowners pursuant to the procedures contemplated in Honeywell’s By-laws, outside the processes of SEC Rule 14a-8 or the proxy access provisions in Honeywell’s By-laws, Honeywell must receive notice of such proposal not earlier than January 20, 2024, and not later than February 19, 2024. Otherwise, the proposal will be considered untimely under Honeywell’s By-laws. The notice must contain a brief description of the proposal, the reasons for conducting such business, the name and address of the shareowner, the number of shares of Honeywell’s common stock the shareowner beneficially owns, and any material interest of the shareowner in such business, all as provided in Honeywell’s By-laws. If this information is not supplied as provided in Honeywell’s By-laws, the proposal will not be considered at the 2024 Annual Meeting of Shareowners. In addition, Honeywell’s proxies will have discretionary voting authority on any vote with respect to such proposal, if presented at the meeting, without including information regarding the proposal in its Proxy Materials.
Any shareowner wishing to submit a shareowner proposal should send notice to: Corporate Secretary, Honeywell, 855 S. Mint Street, Charlotte, NC 28202, and honcorpsec@honeywell.com.

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ADDITIONAL INFORMATION
DIRECTOR NOMINATIONS FOR 2024 ANNUAL MEETING
Proxy Access Nominations. Honeywell’s By-laws allow a single shareowner or a group of up to 20 shareowners who have held at least 3% of Honeywell stock for at least three years to submit director nominees (the greater of 20% of the Board or two directors) for inclusion in Honeywell’s Proxy Statement if the shareowner(s) and the nominee(s) satisfy the requirements specified in Honeywell’s By-laws. Notice must be received by the Corporate Secretary of Honeywell at 855 S. Mint Street, Charlotte, NC 28202, not earlier than the close of business on the 150th day and not later than the close of business on the 120th day prior to the first anniversary of the date the definitive Proxy Statement was first released to shareowners in connection with the preceding year’s Annual Meeting. Honeywell did not receive any such nominations for the 2023 Annual Meeting of Shareowners.
Non-Proxy Access Nominations. Honeywell’s By-laws state that any shareowner of record entitled to vote at the Annual Meeting who intends to make a nomination for director must notify the Corporate Secretary in writing not more than 120 days and not less than 90 days prior to the first anniversary of the preceding year’s Annual Meeting. The notice must meet other requirements contained in the By-laws, a copy of which can be obtained from the Corporate Secretary. Honeywell did not receive any such nominations for the 2023 Annual Meeting of Shareowners.
Universal Proxy Rules. In addition to satisfying the foregoing requirements under our By-laws, including advance notice of director nominations, to comply with the universal proxy rules, shareowners who intend to solicit proxies in support of director nominees other than Honeywell’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act no later than March 20, 2024. Such notice may be mailed to the Corporate Secretary at the address above and emailed to honcorpsec@honeywell.com.
Shareowner Recommendations. Shareowners wishing to recommend a director candidate to the CGRC for its consideration should write to the CGRC, in care of Corporate Secretary, Honeywell, 855 S. Mint Street, Charlotte, NC 28202. To receive meaningful consideration, a recommendation should include the candidate’s name, biographical data, and a description of his or her qualifications in light of the criteria described in this Proxy Statement. The CGRC evaluates candidates recommended by shareowners using the same criteria as for other candidates recommended by existing Board members or other persons, as described above under “Evaluation and Nomination of Director Candidates.”

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ADDITIONAL INFORMATION
WHERE SHAREOWNERS CAN FIND MORE INFORMATION
SEC FILINGS AND REPORTS
Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports, are available free of charge on our website at investor.honeywell.com (see “Financials/SEC Filings”) immediately after they are publicly filed or furnished.
CORPORATE GOVERNANCE DOCUMENTS
Please visit our website at investor.honeywell.com (see “Governance/Governance Overview”) to view our governance documents, including our Charter and By-laws, Corporate Governance Guidelines, Code of Business Conduct, and Board committee charters.
COMMUNICATING WITH MANAGEMENT AND INVESTOR RELATIONS
Our Investor Relations department is the primary point of contact for shareowner interaction with Honeywell. Shareowners should write to or call: Vice President, Investor Relations, Honeywell, 855 S. Mint Street, Charlotte, NC 28202, or +1 (704) 627-6200.
COMMUNICATING WITH THE BOARD
Shareowners, as well as other interested parties, may communicate directly with our independent Lead Director, the non-employee directors as a group, or individual directors by writing to: Corporate Secretary, Honeywell, 855 S. Mint Street, Charlotte, NC 28202. Honeywell’s Corporate Secretary reviews and promptly forwards communications to the directors as appropriate. Communication involving substantive accounting or auditing matters are forwarded to the Audit Committee Chair. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as: business solicitation or advertisements; product or service related inquires; junk mail or mass mailings; resumes or other job‑related inquires; spam; and overly hostile, threatening, potentially illegal or similarly unsuitable communications.
OUR WEBSITE
Honeywell uses our Investor Relations website, investor.honeywell.com, as a means of disclosing information which may be of interest or material to our investors and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our Investor Relations website, in addition to following our press releases, SEC filings, public conference calls, webcasts, and social media. We encourage our shareowners to visit our website for more information about our financial, corporate governance, corporate responsibility, and sustainability policies, practices, and performance.

Visit Our Website at investor.honeywell.com.
Although we include references to our website throughout this Proxy Statement, information contained on or accessible through, including any reports available on, our website is not a part of, and is not incorporated by reference into, this Proxy Statement or any other report or document we file with the Securities and Exchange Commission. Any reference to our website throughout this Proxy Statement is intended to be an inactive textual reference only.
No assurance can be given that any plan, initiative, projection, goal, target, commitment, expectation, or prospect set forth in this Proxy Statement can or will be achieved. Inclusion of information in this Proxy Statement is not an indication that the subject or information is material to our business or operating results.
By Order of the Board of Directors,
VICTOR J. MILLER
Vice President, Deputy General Counsel,
Corporate Secretary, and Chief Compliance Officer
April 6, 2023

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APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
The following information provides definitions and reconciliations of certain non-GAAP financial measures presented in this Proxy Statement to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP).
Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain metrics presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Included below are reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures. Other companies may calculate these non-GAAP measures differently, limiting the usefulness of these measures for comparative purposes.
Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. Investors are urged to review the reconciliation of the non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate Honeywell’s business.
(1)RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

($M)	2021	2022
Cash provided by operating activities	$6,038	$5,274
Expenditures for property, plant and equipment	(895)	(766)
Garrett cash receipts	586	409
Free cash flow	$5,729	$4,917
We define free cash flow as cash provided by operating activities less cash expenditures for property, plant and equipment plus cash receipts from Garrett.
We believe that free cash flow is a non-GAAP metric that is useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.

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APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(2)RECONCILIATION OF EPS TO ADJUSTED EPS

	2019	2020	2021	2022
Earnings per share of common stock — assuming dilution(1)	$8.41	$6.72	$7.91	$7.27
Pension mark-to-market expense(2)	0.13	0.04	0.05	0.64
Separation related tax adjustment(3)	—	(0.26)	—	—
Changes in fair value for Garrett equity securities(4)	—	—	(0.03)	—
Garrett related adjustments(5)	—	0.60	0.01	—
Impacts from U.S. Tax Reform	(0.38)	—	—	—
Gain on sale of retail footwear business(6)	—	—	(0.11)	—
Expense related to UOP Matters(7)	—	—	0.23	0.07
Russian-related Charges (8)	—	—	—	0.43
Gain on sale of Russian Entities (9)	—	—	—	(0.03)
Net expense related to the NARCO Buyout and HWI Sale (10)	—	—	—	0.38
Adjusted earnings per share of common stock — assuming dilution	$8.16	$7.10	$8.06	$8.76
(1)For the twelve months ended December 31, 2022, 2021, 2020, and 2019, adjusted earnings per share utilizes weighted average shares of approximately 683.1 million, 700.4 million, 711.2 million, and 730.3 million.
(2)Pension mark-to-market expense uses a blended tax rate of 24%, 25%, 25%, and 16%, net of tax expense of $29 million, $11 million, $10 million, and $83 million in 2019, 2020, 2021, and 2022, respectively.
(3)For the twelve months ended December 31, 2020, separation related tax adjustment of $186 million, without tax benefit, includes the favorable resolution of a foreign tax matter related to the spin-off transactions.
(4)For the twelve months ended December 31, 2021, the adjustment was $19 million, net of tax impact of $5 million, due to changes in fair value for Garrett equity securities.
(5)For the twelve months ended December 31, 2021, the adjustments were $7 million, without tax benefit, due to a non-cash charge associated with a reduction in value of reimbursement receivables following Garrett's emergence from bankruptcy on April 30, 2021. For the twelve months ended December 31, 2020, the adjustments were $427 million, net of tax expense of $5 million, due to the non-cash charges associated with the reduction in value of reimbursement receivables due from Garrett, net of proceeds from settlement of related hedging transactions.
(6)For the twelve months ended December 31, 2021, the adjustment was $76 million, net of tax impact of $19 million, due to the gain on sale of the retail footwear business.
(7)For the twelve months ended December 31, 2022, and 2021, the adjustments were $45 million and $160 million, respectively, without tax benefit, due to an expense related to UOP matters.
(8)For the twelve months ended December 31, 2022, the adjustment was $297 million, including a tax valuation allowance benefit of $2 million, to exclude charges and the accrual of reserves related to outstanding accounts receivable and contract assets, impairment of intangible assets, foreign exchange revaluation, inventory reserves, the write-down of other assets, impairment of property, plant and equipment, employee severance, and called guarantees related to the initial suspension and wind down of our businesses and operations in Russia.
(9)For the twelve months ended December 31, 2022, the adjustment was $22 million, without tax benefit, due to the gain on sale of Russian entities.
(10)For the twelve months ended December 31, 2022, the adjustment was $260 million, net of tax expense of $82 million, due to the net expense related to the NARCO Buyout and HWI Sale.
We define adjusted earnings per share as diluted earnings per share adjusted to exclude various charges as listed above. We believe adjusted earnings per share is a measure that is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
(3)RECONCILIATION OF OPERATING INCOME TO SEGMENT PROFIT AND CALCULATION OF SEGMENT PROFIT AND OPERATING INCOME MARGINS

($M)	2017	2019	2020	2021	2022
Operating income	$6,303	$6,851	$5,696	$6,200	$6,427
Stock compensation expense(1)	176	153	168	217	188
Repositioning, Other(2,3)	962	598	641	636	942
Pension and other postretirement service costs(4)	249	137	160	159	132
Segment profit	$7,690	$7,739	$6,665	$7,212	$7,689
Operating income	$6,303	$6,851	$5,696	$6,200	$6,427
÷ Net sales	$40,534	$36,709	$32,637	$34,392	$35,466
Operating income margin %	15.6%	18.7%	17.5%	18.0%	18.1%
Segment profit	$7,690	$7,739	$6,665	$7,212	$7,689
÷ Net sales	$40,534	$36,709	$32,637	$34,392	$35,466
Segment profit margin %	19.0%	21.1%	20.4%	21.0%	21.7%
(1)Included in Selling, general and administrative expenses.
(2)Includes repositioning, asbestos, environmental expenses, equity income adjustment, and other charges. For the twelve months ended December 31, 2022, other charges include an expense of $250 million related to reserves against outstanding accounts receivables, contract assets, and inventory, as well as the write-down of other assets and employee severance related to the initial suspension and wind down of our businesses and operations in Russia. For the twelve months ended December 31, 2022, and 2021, other charges include $41 million and $105 million, respectively, of incremental long-term contract labor

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APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
cost inefficiencies due to severe supply chain disruptions (attributable to the COVID-19 pandemic) related to the warehouse automation business within the Safety and Productivity Solutions segment. These costs include incurred amounts and provisions for anticipated losses recognized when total estimated costs at completion for certain of the business’ long-term contracts exceeded total estimated revenue. These certain costs represent unproductive labor costs due to unexpected supplier delays and the resulting downstream installation issues, demobilization, and remobilization of contract workers, and resolution of contractor disputes.
(3)Included in Cost of products and services sold, Selling, general and administrative expenses, and Other income/expense.
(4)Included in Cost of products and services sold and Selling, general and administrative expenses.
We define segment profit, on an overall Honeywell basis, as operating income, excluding stock compensation expense, pension and other postretirement service costs, and repositioning and other charges. We define segment profit margin, on an overall Honeywell basis, as segment profit divided by net sales. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
(4)RECONCILIATION OF ORGANIC SALES % CHANGE

	1Q22	2Q22	3Q22	4Q22	2022
Honeywell reported sales % change	(1)%	2%	6%	6%	3%
Less: Foreign currency translation	(2)%	(2)%	(3)%	(4)%	(3)%
Less: Acquisitions, divestitures and other, net	—%	—%	—%	—%	—%
Honeywell organic sales % change	1%	4%	9%	10%	6%

2022
Performance Materials and Technologies reported sales % change	7%
Less: Foreign currency translation	(4)%
Less: Acquisitions, divestitures and other, net	—%
Performance Materials and Technologies organic sales % change	11%
We define organic sales percent change as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation and acquisitions, net of divestitures, for the first 12 months following the transaction date. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
(5)RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES TO ADJUSTED FREE CASH FLOW AND CALCULATION OF ADJUSTED FREE FLOW MARGIN

($M)	2018	2019	2020	2021	2022
Cash provided by operating activities	$6,434	$6,897	$6,208	$6,038	$5,274
Expenditures for property, plant and equipment	(828)	(839)	(906)	(895)	(766)
Garrett cash receipts	—	—	—	586	409
Free cash flow	5,606	6,058	5,302	5,729	4,917
Separation cost payments	424	213	—	—	—
Adjusted free cash flow	6,030	6,271	5,302	5,729	4,917
Cash provided by operating activities	6,434	6,897	6,208	6,038	$5,274
÷ Net sales	41,802	36,709	32,637	34,392	$35,466
Operating cash flow margin %	15.4%	18.8%	19.0%	17.6%	14.9%
Free cash flow	6,030	6,271	5,302	5,729	$4,917
÷ Net sales	41,802	36,709	32,637	34,392	$35,466
Adjusted free cash flow margin %	14.4%	17.1%	16.2%	16.7%	13.9%
We define free cash flow as cash provided by operating activities less cash expenditures for property, plant and equipment plus cash receipts from Garrett. We define adjusted free cash flow as free cash flow adjusted for separation cost payments for the Resideo and Garrett spin-offs. We define adjusted free cash flow margin as adjusted free cash flow divided by net sales.
We believe that free cash flow, adjusted free cash flow, and adjusted free cash flow margin are non-GAAP metrics that are useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.

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APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(6)RECONCILIATION OF ADJUSTED NET INCOME

($M)	2018	2019	2020	2021	2022
Net Income attributable to Honeywell	$6,765	$6,143	$4,779	$5,542	$4,966
Separation related tax adjustment (1)	—	—	(186)	—	—
Pension mark-to-market expense(2)	28	94	33	30	440
Impacts of U.S. Tax Reform	(1,494)	(281)	—	—	—
Garret related adjustments(3)	—	—	427	7	—
Changes in fair value of equity related securities(4)	—	—	—	(19)	—
Gain on sale of retail footwear business(5)	—	—	—	(76)	—
Expense related to UOP Matters(6)	—	—	—	160	45
Separation costs, includes net tax impacts (7)	732	—	—	—	—
Russian-related Charges (8)	—	—	—	—	297
Gain on sale of Russian Entities (9)	—	—	—	—	(22)
Net expense related to the NARCO Buyout and HWI Sale (10)	—	—	—	—	260
Adjusted net income attributable to Honeywell	$6,031	$5,956	$5,053	$5,644	$5,986
(1)For the twelve months ended December 31, 2020, separation related tax adjustment of $186 million, without tax benefit, includes the favorable resolution of a foreign tax matter related to the spin-off transactions.
(2)Pension mark-to-market expense uses a blended tax rate of 24%, 24%, 25%, 25%, and 16% in 2018, 2019, 2020, 2021, and 2022, respectively.
(3)For the twelve months ended December 31, 2021, the adjustments were $7 million, without tax benefit, due to a non-cash charge associated with a reduction in value of reimbursement receivables following Garrett's emergence from bankruptcy on April 30, 2021. For the twelve months ended December 31, 2020, the adjustments were $427 million, net of tax benefit of $5 million, due to the non-cash charges associated with the reduction in value of reimbursement receivables due from Garrett, net of proceeds from settlement of related hedging transactions.
(4)For the twelve months ended December 31, 2021, the adjustment was $19 million, net of tax impact of $5 million, due to changes in fair value for Garrett equity securities.
(5)For the twelve months ended December 31, 2021, the adjustment was $76 million, net of tax impact of $19 million, due to the gain on sale of the retail footwear business.
(6)For the twelve months ended December 31, 2022, and 2021, the adjustments were $45 million and $160 million respectively, without tax benefit due to an expense related to UOP matters.
(7)For the twelve months ended December 31, 2018, separation costs of $732 million including net tax impacts.
(8)For the twelve months ended December 31, 2022, the adjustment was $297 million, including a tax valuation allowance benefit of $2 million, to exclude charges and the accrual of reserves related to outstanding accounts receivable and contract assets, impairment of intangible assets, foreign exchange revaluation, inventory reserves, the write-down of other assets, impairment of property, plant and equipment, employee severance, and called guarantees related to the initial suspension and wind down of our businesses and operations in Russia.
(9)For the twelve months ended December 31, 2022, the adjustment was $22 million, without tax benefit, due to the gain on sale of Russian entities.
(10)For the twelve months ended December 31, 2022, the adjustment was $260 million, net of tax expense of $82 million, due to the Net expense related to the NARCO Buyout and HWI Sale.
We define adjusted net income attributable to Honeywell as net income attributable to Honeywell, adjusted to exclude various charges as listed above. We believe adjusted net income attributable to Honeywell is a measure that is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
(7)RECONCILIATION OF OPERATING INCOME TO SEGMENT PROFIT AND CALCULATION OF INCREMENTAL MARGIN

($M)	2021	2022
Net sales	$34,392	$35,466
Operating income	6,200	6,427
Stock compensation expense(1)	217	188
Repositioning, Other(2,3)	636	942
Pension and other postretirement service costs(4)	159	132
Segment profit	7,212	7,689
Year-over-year change in Segment profit		477
÷ Year-over-year change in Net sales		1,074
Incremental margin %		44.4%
(1)Included in Selling, general, and administrative expenses.
(2)Includes repositioning, asbestos, environmental expenses, equity income adjustment, and other charges. For the twelve months ended December 31, 2022, other charges include an expense of $250 million related to reserves against outstanding accounts receivables, contract assets, and inventory, as well as the write-down of other assets and employee severance related to the initial suspension and wind down of our businesses and operations in Russia. For the twelve months ended December 31, 2022, and 2021, other charges include $41 million and $105 million, respectively, of incremental long-term contract labor cost inefficiencies due to severe supply chain disruptions (attributable to the COVID-19 pandemic) relating to the warehouse automation business within the Safety and Productivity Solutions segment. These costs include incurred amounts and provisions for anticipated losses recognized when total estimated costs at completion for certain of the business’ long-term contracts exceeded total estimated revenue. These certain costs represent unproductive labor costs due to

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APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
unexpected supplier delays and the resulting downstream installation issues, demobilization and remobilization of contract workers, and resolution of contractor disputes.
(3)Included in Cost of products and services sold, Selling, general, and administrative expenses, and Other income/expense.
(4)Included in Cost of products and services sold and Selling, general, and administrative expenses.
We define segment profit as operating income, excluding stock compensation expense, pension and other postretirement service costs, and repositioning and other charges. We define incremental margin as the year-over-year change in segment profit divided by the year-over-year change in net sales. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
(8) CALCULATION OF RETURN ON INVESTED CAPITAL

	2018	2019	2020	2021	2022
Adjusted net income attributable to Honeywell	$6,031	$5,956	$5,053	$5,644	$5,986
Interest and other financial charges	367	357	359	343	414
Tax attributable to interest expense (1)	(82)	(76)	(83)	(77)	(86)
Adjusted net income before interest	$6,316	$6,237	$5,329	$5,910	$6,314
Long-term debt (2)	$11,165	$10,433	$13,726	$15,298	$14,689
Current maturities of long-term debt (2)	2,112	2,124	1,911	2,124	1,767
Commercial paper and other short-term borrowings (2)	3,772	3,551	3,557	3,570	3,130
Total shareowners' equity (2)	17,512	18,532	18,248	18,516	18,281
Net investment (two-point average)	$34,561	$34,640	$37,442	$39,508	$37,867
Return on invested capital	18.3%	18.0%	14.2%	15.0%	16.7%
(1)    Tax attributable to interest expense uses rates of 22.3%, 21.3%, 23.2%, 22.5%, and 20.8%, respectively, for 2018, 2019, 2020, 2021, and 2022.
(2)    For Long-term debt, Current maturities of long-term debt, and Commercial paper and other short-term borrowings amounts are calculated as the average of the balance of each in the current year and year immediately preceding.
We calculate Adjusted net income before interest by taking Adjusted net income attributable to Honeywell and adjusting for items as listed above. We calculate Net investment (two-point average) as the sum of the two year averages of the balance sheet categories listed above. We calculate Return on Invested Capital (ROIC) by dividing Adjusted net income before interest by Net investment (two-point average) calculations presented above. We believe ROIC is a measure that is useful to investors and management in understanding our ability to generate growth on investments made in our business.
We believe ROIC should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing, and financing activities, or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate ROIC differently than we do, which may limit its usefulness as a comparative measure.

2023 NOTICE AND PROXY STATEMENT |	129

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RECENT
AWARDS
CORPORATE REPUTATION
AWARDS
Best Places to Work for Disability Inclusion
Disability:In. 2022
World’s Most Admired Companies
Fortune Magazine. 2006-2022
World's Best Employers
Forbes. 2021
America's Safest Companies
EHS Today. 2021
Most Honored Company
Institutional Investor. 2015-2021
Most Innovative Lawyers Award, Digital Transformation
Financial Times. 2020
Top 25 Best Places to Work in Mexico
Glassdoor. 2020
Corporate Ethics
Golden Peacock Award. 2018, 2020
America’s Top 100 Most Reputable Companies
Forbes Magazine. 2018-2019
Best Business Tools
Newsweek. 2019

LEADERSHIP AWARDS
Legend in Leadership Award,
Darius Adamczyk
Yale Chief Executive Leadership Institute. 2022
ESG 50, Evan van Hook
Constellation Research. 2022
Most Admired CEO Award, Darius Adamczyk
Charlotte Business Journal. 2020
Best CEO, Darius Adamczyk
Institutional Investor. 2018-2019
Best CFO, Gregory P. Lewis
Institutional Investor. 2019
Global GC 20, Anne T. Madden
Financial Times. 2019
General Counsel Global 100 Influencer USA, Anne T. Madden
Chambers. 2019
Corporate Social Responsibility Award, Darius Adamczyk
Foreign Policy Association. 2018
Engineering Alumni Award, Darius Adamczyk
Michigan State University. 2018
DIVERSITY AWARDS
Most Influential Executive in Diversity & Inclusion, Cheya Dunlap
Savoy Magazine. 2023
Top 100 Diversity Officer, Cheya Dunlap
Diversity First. 2022
Top 50 Employers for Women Engineers
Woman Engineer Magazine. 2022
Most Influential Black Corporate Directors, Deborah Flint
Savoy Magazine. 2021
Most Influential Black Corporate Directors, Robin L. Washington
Savoy Magazine. 2021, 2017
Top 50 Employers List
Minority Engineer Magazine. 2019
Women Worth Watching
Diversity Journal. 2005, 2007, 2010-2019
Best for Vets: Employers
Military Times. 2017, 2019
Corporate Visionary Award
Latino Corporate Directors Association. 2018
Leadership in the Promotion of Diversity
NJ LEEP. 2018
Top 12 Employer
Women Engineer Magazine. 2018

TECHNOLOGY AWARDS
Top 100 Global Innovator
Clarivate. 2023
Business Solution of the Year - Honeywell Forge
Data Breakthrough Awards. 2022
IoT Product of the Year Award -
Honeywell Forge
IoT Evolution World. 2022
Golden Globee - Cloud/SaaS -
Honeywell Forge
Golden Bridge Business and Innovation Awards. 2022
Best Overall Business Technology Solution/Best Emerging Technology - Honeywell Forge
Software & Information Industry Association CODiE Awards. 2022
World’s Most Innovative Companies
Fast Company. 2021
Global Customer Value Leadership Award
Frost and Sullivan. 2019

FINANCIAL MANAGEMENT AWARDS
Top 100 Companies
NAIC/BetterInvesting. 2021
All-America Executive Team
Institutional Investor, 2021
Best Investor Relations Program
Institutional Investor. 2012-2015, 2017-2019
Best Investor Relations Professional
Institutional Investor. 2014, 2017-2019
Best Analyst Day/Investor Meetings
Institutional Investor. 2015-2019 / IR Magazine. 2018
Best IR in Sector
Institutional Investor. 2014, 2017, 2019
Overall Top Treasury Team
Treasury Today Magazine Adam Smith Awards. 2019
Best Fintech Solution
Treasury Today Magazine Adam Smith Awards. 2019

CORPORATE RESPONSIBILITY AWARDS
World’s Most Ethical Companies
Ethisphere Institute. 2020-2022
Excellence in CSR
Ministry of Corporate Affairs, Government of India. 2022
Environmental Stewardship Innovator Award
Loyola University Chicago. 2021
Corporate Citizenship Award, Large Company
Boston College Center for Corporate Citizenship. 2021
Golden Peacock Award, Corporate Social Responsibility
Institute of Directors. 2021
Best ESG/SRI Metrics
Institutional Investor. 2018-2019
CSR Foundation of the Year Award – Honeywell India
India CSR Summit. 2019
PR Daily’s CSR Awards
‘Cause Advocacy Campaign’ for Safe Water Network. 2019
PR Daily’s CSR Awards
Education or Scholarship Program’ for Honeywell Educators at Space Academy. 2019
Stevie Health, Safety & Environment Program of the Year
Asia, Australia and New Zealand GOLD Award for Safe Water Network Initiative. 2019
Stevie “Corporate Social Responsibility Program of the Year”
Asia, Australia and New Zealand BRONZE Award for Connected Labs Initiative. 2019
North America SABRE Award “Chemicals & Industrial” Finalist
Safe Kids-Malaysia. 2019
Invest in Education
Junior Achievement Romania. 2018-2019

For more information www.honeywell.com	© 2022 Honeywell International Inc. All rights reserved.

Honeywell

HONEYWELL INTERNATIONAL INC.
855 S. MINT ST.
CHARLOTTE, NC 28202

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 18, 2023. If you participate in the Honeywell 401(k) Plan or the Honeywell Puerto Rico Savings and Ownership Plan, you must vote these shares no later than 5:00 p.m. EDT on May 16, 2023. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HON2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 18, 2023. If you participate in the Honeywell 401(k) Plan or the Honeywell Puerto Rico Savings and Ownership Plan, you must vote these shares no later than 5:00 p.m. EDT on May 16, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D94940-P85454-Z84233

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

HONEYWELL INTERNATIONAL INC.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1. Election of Directors:

The Board of Directors recommends a vote *"FOR"* Nominees (A) through (K).

	Nominee	For	Against	Abstain
A.	Darius Adamczyk	☐	☐	☐
B.	Duncan B. Angove	☐	☐	☐
C.	William S. Ayer	☐	☐	☐
D.	Kevin Burke	☐	☐	☐
E.	D. Scott Davis	☐	☐	☐
F.	Deborah Flint	☐	☐	☐
G.	Vimal Kapur	☐	☐	☐
H.	Rose Lee	☐	☐	☐
I.	Grace D. Lieblein	☐	☐	☐
J.	Robin L. Washington	☐	☐	☐
K.	Robin Watson	☐	☐	☐

The Board of Directors recommends you vote '1 YEAR' on the following proposal:

	Proposal	1 Year	2 Years	3 Years	Abstain
2.	Advisory Vote to Approve Frequency of Advisory Vote on Executive Compensation.	☐	☐	☐	☐

The Board of Directors recommends a vote *"FOR"* Proposals (3) and (4).

	Proposal	For	Against	Abstain
3.	Advisory Vote to Approve Executive Compensation.	☐	☐	☐
4.	Approval of Independent Accountants.	☐	☐	☐

The Board of Directors recommends a vote *"AGAINST"* Proposals (5) and (6).

	Proposal	For	Against	Abstain
5.	Shareowner Proposal - Independent Board Chairman.	☐	☐	☐
6.	Shareowner Proposal - Environmental and Health Impact Report.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Honeywell International Inc.
2023 Annual Meeting of Shareowners

May 19, 2023
10:30 a.m. Eastern Daylight Time
www.virtualshareholdermeeting.com/HON2023

Attending the Annual Meeting

We are pleased to welcome shareowners to the 2023 Annual Meeting. The Annual Meeting will be held in a virtual format to provide a safe experience for our shareowners and employees.

To attend, vote, and submit questions during the Annual Meeting, visit www.virtualshareholdermeeting.com/HON2023 and enter the control number included in your Notice of Internet Availability of Proxy Materials, voting instruction form, or proxy card. Online check-in will begin approximately 15 minutes prior to the start of the Annual Meeting. To submit questions in advance of the Annual Meeting, visit http://www.proxyvote.com before 10:00 a.m. EDT on May 17, 2023 and enter the control number.

Important Notice Regarding Availability of Proxy Materials: The 2023 Notice and Proxy Statement and 2022 Annual Report are available at www.proxyvote.com.

D94941-P85454-Z84233

PROXY

HONEYWELL INTERNATIONAL INC.
This Proxy is Solicited on Behalf of the Board of Directors of Honeywell International Inc.
Annual Meeting of Shareowners - May 19, 2023

The undersigned hereby appoints Darius Adamczyk, Anne T. Madden, and Victor J. Miller as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareowners of Honeywell International Inc. to be held online on May 19, 2023, at 10:30 AM EDT and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof.

IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR "1 YEAR" ON PROPOSAL 2, "FOR" PROPOSALS 3 AND 4, AND "AGAINST" PROPOSALS 5 AND 6. PLEASE NOTE: PHONE AND INTERNET VOTING CUTOFF IS 11:59 PM EDT ON MAY 18, 2023.

This instruction and proxy card is also solicited by the Board of Directors of Honeywell International Inc. for use at the Annual Meeting of Shareowners on May 19, 2023 by persons who participate in the Honeywell 401(k) Plan or the Honeywell Puerto Rico Savings and Ownership Plan. **PHONE AND INTERNET VOTING CUTOFF FOR SAVINGS PLAN PARTICIPANTS IS 5:00 PM EDT ON MAY 16, 2023.**

By signing this instruction and proxy card, or by voting by phone or Internet, the undersigned hereby directs The Northern Trust Company, as Trustee for the Honeywell 401(k) Plan, and Banco Popular, as Trustee for the Honeywell Puerto Rico Savings and Ownership Plan, to vote, as designated herein, all shares of common stock with respect to which the undersigned is entitled to direct the Trustee as to voting under the plan at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on May 19, 2023, and at any and all adjournments thereof. The Trustee is also authorized to vote such shares in connection with the transaction of such other business as may properly come before the Meeting and any and all adjournments thereof.

IF PROPERLY SIGNED, DATED AND RETURNED, THE SHARES ATTRIBUTABLE TO THE ACCOUNT WILL BE VOTED BY THE TRUSTEE AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR "1 YEAR" ON PROPOSAL 2, "FOR" PROPOSALS 3 AND 4, AND "AGAINST" PROPOSALS 5 AND 6. THE TRUSTEE WILL VOTE SHARES AS TO WHICH NO DIRECTIONS ARE RECEIVED IN THE SAME RATIO AS SHARES WITH RESPECT TO WHICH DIRECTIONS HAVE BEEN RECEIVED FROM OTHER PARTICIPANTS IN THE PLAN, UNLESS CONTRARY TO ERISA.

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Please date and sign your Proxy on the reverse side and return it promptly.

FORM OF EMAIL MESSAGE REGARDING PROXY MATERIALS AND VOTING
Subject: Vote Your Shares Now: HONEYWELL INTERNATIONAL INC. Annual Meeting

Honeywell

VOTE NOW!

2023 Annual Meeting

May 19, 2023 at 10:30 a.m. ET

Important proxy voting material is ready for your action.

This email represents the following share(s):

HONEYWELL INTL - COMMON	123,456,789,012.00000
HONEYWELL 401 (K) PLAN	123,456,789,012.00000
HONEYWELL 401 (K) PLAN (KC - UNION)	123,456,789,012.00000
HONEYWELL PR SAVINGS & OWNERSHIP PLAN	123,456,789,012.00000
HONEYWELL PUERTO RICO SAVINGS & OWNERSHIP PLAN	123,456,789,012.00000
HONEYWELL INTL - SHAREBUILDER	123,456,789,012.00000

Three Ways to Vote

Now via ProxyVote

At the Virtual Meeting

By Phone 1.800.690.6903

Vote By
May 18, 2023 11:59 P.M. ET

For shares held in a Plan, vote by
May 16, 2023 5:00 P.M. ET

Control Number: 0123456789012345

Important
Materials

Annual Report

Proxy Statement

Attend the Virtual Meeting

For holders as of March 24, 2023

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